                                                                    EXHIBIT 99.1

        THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE COURT

          THIS PROPOSED DISCLOSURE STATEMENT IS NOT A SOLICITATION OF ACCEPTANCE
OR REJECTION OF THE AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION. ACCEPTANCES
OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE COURT HAS APPROVED THIS DISCLOSURE
STATEMENT UNDER BANKRUPTCY CODE SECTION 1125. THIS PROPOSED DISCLOSURE STATEMENT
IS BEING SUBMITTED FOR APPROVAL ONLY, AND IT HAS NOT YET BEEN APPROVED BY THE
COURT.

          FURTHER, THE PLAN PROPONENTS PROVIDE NO ASSURANCE THAT THE DISCLOSURE
STATEMENT, INCLUDING ANY EXHIBITS TO THE DISCLOSURE STATEMENT, THAT IS
ULTIMATELY APPROVED IN THE CHAPTER 11 CASES (1) WILL CONTAIN ANY OF THE TERMS IN
THE CURRENT DOCUMENT OR (2) WILL NOT CONTAIN DIFFERENT, ADDITIONAL, MATERIAL
TERMS THAT DO NOT APPEAR IN THE CURRENT DOCUMENT. THEREFORE, MAKING INVESTMENT
DECISIONS BASED UPON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE
PLAN AND THE EXHIBITS IN THE EXHIBIT BOOK IS HIGHLY SPECULATIVE, AND THE
DOCUMENTS SHOULD NOT BE RELIED UPON IN MAKING SUCH INVESTMENT DECISIONS WITH
RESPECT TO (1) THE DEBTORS OR (2) ANY OTHER PARTIES THAT MAY BE AFFECTED BY THE
CHAPTER 11 CASES.

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                                  )   CHAPTER 11
                                        )
W. R. GRACE & CO., ET AL.,(1)           )   CASE NO. 01-1139 (JKF)
                                        )   (JOINTLY ADMINISTERED)
                     DEBTORS.           )
----------------------------------------

    AMENDED DISCLOSURE STATEMENT FOR THE AMENDED JOINT PLAN OF REORGANIZATION
          PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

                                 IMPORTANT DATES

o    Date by which Ballots must be received: [____], 2005

o    Date by which objections to the Plan must be filed and served: [____], 2005

o    Hearing on Confirmation of the Plan: [____], 2005

KIRKLAND & ELLIS LLP             PACHULSKI, STANG, ZIEHL, YOUNG, JONES
David M. Bernick, P.C.           & WEINTRAUB P.C.
Janet S. Baer                    Laura Davis Jones (Bar No. 2436)
Jonathan P. Friedland            David W. Carickhoff, Jr. (Bar No. 3715)
Samuel L. Blatnick               919 North Market Street, 16th Floor
200 East Randolph Drive          P.O. Box 8705
Chicago, Illinois 60601          Wilmington, Delaware 19899-8705 (Courier 19801)
Telephone: (312) 861-2000        Telephone: (302) 652-4100

and

Bennett L. Spiegel
Lori Sinanyan
777 South Figueroa Street
Los Angeles, California 90017
Telephone: (213) 680-8400

            - Co-Counsel for the Debtors and Debtors in Possession -

                             Dated: January 13, 2005

        THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE COURT

----------
(1)  The "Debtors," and all capitalized terms not defined in this Disclosure
     Statement, are defined in the Glossary. The Glossary is included as Exhibit
     2 to the Exhibit Book. The Exhibit Book (and each Exhibit thereto) is incorporated by reference into this Disclosure Statement.

                                                                    EXHIBIT 99.1

         NOTICE TO HOLDERS OF CLAIMS AND/OR EQUITY INTERESTS AND GENERAL
              DISCLAIMERS WITH RESPECT TO THIS DISCLOSURE STATEMENT

                     PLEASE READ THIS IMPORTANT INFORMATION

          The Bankruptcy Code requires that a party proposing a chapter 11 plan of reorganization prepare and file a document with the Bankruptcy Court called a
"Disclosure Statement." This document is the proposed Disclosure Statement for the Debtors' Chapter 11 Plan of Reorganization. All Exhibits to this Disclosure
Statement are incorporated into and made a part of this Disclosure Statement as if set forth in full herein.

          The Plan Proponents are providing the information in this Disclosure
Statement solely for the purposes of providing information concerning the Plan to Holders of Claims against or Equity Interests in the Debtors so that those who are entitled to vote on the Plan can make an informed decision with respect to voting on acceptance or rejection of the Plan.

          No one is authorized to provide to any other party information concerning the Plan other than the contents of this Disclosure Statement. Except as set forth in this Disclosure Statement, no representations concerning the
Debtors, their assets, past or future business operations, the financial information or the Plan are authorized, nor should any such representations be relied upon in arriving at a decision with respect to the Plan. Holders of
Claims or Equity Interests should not rely on any information, representations, or inducements made to obtain acceptance or rejection of the Plan that are other than, or inconsistent with, the information contained herein and in the Plan.
Any representations made to secure acceptance or rejection of the Plan other than those contained in this Disclosure Statement should be reported to counsel for the Debtors. The statements and information about the Debtors, including all
Financial Information and information regarding Claims or Equity Interests contained herein, have been prepared from documents and information prepared by the Debtors or their Professionals.

          Nothing contained in this Disclosure Statement is, or shall be deemed to be, an admission or statement against interest by the Plan Proponents for purposes of any pending or future litigation matter or proceeding. Moreover, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact or liability, a stipulation, or a waiver. Instead, this
Disclosure Statement should be construed as a statement made in settlement negotiations related to contested matters, adversary proceedings and other pending or threatened litigation or actions.

          The description herein of the Plan only is a summary, and Holders of
Claims and/or Equity Interests are urged to review the entire Plan, which is included as Exhibit 1 to the Exhibit Book. In the event that there is any inconsistency or conflict between this Disclosure Statement and the Plan, the terms of the Plan shall control.

          This Disclosure Statement also summarizes Financial Information and other documents. The Financial Information and other documents incorporated by reference herein are qualified in their entirety by reference to those documents. In the event there is any inconsistency or discrepancy between a description in this Disclosure Statement and the Financial Information or other documents so described, the underlying Financial Information or other documents, as the case may be, shall govern for all purposes.

                                                                    EXHIBIT 99.1

          Further, each Holder of a Claim and/or Equity Interest that is entitled to vote is encouraged to seek the advice of its own counsel before casting a Ballot and/or Master Ballot, as applicable.

          Although certain of the attorneys, accountants, advisors and other
Professionals retained and/or employed by the Plan Proponents have assisted in preparing this Disclosure Statement, which is based upon factual information and assumptions respecting financial, business and accounting data found in the books and records of the Debtors, they have not independently verified such information. The attorneys, accountants, advisors, and other Professionals retained and/or employed by the Plan Proponents do not provide any warranty, representation or guaranty regarding the accuracy of any information contained in this Disclosure Statement or any of the Plan Documents and shall have no liability for any inaccurate, untrue or incomplete information contained in this
Disclosure Statement or any of the Plan Documents.

          Further, there has been no independent audit of the proforma or prospective financial information contained in this Disclosure Statement, and no fairness opinion has been obtained regarding the value of the Debtors' assets and the amount of their liabilities. The factual information regarding the
Debtors and their assets and liabilities has been provided by the Debtors or otherwise derived from the Debtors' schedules, available public records, pleadings, reports on file with the Court, the Debtors' internal documents and related documents specifically identified herein. While the Plan Proponents endeavored to provide accurate information herein, the Plan Proponents cannot, and do not, warrant or represent that the information contained in this
Disclosure Statement does not contain any material inaccuracy.

          The Plan Proponents and their Professionals have also endeavored to identify in this Disclosure Statement and the Plan certain pending litigation claims and potential causes of action and objections to Claims. However, no reliance should be placed on the fact that a particular litigation claim or potential cause of action or objection to a Claim is, or is not, identified in this Disclosure Statement, the Plan, or any Plan Document. The Debtors, the
Reorganized Debtors, or the Asbestos Trust, as applicable may seek to investigate, file and prosecute litigation claims and projected causes of action and objections to Claims after the Effective Date of the Plan, irrespective of whether this Disclosure Statement, the Plan or any Plan Document identifies any such claims, causes of action, or objections to Claims.

          The Court's approval of this Disclosure Statement does not constitute the Court's approval of the merits of the Plan, an endorsement of the Plan or a guarantee of the accuracy or completeness of the information contained herein.

          THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE
SEC OR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY
OTHER FEDERAL OR STATE REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY
OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

          The securities described herein will be issued in reliance on the exemptions set forth in Bankruptcy Code Section 1145 and without registration under the Securities Act, or any similar

                                                                    EXHIBIT 99.1

federal, state or local law. The Plan Proponents recommend that potential recipients of any securities pursuant to the Plan consult their own legal counsel concerning the securities laws governing the transferability of any such securities.

          This Disclosure Statement may contain "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Such
statements consist of any statements other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may,"
"expect," "believe," "anticipate," "project," "assume," "estimate," or
"continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements, including proforma and prospective financial information, are necessarily speculative, and there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. The liquidation analyses, proforma and prospective financial information, and other information are estimates only, and the timing and amounts of actual distributions to Claimants may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates, or recovery projections may or may not prove to be accurate, and the Plan Proponents provide no assurance that these projections or estimates will be correct.

          The Debtors make the statements and provide the Financial Information contained herein as of the date hereof unless otherwise specified. Holders of
Claims and/or Equity Interests reviewing this Disclosure Statement should not infer at the time of such review that the facts set forth herein have not changed since the date hereof unless so specified. Each Holder of an impaired
Claim or Equity Interest that is entitled to vote should therefore carefully review all of the Plan Documents. See Article 8 of this Disclosure Statement for a discussion of various considerations and risk factors to be considered in deciding whether to accept the Plan.

          This Disclosure Statement does not constitute legal, business, securities, financial or tax advice. All Entities desiring such advice or any other advice should consult with their own advisors. Further, neither this
Disclosure Statement (including the Plan and all of the Exhibits in the Exhibit
Book) nor any of the Plan Documents should be relied upon in making any investment decisions with respect to Grace or any other parties that may be affected by the Plan.

          A vote by a Claimant or Holder of an Equity Interest - whether for or against the Plan - does not constitute a waiver or release of any claims or rights of the Debtors (or any party in interest) to object to that Claimant's
Claim or Holder's Equity Interest of estate assets, regardless of whether any claims of the Debtors or their respective estates are specifically or generally identified herein.

                                                                    EXHIBIT 99.1

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----

                                        i

                                                                    EXHIBIT 99.1

                      2.7.3.4    Preservation of All Causes of Action not Expressly Settled or
                                 Released..............................................................34

                                       ii

                                                                    EXHIBIT 99.1

             3.2.3    Appointment of Official Committees of Creditors, the Official Equity

                                       iii

                                                                    EXHIBIT 99.1

             3.2.10   Debtors' Bar Date for Asbestos PD Claims (Excluding ZAI Claims),

                                       iv

                                                                    EXHIBIT 99.1

             4.5.1    Objections to Claims (other than Asbestos Claims); Prosecution of Disputed

             4.8.5    Injunctions and Releases Related to the Sealed Air Indemnified Parties and
                      the Fresenius Indemnified Parties................................................74
             4.8.6    Term of Certain Injunctions and Automatic Stay...................................74
                      4.8.6.1    Injunctions and/or Automatic Stays in Existence Immediately prior to Confirmation.......................................................74
                      4.8.6.2    Injunctions Provided for in the Plan..................................74
             4.8.7    Additional Releases and Indemnification..........................................74

                                        v

                                                                    EXHIBIT 99.1

                      4.8.7.1    Representatives of the Debtors........................................74
                                 4.8.7.1.1   Release of Representatives of the Debtors.................74
                                 4.8.7.1.2   Indemnification of Representatives of the Debtors and

                      4.8.7.6    Effect of the Fresenius Settlement Agreement, the Fresenius

             6.2.3    Questions About the Disclosure Statement, Plan, or Ballots and Master

      7.5    Information about Corporate Governance, Officers, and Directors of the Reorganized

             8.2.1    Parties in Interest May Object to the Debtors' Classification of Claims and
                      Equity Interests.................................................................93

                                       vi

                                                                    EXHIBIT 99.1

             8.2.2    A Delay in Plan Confirmation May Disrupt Grace's Operations and Have
                      Potential Adverse Effects of Prolonged Confirmation Process......................94
             8.2.3    The Debtors May Not Be Able to Secure Confirmation or Consummation of the Plan...94
             8.2.4    There is a Risk of Post-Confirmation Default.....................................94
             8.2.5    The Debtors May Object to the Amount or Classification of a Claim................94
             8.2.6    The Potential Impact of Pending Asbestos Legislation Is Uncertain................94
             8.2.7    Exemption from Registration Requirements of Applicable Federal Securities Laws
                      May Not Be Available.............................................................95
      8.3    Factors Affecting the Distributions to Holders of Allowed Claims After the Effective

             8.4.1    The Reorganized Debtors May Not Be Able to Achieve Projected Financial
                      Results..........................................................................96
             8.4.2    The Reorganized Debtors May Not Be Able to Meet Post-Reorganization Debt
                      Obligations and Finance All Operating Expenses, Working Capital Needs and
                      Capital Expenditures.............................................................97
             8.4.3    Certain Tax Implications of the Debtors' Bankruptcy and Reorganization May

                                       vii

                                                                    EXHIBIT 99.1

                                      viii

                                                                    EXHIBIT 99.1

1.   EXECUTIVE SUMMARY

          The following is a brief summary of this Disclosure Statement, and of the Plan. This summary is just that - a summary. It is incomplete by definition and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, in the Plan, and in the other
Plan Documents.

          1.1  THE DISCLOSURE STATEMENT

          This Disclosure Statement describes the Debtors (in Article 2), discusses the events leading to the filing of the Chapter 11 Cases (in Article
2), describes the main events that have occurred in the Chapter 11 Cases (in
Article 3) including the related international proceedings (in Section 3.3) and proposed limited substantive consolidation (in Article 5).

          This Disclosure Statement goes on to summarize the Plan's contents (in
Article 4), describe the Chapter 11 voting procedures (in Article 6), and the process the Court will follow in determining whether to confirm the Plan (in
Articles 6, 7). This Disclosure Statement then outlines risk factors associated with the Plan (in Article 8), alternatives to the Plan (in Article 9), certain potential federal income tax consequences (in Article 10), and securities implications of the Plan (Article 11). Finally, this Disclosure Statement makes clear that the Plan Proponents recommend that Holders of Claims and Equity
Interests who are eligible to vote on the Plan vote to accept the Plan (in
Article 12).

          1.2  THE PLAN

               1.2.1 WHAT CLAIMS AND EQUITY INTERESTS ARE AFFECTED BY THE PLAN?

          The Plan will pay all Claimants in full and will leave most Claimants, including Holders of Asbestos Claims, unimpaired.(2) Holders of General
Unsecured Claims (Class 9) and Holders of Equity Interests in the Parent (Class
10) are impaired under the Plan. Specifically, Holders of Class 9 Claims are impaired as they are to receive 15% of the Allowed Amount of their Claims in the form of stock, the value of which may be volatile and cannot be guaranteed.

          The following table summarizes the classification and treatment of
Claims and Equity Interests under the Plan. The figures in the column entitled
"Estimated Amount of Allowed Claims" are consistent with the Debtors' books and records and include the Debtors' estimates for certain Claims that are disputed, which Claims may ultimately be determined to be significantly higher or lower.

----------
(2)  Bankruptcy Code Section 1124 explains the circumstances under which a plan's treatment of a class of claims or equity interests constitutes impairment of those claims or equity interests. Broadly stated, any alteration of a creditor's or equity interest holder's legal rights that occurs under a plan constitutes impairment.

                                                                    EXHIBIT 99.1

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  ESTIMATED
               DESCRIPTION                                                             ESTIMATED AMOUNT OF       PERCENTAGE
  CLASS          OF CLASS        IMPAIRED         TREATMENT UNDER THE PLAN                ALLOWED CLAIMS          RECOVERY
---------------------------------------------------------------------------------------------------------------------------

N/A        Administrative        N/A        Each Holder of an Allowed              $138 million(3)               100%
           Expense Claims                   Administrative Expense Claim shall
                                            be paid the Allowed Amount of its
                                            Claim either (i) in full, in cash,
                                            by the Reorganized Debtors, on the
                                            Effective Date or as soon as
                                            practicable thereafter, or (ii) on
                                            such less favorable terms as may be
                                            agreed to by such Holder. Ordinary
                                            course of business Claims and Claims
                                            of Professionals shall be paid as
                                            described in the Plan.
---------------------------------------------------------------------------------------------------------------------------
N/A        Priority Tax Claims   N/A        Each Holder of an Allowed Priority     $232 million                  100%
                                            Tax Claim shall be paid the Allowed
                                            Amount of its Priority Tax Claim, at
                                            the option of the Reorganized
                                            Debtors, either (i) in full, in
                                            cash, by the Reorganized Debtors, on
                                            the Effective Date or as soon as
                                            practicable thereafter, or (ii) on
                                            such less favorable terms as may be
                                            agreed to by such Holder, or (iii)
                                            in equal quarterly cash payments on
                                            the Initial Distribution Date and,
                                            thereafter, on each Quarterly Tax
                                            Distribution Date in an aggregate
                                            amount equal to such Allowed
                                            Priority Tax Claim, together with
                                            interest at 3.5% per annum, over a
                                            period not exceeding six (6) years
                                            after the date of assessment of such
                                            Allowed Priority Tax Claim, or upon
                                            such other terms determined by the
                                            Bankruptcy Court, which will provide
                                            the Holder of such Allowed Priority
                                            Tax Claim deferred cash payments
                                            having a value, as of the Effective
                                            Date, equal to such Allowed Priority
                                            Tax Claim; provided, however, that
                                            each Holder of a Claim which by
                                            operation of the Fresenius
                                            Settlement Agreement is an
                                            obligation for Indemnified Taxes
                                            promptly shall be paid in full in
                                            cash as such Fresenius Indemnified
                                            Taxes become due and payable.
---------------------------------------------------------------------------------------------------------------------------
Class 1    Priority Claims       No         Each Holder of an Allowed Priority     $0                            100%
                                            Claim shall be paid the Allowed
                                            Amount of its Allowed Priority Claim
                                            either (i) in full, in cash, on the
                                            later of (A) the Effective Date or
                                            as soon as practicable thereafter or
                                            (B) the date such Priority Claim
                                            becomes an Allowed Priority Claim,
                                            or as soon as practicable
                                            thereafter, or (ii) on such less
                                            favorable terms as may be agreed to
                                            by such Holder.
---------------------------------------------------------------------------------------------------------------------------

-------------
(3)  Includes amounts classified as liabilities subject to compromise which are expected to be paid on the Effective Date, or as soon as practicable thereafter (approximately $76 million), and after the Effective Date in accordance with their terms (approximately $62 million).

                                        2

                                                                    EXHIBIT 99.1

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  ESTIMATED
               DESCRIPTION                                                             ESTIMATED AMOUNT OF       PERCENTAGE
  CLASS          OF CLASS        IMPAIRED         TREATMENT UNDER THE PLAN                ALLOWED CLAIMS          RECOVERY
---------------------------------------------------------------------------------------------------------------------------

Class 2    Secured Claims        No         Each Holder of an Allowed Secured      $90,000 plus interest at      100%
                                            Claim shall be paid the Allowed        the applicable rate, if any
                                            Amount of its Allowed Secured Claim
                                            at the option of the Reorganized
                                            Debtors, either (i) in full, in
                                            cash, on the later of (A) the
                                            Effective Date or as soon as
                                            practicable thereafter or (B) the
                                            date such Secured Claim becomes an
                                            Allowed Secured Claim, or as soon as
                                            practicable thereafter; (ii) on such
                                            less favorable terms as may be
                                            agreed to by such Holder; (iii) by
                                            the surrender to the Holder or
                                            Holders of any Allowed Secured Claim
                                            of the property securing such Claim;
                                            or (iv) notwithstanding any
                                            contractual provision or applicable
                                            law that entitles the Holder of a
                                            Secured Claim to demand or receive
                                            payment thereof prior to the stated
                                            maturity from and after the
                                            occurrence of a default, by
                                            reinstatement in accordance with
                                            Bankruptcy Code Section
                                            1124(2)(A)-(D).
---------------------------------------------------------------------------------------------------------------------------
Class 3    Unsecured             No         The Plan leaves unaltered the legal,   Most Allowed Claims have      100%
           Pass-Through                     equitable, and contractual rights to   already been paid pursuant
           Employee                         which each such Claim entitles the     to first day orders of this
           Related Claims                   Holder of such Claim.                  Court and continueto be
                                                                                   paid in the ordinary course
                                                                                   as they become due; $190
                                                                                   million of Claims(4) are
                                                                                   estimated to be Allowed and
                                                                                   outstanding.
---------------------------------------------------------------------------------------------------------------------------
Class 4    Workers'              No         The Plan leaves unaltered the legal,   Allowed Claims have already   100%
           Compensation                     equitable, and contractual rights to   been paid pursuant to first
           Claims                           which each such Claim entitles the     day orders of this Court
                                            Holder of such Claim.                  and continue to be paid in
                                                                                   the ordinary course as they
                                                                                   become due.
---------------------------------------------------------------------------------------------------------------------------

----------
(4)  Includes approximately $123 million of post-retirement benefits other than pensions classified pursuant to Section 2.6.3.3, approximately $63 million of unfunded special pension arrangements classified pursuant to Section
     2.6.3.4, and approximately $5 million of deferred compensation classified pursuant to Section 2.6.3.6.

                                                                    EXHIBIT 99.1

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  ESTIMATED
               DESCRIPTION                                                             ESTIMATED AMOUNT OF       PERCENTAGE
  CLASS          OF CLASS        IMPAIRED         TREATMENT UNDER THE PLAN                ALLOWED CLAIMS          RECOVERY
---------------------------------------------------------------------------------------------------------------------------

Class 5    Intercompany          No         The Plan leaves unaltered the legal,   For proforma cash flow        100%
           Claims                           equitable, and contractual rights to   purposes all Claims will
                                            which each such Claim entitles the     have no impact upon the
                                            Holder of such Claim.                  Plan as all payments under
                                                                                   the Plan are based upon the
                                                                                   Debtors and Non-Debtor
                                                                                   Affiliates as consolidated.
---------------------------------------------------------------------------------------------------------------------------
Class 6    Asbestos PI-SE        No         All Allowed Class 6 Claims shall be    An amount to be determined    100%
           Claims                           paid in full by the Asbestos Trust     by the Bankruptcy Court
                                            out of the Asbestos PI-SE Class Fund   pursuant to the Estimation
                                            and shall be processed and paid in     Motion(5)
                                            accordance with the Asbestos Trust
                                            Agreement and the PI-SE TDP. Each
                                            Holder of an Asbestos PI-SE Claim
                                            shall complete an Asbestos PI
                                            Questionnaire or Claims Materials,
                                            as applicable, and have the option
                                            to elect: (A) the Litigation Option
                                            or Canadian Litigation Option as
                                            applicable or (B) the Cash-Out
                                            Option; provided, however, that a
                                            Holder of a Third Party
                                            Indemnification/Contribution Claim
                                            shall be conclusively presumed to
                                            have elected the Litigation Option
                                            or Canadian Litigation Option as
                                            applicable. Failure to complete and
                                            return an Asbestos PI Questionnaire
                                            or Claims Materials, as applicable,
                                            by the applicable deadline shall
                                            result in an automatic election of
                                            the Litigation Option or Canadian
                                            Litigation Option as applicable. A
                                            Holder may also be treated on such
                                            less favorable terms as may be
                                            agreed to by such Holder.
---------------------------------------------------------------------------------------------------------------------------

----------
(5)  As a condition precedent to confirmation of the Plan, the Court shall have found that the aggregate of the Asbestos PI-SE Class Fund, the Asbestos PD
     Class Fund, and the Asbestos Trust Expenses Fund is not greater than
     $1,483,000,000.

                                                                    EXHIBIT 99.1

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  ESTIMATED
               DESCRIPTION                                                             ESTIMATED AMOUNT OF       PERCENTAGE
  CLASS          OF CLASS        IMPAIRED         TREATMENT UNDER THE PLAN                ALLOWED CLAIMS          RECOVERY
---------------------------------------------------------------------------------------------------------------------------

Class 7    Asbestos PI-AO        No         All Allowed Class 7 Claims shall be    An amount to be determined    100%
           Claims                           paid in full initially by the          by the Bankruptcy Court
                                            Asbestos Trust out of the Asbestos     pursuant to the Estimation
                                            PI-AO Class Fund and then in cash by   Motion(6)
                                            the Asbestos Trust from funds to be
                                            paid to the Asbestos Trust by the
                                            Reorganized Debtors. All Allowed
                                            Class 7 Claims shall be processed
                                            and paid in accordance with the
                                            Asbestos Trust Agreement and the
                                            PI-AO TDP. In accordance with the
                                            terms of the Asbestos Trust
                                            Agreement and the PI-AO TDP, each
                                            Holder of an Asbestos PI-AO Claim
                                            shall complete an Asbestos PI
                                            Questionnaire or Claims Materials,
                                            as applicable, and have the option
                                            to elect: (A) the Litigation Option
                                            or Canadian Litigation Option as
                                            applicable, (B) the Cash-Out Option;
                                            or (C) the Registry Option;
                                            provided, however, that a Holder of
                                            a Third Party
                                            Indemnification/Contribution Claim
                                            shall be conclusively presumed to
                                            have elected the Litigation Option
                                            or Canadian Litigation Option as
                                            applicable. Failure to complete and
                                            return an Asbestos PI Questionnaire
                                            or Claims Materials, as applicable,
                                            by the applicable deadline shall
                                            result in an automatic election of
                                            the Litigation Option or Canadian
                                            Litigation Option as applicable. A
                                            Holder may also be treated on such
                                            less favorable terms as may be
                                            agreed to by such Holder.
---------------------------------------------------------------------------------------------------------------------------

----------
(6)  As a condition precedent to confirmation of the Plan, the Court shall have found that the Asbestos PI-AO Class Fund is not greater than $130,000,000.

                                                                    EXHIBIT 99.1

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  ESTIMATED
               DESCRIPTION                                                             ESTIMATED AMOUNT OF       PERCENTAGE
  CLASS          OF CLASS        IMPAIRED         TREATMENT UNDER THE PLAN                ALLOWED CLAIMS          RECOVERY
---------------------------------------------------------------------------------------------------------------------------

Class 8    Asbestos PD           No         All Allowed Class 8 Claims shall be    An amount to be determined    100%
           Claims                           paid in full and processed and paid    by the Bankruptcy Court
                                            in accordance with the Asbestos        pursuant to the Estimation
                                            Trust Agreement and the PD TDP. A      Motion(7)
                                            Holder may also be treated on such
                                            less favorable terms as may be
                                            agreed to by such Holder.
---------------------------------------------------------------------------------------------------------------------------
Class 9    General               Yes        Each Holder of an Allowed General      $1,175 million as of          100%
           Unsecured                        Unsecured Claim shall be paid the      9/30/04, plus accrued
           Claims                           Allowed Amount of its General          interest through the
                                            Unsecured Claim on the GUC             payment date(8)
                                            Distribution Date. Such payment
                                            shall be in full, plus post-petition
                                            interest, such payment to be 85% in
                                            cash and 15% in Parent Common Stock,
                                            such Parent Common Stock being
                                            subject to, among other things, the
                                            transactions described in Section
                                            7.2.2 of the Plan, and the
                                            Management Stock Incentive Plan.
                                            Each Holder of a Claim which by
                                            operation of the Fresenius
                                            Settlement Agreement is an
                                            obligation for Indemnified Taxes
                                            promptly shall be paid in full in
                                            cash as such Fresenius Indemnified
                                            Taxes become due and payable. A
                                            Holder may also be treated on such
                                            less favorable terms as may be
                                            agreed to by such Holder.

                                            Post-petition interest shall accrue
                                            from the Petition Date through the
                                            date of payment and shall be (i) for
                                            the Holders of the Debtors'
                                            pre-petition bank credit facilities,
                                            at a rate of 6.09% per annum,
                                            compounded quarterly, (ii) for the
                                            Holders of Claims who, but for the
                                            Filing of the Chapter 11 Cases would
                                            be entitled under a contract or
                                            otherwise to accrue or be paid
                                            interest on such Claim in a
                                            non-default (or non-overdue payment)
                                            situation under applicable
                                            non-bankruptcy law, the rate
                                            provided in the contract between a
                                            Debtor(s) and the Claimant or such
                                            rate as may otherwise apply under
                                            applicable non-bankruptcy law, or
                                            (iii) for all other Holders of Class
                                            9 Claims, at a rate of 4.19% per
                                            annum (the federal judgment rate as
                                            of the Petition Date), compounded
                                            annually.
---------------------------------------------------------------------------------------------------------------------------

----------
(7)  As a condition precedent to confirmation of the Plan, the Court shall have found that the aggregate of the Asbestos PI-SE Class Fund, the Asbestos PD
     Class Fund, and the Asbestos Trust Expenses Fund is not greater than
     $1,483,000,000.

(8)  Includes unliquidated liabilities, estimated at approximately $185 million, that would be Class 9 Claims if and when Allowed. These unliquidated liabilities are not expected to be Allowed General Unsecured Claims at the
     Effective Date.

                                                                    EXHIBIT 99.1

---------------------------------------------------------------------------------------------------------------------------
                                                                                                                  ESTIMATED
               DESCRIPTION                                                             ESTIMATED AMOUNT OF       PERCENTAGE
  CLASS          OF CLASS        IMPAIRED         TREATMENT UNDER THE PLAN                ALLOWED CLAIMS          RECOVERY
---------------------------------------------------------------------------------------------------------------------------

Class 10   Equity Interests      Yes        On the Effective Date, Holders of      N/A                           N/A
           in the Parent                    Class 10 Equity Interests in the
                                            Parent shall retain such interests;
                                            provided that such Equity Interests
                                            shall: (i) be subject, among other
                                            things, to the transactions
                                            described in Section 7.2.2 of the
                                            Plan, and the Management Stock
                                            Incentive Plan and (ii) be
                                            restricted as described in Section
                                            7.1.1 of the Plan.
---------------------------------------------------------------------------------------------------------------------------
Class 11   Equity Interests      No         The Plan leaves unaltered the legal,   N/A                           100%
           in Debtors                       equitable, and contractual rights to
           Other than the                   which each such Equity Interest
           Parent                           entitles the Holder of such Equity
                                            Interest.
---------------------------------------------------------------------------------------------------------------------------

                                                                    EXHIBIT 99.1

               1.2.2 HOW WILL ASBESTOS CLAIMS BE TREATED?

          The Plan divides Asbestos Claims into two categories: (1) Asbestos PI
Claims and (2) Asbestos PD Claims (a.k.a. Asbestos Property Damage Claims)
(Class 8). The Plan further divides Asbestos PI Claims into two Classes: (a)
Asbestos PI-SE Claims (a.k.a. Asbestos Personal Injury Symptomatic/Eligible
Claims) (Class 6) and (b) Asbestos PI-AO Claims (a.k.a. Asbestos Personal Injury
Asymptomatic/Other Claims) (Class 7). All Asbestos Claims will be channeled to the Asbestos Trust (the Asbestos Trust is described below).

          A key goal of the Plan is to set up a structure under which Holders of
Asbestos PI Claims are able to settle with the Asbestos Trust in a fair, efficient, and expedient manner. The Debtors believe that this will allow
Asbestos PI Claimants to recover the full value of their respective Claims as quickly as possible. To this end, most Asbestos PI Claimants will be able to elect to enter into a settlement with the Asbestos Trust instead of litigating against it, as described below.

          Each and every Holder of an Asbestos PI Claim will have the option to retain his right to litigate his Claim against the Asbestos Trust and to recover the full amount of his Allowed Claim against the Asbestos Trust. This is referred to in the Plan as the "Litigation Option." Holders of Asbestos PI
Claims which are Canadian Claims will have the option of electing their own litigation option, the "Canadian Litigation Option." If an Asbestos PI Claimant
elects, or is deemed to elect, the Litigation Option (or the Canadian Litigation
Option, as applicable), his Claim will be litigated against the Asbestos Trust and he will be precluded from seeking any further recovery against any party protected and/or released under the Plan on account of such Claim.

          Holders of Asbestos PI Claims may also generally elect to have their
Claims resolved through the "Cash-Out Option" instead of the Litigation Option or the Canadian Litigation Option, as applicable. If an Asbestos PI Claimant elects the Cash-Out Option, his Claim will be treated under the terms of the applicable TDP (a.k.a. Trust Distribution Procedures) and he will be precluded from seeking any further recovery against any party protected and/or released under the Plan on account of such Claim. The amounts available under the
Cash-Out Option vary depending on the Class of the Asbestos PI Claimant. The
Cash-Out Option offered to Asbestos PI-AO Claimants who meet certain minimal requirements, as set forth in the PI-AO TDP, is a payment of $250. In contrast, the PI-SE TDP sets forth a matrix of significant settlement amounts (ranging from $4,459 for Asbestosis (Level I) to $71,215 for Mesothelioma (Level VI))
that is based on the type of asbestos-related disease, level of functional impairment and level of exposure to asbestos from Grace products that an
Asbestos PI-SE Claimant is able to prove.

          Asbestos PI-SE Claims are those Asbestos PI Claims (other than those
Asbestos Claims that have been previously settled or adjudicated) that meet the
Asbestos PI-SE Eligibility Requirements. These requirements, stated very summarily, are that the Asbestos PI Claimant provide appropriate evidence of (1)
exposure to asbestos related to Grace and (2) current symptoms of asbestos-related disease. As described above, the Holders of Asbestos PI-SE
Claims may generally choose either the Litigation Option (or the Canadian
Litigation Option, as applicable) or the Cash-Out Option.

                                                                    EXHIBIT 99.1

          Asbestos PI Claims (other than those Asbestos Claims that have been previously settled or adjudicated) that do not currently meet the Asbestos PI-SE
Eligibility Requirements are Asbestos PI-AO Claims. As described above, the
Holders of Asbestos PI-AO Claims may also generally choose either the Litigation
Option (or the Canadian Litigation Option, as applicable) or the Cash-Out
Option, but the Holders of Asbestos PI-AO Claims also have a third option, the
"Registry Option." In no event may the Holder of an Asbestos Claim that is not a
Canadian Claim elect the Canadian Litigation Option.

          If an Asbestos PI-AO Claimant chooses the Registry Option, he will (1)
register his name on the Registry, (2) be precluded from seeking any further recovery against any party protected and/or released under the Plan on account of such Claim, (3) have the statute of limitations be deemed to be tolled to the extent that he becomes an Asbestos PI-SE Claimant, and (4) be entitled to seek further recovery (in accordance with the provisions of the Plan) against the
Asbestos Trust if he becomes an Asbestos PI-SE Claimant.

          Each Holder of a Class 8 Asbestos PD Claim will retain his right to litigate his Claim against the Asbestos Trust and to recover the full amount of his Allowed Claim against the Asbestos Trust.

               1.2.3 HOW WILL GENERAL UNSECURED CLAIMS BE TREATED UNDER THE
                     PLAN?

          The Plan provides that all Holders of General Unsecured Claims will be paid the value of their Allowed Claims including interest at the specified rate, such payment to be 85% in cash and 15% in Parent Common Stock. However,
Fresenius Indemnified Taxes will be paid in cash by the Reorganized Debtors in the ordinary course of their business, in accordance with the Fresenius
Settlement Order.

          Grace will satisfy certain other non-asbestos related liabilities, including environmental, tax, workers' compensation, employee-related benefits, pension and retirement medical obligations, and Intercompany Claims, as they become due and payable over time. In essence, these claims will "pass through"
confirmation and be paid by the Reorganized Debtors in the ordinary course of their business.

               1.2.4 HOW WILL EQUITY INTERESTS BE TREATED UNDER THE PLAN?

          The Plan provides that Parent Common Stock will remain outstanding.
However, the interests of existing stockholders will be subject to dilution by, among other things, additional shares of Parent Common Stock issued under the
Plan and possible exercise of the Warrants issued under the Plan.

          In addition, in order to preserve significant net operating loss carryforwards, which are subject to elimination or limitation in the event of a change in control (as defined by the Internal Revenue Code), the Plan places restrictions on the purchases of Parent Common Stock. The restrictions would prohibit, for a period of three years, a person or entity from acquiring more than 4.75% of the outstanding common stock or prohibit those persons already holding more than 4.75% from increasing their holdings.

                                        9

                                                                    EXHIBIT 99.1

               1.2.5 HOW WILL THE TREATMENT OF ASBESTOS CLAIMS BE EFFECTUATED?

          The Asbestos Trust will, among other things, (1) assume liability for all Asbestos Claims (whether now existing or arising at any time in the future),
(2) process and liquidate all Asbestos Claims (whether through the Cash-Out
Option, the Litigation Option (or the Canadian Litigation Option, as
applicable), or the Registry Option, as applicable), and (3) pay all Asbestos
Claims in accordance with the Plan and the Plan Documents. The Reorganized
Debtors, however, will have significant ongoing rights and obligations vis-a-vis the Asbestos Trust after the Effective Date. For example, all Asbestos PI-AO
Claims whose Holders elect the Litigation Option or the Canadian Litigation
Option, as applicable, will be litigated by the Reorganized Debtors or the
Canadian Affiliates in the name of the Asbestos Trust, initially at the expense of the Asbestos Trust out of the Asbestos PI-AO Class Fund. After the exhaustion of the Asbestos PI-AO Class Fund in its entirety, all Allowed PI-AO Claims will be paid in cash by the Asbestos Trust from funds to be paid to the Asbestos
Trust by the Reorganized Debtors, such funds being in addition to the Debtors'
Payment.

          The Asbestos Trust will be the only Entity that a Holder of an
Asbestos Claim may look to for recovery on account of such a Claim. Article 8 of the Plan (Injunctions, Releases & Discharge) makes this clear. The Asbestos
Trust Agreement and the respective TDPs (there are three TDPs, one for each of
Classes 6, 7, and 8) govern more specifically the operation of the Asbestos
Trust and how Asbestos Claims whose Holders elect the Cash-Out Option will be dealt with.

               1.2.6 HOW WILL THE PLAN BE FUNDED?

          The Debtors have filed the Estimation Motion which seeks an order, among other things, estimating the total amount that needs to be contributed to the Asbestos Trust to fully satisfy Classes 6, 7, and 8 as well as the expenses of the Asbestos Trust. In the case of Classes 6 and 8 and the expenses of the
Asbestos Trust, such estimated amounts will constitute the maximum amount that the Reorganized Debtors will be required to pay (in addition to the Sealed Air
Payment) in order to fully satisfy all Allowed Asbestos PI-SE Claims, Allowed
Asbestos PD Claims and Asbestos Trust Expenses, respectively. The Debtors intend to use these estimates in support of the feasibility of the Plan and in support of the other factual findings that must be made to confirm the Plan. The only alternative would be to individually litigate hundreds of thousands of Claims prior to confirmation - an expensive and unwieldy proposition that could delay distributions for years.

          Funding of the Asbestos Trust in an amount equal to the estimates obtained under the Estimation Motion will come from several sources, including
(1) the Debtors' Payment and (2) the Sealed Air Payment. The Sealed Air Payment
-- comprised of a combination of cash in the amount of $512.5 million plus interest and 9 million shares of common stock of Sealed Air -- is an integral part of the Plan.

          The Reorganized Debtors will fund distributions to all other Classes directly, with funds from a number of sources including (1) the Exit Financing,
(2) the Fresenius Settlement Agreement, (3) insurance proceeds, (4) cash flow from future operations, and (5) Parent Common Stock.

                                       10

                                                                    EXHIBIT 99.1

          Specifically, all Asbestos PI-SE Claims whose Holders elect the
Litigation Option (or the Canadian Litigation Option, as applicable) shall be
(1) litigated by, and at the expense of, the Asbestos Trust in the name of the
Asbestos Trust and (2) paid by the Asbestos Trust out of the Asbestos PI-SE
Class Fund, which shall be funded solely by the Sealed Air Payment and the
Parent Common Stock component of the Debtors' Payment, if necessary. In contrast, all Asbestos PI-AO Claims whose Holders elect the Litigation Option
(or the Canadian Litigation Option, as applicable) shall be litigated by the
Reorganized Debtors in the name of the Asbestos Trust, initially at the expense of the Asbestos Trust out of the Asbestos PI-AO Class Fund. All Allowed PI-AO
Claims shall be paid initially by the Asbestos Trust out of the Asbestos PI-AO
Class Fund, which shall be funded by the Sealed Air Payment (to the extent any funds remain after first funding the Asbestos PI-SE Class Fund, the Asbestos PD
Class Fund and the Asbestos Trust Expenses Fund) and the Warrants. After the
exhaustion of the Asbestos PI-AO Class Fund in its entirety, all Allowed PI-AO
Claims shall be paid in cash by the Asbestos Trust from funds to be paid to the
Asbestos Trust by the Reorganized Debtors, such funds being in addition to the
Debtors' Payment.

2.   DESCRIPTION OF THE DEBTORS

          2.1  GENERAL OVERVIEW OF THE DEBTORS

          The Debtors are engaged in specialty chemicals and materials businesses, operating on a worldwide basis, predominantly through two business segments: Davison Chemicals ("Davison"), which manufactures and sells catalysts and silica-based products; and Performance Chemicals, which manufactures and sells construction chemicals, building materials, sealants and coatings.

          W. R. Grace & Co. (the "Parent") is a global holding company that conducts substantially all of its business through a direct, wholly owned subsidiary, W. R. Grace & Co. - Conn. ("Grace-Conn."). Grace-Conn., which was incorporated in 1899, owns substantially all of the Grace assets, properties, and rights in the United States. It has 77 domestic subsidiaries and Affiliates,
60 of which are Debtors in the Chapter 11 Cases. Grace's non-U.S. operations are conducted through 93 Non-Debtor Affiliates, including three Canadian Affiliates.
(As used within Article 2 of this Disclosure Statement, "Grace" means either the
Debtors, or the business of the Parent and its subsidiaries in general, as the context requires). The Debtors and their Non-Debtor Affiliates employ approximately 6,400 employees.

          Grace-Conn. has operated and divested itself of, or otherwise ceased operating, a substantial number of businesses over the years. The Plan provides for the reorganization of all Debtors. However, because many of the Debtors conduct no business today, certain of the Debtors may be dissolved after the
Effective Date.

          2.2  THE DEBTORS' CURRENT BUSINESSES

               2.2.1 DAVISON CHEMICALS

          Davison consists of two primary product groups: (1) refining technologies and (2) specialty materials. These product groups principally apply silica, alumina and zeolite

                                       11

                                                                    EXHIBIT 99.1

technology in the design and manufacture of products to meet the varying specifications of such diverse customers as major oil refiners, plastics and chemical manufacturers, consumer products manufacturers, and pharmaceutical/nutraceutical companies.

                    2.2.1.1 REFINING TECHNOLOGIES

          Davison produces refinery catalysts, including (1) fluid cracking catalysts ("FCC") used by petroleum refiners to convert distilled crude oil into transportation fuels (such as gasoline and diesel fuels) and other petroleum-based products, and (2) hydroprocessing catalysts that upgrade heavy oils and remove certain impurities (such as nitrogen, sulfur and heavy metals).
Davison operates its hydroprocessing catalyst business through Advanced Refining
Technologies LLC, a joint venture between Grace and Chevron Texaco Products
Company. Davison also develops and manufactures FCC additives used for enhanced petrochemical production and reduction of emissions of sulfur oxides, nitrogen oxides and carbon monoxide from the refining unit. Davison has recently introduced new catalyst/additive technologies for sulfur reduction in gasoline and, as an alternative technology, membranes which, when employed in a pervaporation system, will remove sulfur from refinery streams.

                    2.2.1.2 SPECIALTY MATERIALS

          Davison's specialty materials include various silicas, zeolite adsorbents, and polyolefin and other chemical catalysts that are used in a wide variety of industrial, consumer, biotechnology, and pharmaceutical applications.

                         2.2.1.2.1 SILICAS

          Davison manufactures (i) silica gels, (ii) colloidal silicas, and
(iii) precipitated silicas. These silicas have different physical properties, such as particle size, surface area, porosity, and surface chemistry, which give each type of silica unique characteristics that make it appropriate for specific applications.

          Silica gels are used in coatings as matting (gloss-reducing) agents, in plastics to improve handling, in pharmaceuticals as a formulating agent, in toothpastes as abrasives and whiteners, in foods to carry flavors and prevent caking, in the purification of edible oils, and in beer stabilization.

          Davison's colloidal silicas are used primarily as binders in precision investment casting and refractory applications. They have also recently been introduced for use in ink jet printing of digital media, such as digital photographs. Precipitated silicas are used predominantly in the manufacture of tires and other industrial rubber goods such as belts, hoses and footwear.
Davison is leveraging its materials science expertise, both internally and through acquisitions, to develop and introduce new silica materials and technologies, particularly for the higher-growth segments of digital media, industrial coatings, and biotechnology separations applications.

          Davison is levering its material science expertise, both internally and through acquisitions, to develop and introduce new silica materials and technologies, particularly for the higher growth segments of digital media, industrial coatings, and biotechnology separations applications. Davison has recently focused on expanding its separations business to take

                                       12

                                                                    EXHIBIT 99.1

advantage of higher growth opportunities in drug discovery, purification and manufacturing processes.

                         2.2.1.2.2 ZEOLITES

          Zeolites, while not silica-based products, are based on related silica/alumina technology. Zeolite adsorbents are used between the two panes of insulating glass to adsorb moisture and are also used in process applications to adsorb water and separate certain chemical components from mixtures.

                    2.2.1.3 POLYOLEFIN AND OTHER CATALYSTS

          Davison is also a major producer of polyolefin catalysts and silica-based catalyst supports, essential components in the manufacture of high density and linear low density polyethylene resins, and polypropylene resins, which are used in products such as plastic film, high-performance plastic pipe and plastic household containers.

                    2.2.1.4 OTHER INFORMATION

          As of September 30, 2004, Davison employed approximately 3,200 people worldwide in 20 facilities. Davison has a direct sales force and distributes most of its products directly to approximately 12,000 customers, the largest of which accounted for approximately 4% of Davison's 2003 sales.

               2.2.2 PERFORMANCE CHEMICALS

          Performance Chemicals' businesses include (1) specialty construction chemicals and building materials, in which Grace is a leading supplier to the nonresidential (commercial and infrastructure) construction industry, and also to the residential construction and repair segment; and (2) a sealant and coating product-line operated under the Darex(R) brand.

                    2.2.2.1 CONSTRUCTION CHEMICALS AND BUILDING MATERIALS

          Specialty construction chemicals (principally concrete admixtures, cement additives and additives for masonry products) improve durability and enhance the handling and application of concrete, improve the manufacturing efficiency and performance of cement, and improve the water resistance and other qualities of masonry wall and paving systems.

          Performance Chemicals has introduced a number of new construction chemical products and product enhancements in recent years. These include: (1)
an additive that improves cement processing efficiency and product quality, (2)
new polymeric fiber reinforcements for concrete that can substitute for secondary metal reinforcements, (3) an automated system to improve the reliability and accuracy of adding fibers to concrete production, (4) an admixture system for producing self-consolidating concrete (which improves the concrete's conformity to the shape of a structure), and (5) a liquid pigment admixture and dispensing system for concrete. Grace continually seeks to improve and adapt these products for different applications. Grace's strategy includes extending its product portfolio and geographic reach through acquisitions.

                                       13

                                                                    EXHIBIT 99.1

          Specialty building materials prevent structural water damage (for example, water-and ice-barrier products for residential use and waterproofing systems for commercial structures), and protect structural steel against collapse caused by fire. In North America, the specialty building materials product line also manufactures and distributes vermiculite products used in insulation and other applications. Recent product developments include liquid-applied waterproofing products and new roof underlayments that provide protection from ice and wind-driven rain; and enhancements to spray-on fireproofing products that improve applicator productivity.

                    2.2.2.2 SEALANTS AND COATINGS

          The Darex(R) sealants and coatings business consists primarily of four product lines: (1) can sealants for rigid containers, (2) sealants for metal and plastic bottle closures, (3) coatings for metal packaging, and (4) specialty barrier coatings for flexible packaging. These products are used to assure the quality of packaging and to preserve container contents. Can sealants ensure a hermetic seal between the lid and the body of beverage, food, aerosol and other containers. Closure sealants are used to seal pry-off and twist-off metal crowns, as well as roll-on pilfer-proof and plastic closures for glass and plastic bottles and jars used in beverage and food applications. Coatings are used in the manufacture of cans and closures to protect the metal against corrosion, protect the contents against the influences of metal, ensure proper adhesion of sealing compounds to metal surfaces, and provide base coats for inks and for decorative purposes. These products are sold principally to container manufacturers. Specialty barrier coatings are used to improve the gas and/or vapor barrier performance of various packaging materials. They are sold principally to manufacturers of oriented polypropylene films for food packaging.

                    2.2.2.3 OTHER INFORMATION

          At year-end 2003, Performance Chemicals employed approximately 3,000 people at 62 facilities. Most of Performance Chemicals' sales are direct sales to the customer. Performance Chemicals' capital expenditures tend to be relatively lower, and sales and marketing expenditures tend to be relatively higher, than those of Davison Chemicals.

          2.3  GENESIS OF THE DEBTORS' ASBESTOS LIABILITIES

          The Chapter 11 Cases were the result of a precipitous increase, beginning around 2000, in the number of claims asserted against Grace alleging personal injury from exposure to asbestos in certain products that it had previously manufactured. This increase seriously threatened the Debtors' core business operations, and the Debtors concluded that there was no way to define and resolve their asbestos liabilities while preserving the value and viability of their core business operations, other than to reorganize under Chapter 11 of the Bankruptcy Code.

          Grace's involvement with asbestos began in 1963, when its construction products unit, now part of Performance Chemicals, purchased the Zonolite Company
("Zonolite"). Zonolite purchased asbestos from commercial suppliers and incorporated it in certain building products. It also mined and processed vermiculite from its mines in South Carolina and near Libby, Montana. The vermiculite product from the Libby mine contained small amounts of asbestos, as more fully described below. Grace ended U.S. manufacture of asbestos-added products in 1973, and closed the Libby facility in 1990.

                                       14

                                                                    EXHIBIT 99.1

               2.3.1 ASBESTOS-ADDED PRODUCTS

          The principal asbestos-added products produced by Grace were spray-on fireproofing, acoustical plasters and textured ceiling finishes. They consisted of binders, insulating materials (gypsum, cement, clay, vermiculite), and added asbestos purchased from asbestos producers. The fireproofing product, Monokote-3
("MK-3"), was sprayed on steel structural-components of buildings to prevent or delay the steel from collapsing in the event of a fire.

               2.3.2 LIBBY VERMICULITE

          Vermiculite is a mineral that expands into popcorn-like, low-density pieces when heated. This exfoliated or expanded vermiculite is lightweight and fire-resistant, and thus can be used for insulation, fireproofing, potting soil and other applications. Vermiculite is itself an inert mineral that is not a form of asbestos and has no known toxic properties.

          Vermiculite ore from the Libby mine contained numerous secondary minerals, including a form of asbestos known as fibrous asbestiform tremolite.(9) The Libby facility milled the mined ore into a concentrate through a crushing, screening, washing and flotation separation process that removed most impurities, including tremolite. After milling, the vermiculite concentrate contained 1-3% and generally less than 1% asbestos. At Grace's "expansion plants" throughout the country, the concentrate was passed through furnaces at temperatures approaching 2,000 degrees Fahrenheit, which resulted in the further reduction of asbestos content. The expanded vermiculite - with asbestos content that was typically a fraction of 1% - was bagged and sold under the Zonolite trade name.

          After acquiring the Libby mine, Grace implemented a series of changes that dramatically reduced asbestiform tremolite dust levels at the Libby facilities. With these improvements, Grace lowered asbestiform tremolite dust levels from approximately 50 fibers per cubic centimeter of air ("fibers/cc") in
1963, to less than 1 fiber/cc in 1975 and down to 1/15 fiber/cc in 1985, which was many times lower than required under then-applicable government standards.
Grace also implemented a medical program to educate employees about the hazards of asbestiform tremolite and to monitor their exposure levels and health.

               2.3.3 ZONOLITE ATTIC INSULATION

          One of Grace's principal commercial vermiculite products was Zonolite
Attic Insulation ("ZAI"). ZAI was expanded loose-fill vermiculite that was poured into attics in homes and other buildings. Like other expanded Libby vermiculite, ZAI often contained trace quantities of asbestos. Asbestos was not added to ZAI, and, as noted above, the milling and expansion processes removed nearly all asbestos contaminants from the vermiculite ore. Because the asbestos impurities were reduced to trace levels, ZAI is not an asbestos-containing product as

----------
(9)  Fibrous asbestiform tremolite impurities in vermiculite are atypical and not characteristic of most vermiculite deposits. It is believed that the amount of impurities is related to the extreme depth of the ore deposit in
     Libby. Most vermiculite deposits - such as those at Grace's Enoree, South
     Carolina mine - are relatively shallow.

                                       15

                                                                    EXHIBIT 99.1

defined in federal regulations.(10) Although the Asbestos PD Committee asserts that ZAI has been found to contain more than 1% asbestos, the Debtors contend that such samples are exceedingly rare and have no significance on the question of whether ZAI poses an unreasonable risk of harm.

          2.4  THE DEBTORS' ASBESTOS-RELATED LITIGATION

          The pre-Chapter 11 litigation and Claims against the Debtors alleging asbestos-related injuries and damages ("Asbestos Claims," as defined more fully in the Glossary) are primarily the following: Claims for personal injury from asbestos exposure; asbestos-related property damage Claims; and ZAI Claims.

          For many years, the Debtors faced a substantial volume of Asbestos
Claims, but were able to resolve such Claims primarily through negotiated settlements. Although the Debtors believed that a high percentage of these
Claims were without merit, they agreed to settle most of these Claims rather than incur the significant costs and practical difficulties associated with simultaneously litigating thousands of independent Claims in multiple jurisdictions nationwide. This strategy of negotiated settlements was initially successful, as the amounts and number of Claims were manageable, and the funds required to satisfy such Claims were fairly predictable. However, beginning in the year 2000, the Debtors experienced a precipitous increase in the number of personal injury Claims and the amount of money required to resolve such Claims.
This led to the Debtors' bankruptcy filing.

               2.4.1 ASBESTOS PERSONAL INJURY LITIGATION

          Asbestos PI Claims allege adverse health effects from exposure to
Grace's asbestos-containing products. On the Petition Date, the Debtors were defendants in lawsuits asserting approximately 118,000 Asbestos PI Claims. In the Debtors' view, only a small portion of the Asbestos PI Claims allege even a prima facie case of any functional impairment attributable to exposure to the
Debtors' products. The Debtors, therefore, intend to vigorously contest all or most of the Asbestos PI Claims through a number of defenses, as outlined in more detail in their Case Management Motion (which was filed simultaneously with the
Plan and Disclosure Statement). Although the Asbestos PI Committee has asserted that the value of the current asbestos personal injury claims, alone, exceed the
Debtors' consolidated enterprise value, the Debtors believe that the Asbestos
Trust Assets, when administered in a manner consistent with the TDPs, will be sufficient to satisfy all legitimate Asbestos PI Claims.

               2.4.2 ASBESTOS PROPERTY DAMAGE LITIGATION

          Asbestos PD Claims generally purport to seek payment for the cost of removing or containing asbestos in buildings. On the Petition Date, there were eight asbestos property damage lawsuits (not including the ZAI lawsuits described immediately below) pending against

----------
(10) Under federal regulations, "materials" containing less than 1% asbestos by weight are not defined as asbestos-containing "materials." See, e.g., 40
     Code of Federal Regulations Sections. 61.141 and 763.83.

                                       16

                                                                    EXHIBIT 99.1

the Debtors.(11) However, approximately 4,300 Asbestos PD Claims were submitted prior to the March 2003 Bar Date. The Debtors have examined these Claims, and intend to object to all or almost all of them on a number of different grounds.
Such grounds may include: insufficient or lack of supporting documentation; lack of product identification; statute of limitations, statute of repose, and laches; lack of negligence; inapplicability of strict liability; lack of causation; and improper calculation of damages. Under the Plan, those Asbestos
PD Claims not disallowed through the objection process will be channeled to the
Asbestos Trust, the assets of which the Debtors believe will be sufficient to satisfy all legitimate Asbestos PD Claims.

               2.4.3 LITIGATION RELATED TO ZONOLITE ATTIC INSULATION

          ZAI claims are part of the Asbestos PD Claims. In 2000 and 2001, prior to the Petition Date, nine lawsuits (one of which has since been dismissed)
styled as class actions were filed in various jurisdictions on behalf of owners of homes containing ZAI, seeking damages and other relief, including removal of the attic insulation, because of its alleged asbestos content. Some of the lawsuits were filed on behalf of residents of particular states while others purport to be nationwide in scope. As of the Petition Date, many of the lawsuits had not proceeded beyond the initial pleadings. Four of the federal class actions were consolidated for pretrial purposes in a multi-district litigation proceeding; a motion for class certification was pending in this proceeding as of the Petition Date. A statewide class was certified in a Washington state case. None of the cases reached a decision on the merits, although the
Washington state court denied a motion seeking a preliminary injunction that would have required the Debtors to warn all state residents of the alleged hazards of ZAI. In October 2004, two additional class action lawsuits were filed in Canada. The plaintiffs allege that ZAI is in millions of homes and that removal would cost several thousand dollars per home.

          In April 2002, the Debtors filed ten proofs of Claim on behalf of individual Claimants for Claims relating to ZAI and subsequently filed objections thereto to establish a forum for determining whether ZAI creates an unreasonable risk of harm (the "ZAI Science Trial"). The ZAI Claims and objections, and subsequent responses and summary judgment motions, form the basis for the ZAI Science Trial. The ZAI Science Trial issues are fully briefed and ready to proceed. The Bankruptcy Court held a hearing on the ZAI Science
Trial motions on October 18, 2004 and has taken the motions under advisement.
The Court has indicated it may need to have further proceedings with respect to the matters addressed in the motions.

----------
(11) Plaintiffs in these eight lawsuits are seeking damages allegedly arising from the presence of Grace's asbestos-containing acoustical plaster as well as Monokote-3 fireproofing in their buildings. Debtors are aware of approximately 300 buildings involved. Two cases are currently on appeal
     (Solow -- judgment against Grace of approximately $11.6 million -- and Ohio
     Hospital -- summary judgment granted for Grace); one case has been stayed since 1990 (Jefferson Parish); Grace was dismissed at the trial level in another case (District of Columbia -- not a final order); and a proof of
     Claim has been filed in Pacific Freeholds. Three cases are pending:
     Anderson Memorial (motion to certify the class granted as to the other defendants but stayed with respect to Grace as motion was pending as of the
     Petition Date), Orange County (putative class action served), and
     Prudential; proofs of Claim have also been filed in each of these three cases.

                                       17

                                                                    EXHIBIT 99.1

               2.4.4 ASBESTOS MEDICAL MONITORING CLAIMS

          Approximately 1,000 proofs of Claim for asbestos medical monitoring based on alleged asbestos exposure were filed against the Debtors prior to the
March 2003 Bar Date. However, a substantial number of those Claims were for actual personal injury. Under the Plan, Asbestos Medical Monitoring Claims are
included within the Class of Asbestos PI-AO Claims (Class 7).

          2.5  THE DEBTORS' OTHER LITIGATION

          The Debtors are also parties to a number of pre-petition legal proceedings that do not involve Claims for personal injury arising out of exposure to asbestos, or property damage arising out of the installation of asbestos-containing products in buildings. Except as otherwise indicated, Claims with respect to such litigation will be treated as Class 9 General Unsecured
Claims. Based on the amount that the Debtors reasonably believe to be involved, the following are the significant legal proceedings to which the Debtors are subject.

               2.5.1 ENVIRONMENTAL PROCEEDINGS AND ENVIRONMENTAL INSURANCE
                     LITIGATION

          The Debtors' estimate, at September 30, 2004, of their total liability for vermiculite-related remediation is approximately $205.3 million. This estimate is based on public comments regarding the spending plans of the U.S.
Environmental Protection Agency ("EPA"), discussions of spending forecasts with
EPA representatives, and analysis of other information made available from the
EPA. However, the EPA's cost estimates have increased substantially over the course of its cleanup. Consequently, the Debtors' estimate may change materially as more information becomes available. Any such additional information could have a material effect on the Debtors' liability for these matters.

                    2.5.1.1 LIBBY AND VERMICULITE-RELATED REMEDIATION

                         2.5.1.1.1 LIBBY, MONTANA

          In March 2001, the EPA filed a lawsuit in the U.S. District Court for the District of Montana seeking recovery of costs allegedly incurred in response to the release or threatened release of asbestos in the Libby area relating to former vermiculite mining activities. In August 2003, the Montana court issued a ruling in favor of the United States that requires Grace to reimburse the EPA for $54.5 million (plus interest) in costs expended through December 2001, and for all appropriate future costs to complete the cleanup. Grace has appealed the
Montana court's ruling to the Ninth Circuit Court of Appeals.

                         2.5.1.1.2 LIBBY PROPERTY OWNERS

          A class-action lawsuit was filed against Grace in the U.S. District
Court for the District of Montana in February 2000 on behalf of all owners of improved private real property situated within 12 miles of Libby. The complaint alleges that the class members have suffered harm in the form of environmental contamination and loss of property rights resulting from Grace's former vermiculite mining and processing operations, and seeks remediation, property damages and punitive damages. This case has been stayed as a result of the
Chapter 11 Cases. However, as described above, the EPA has been conducting remediation activities in and around Libby that includes the remediation of private real property. While investigation of the Claims has not been

                                       18

                                                                    EXHIBIT 99.1

completed, Grace has no reason to believe that it will incur material liability in addition to the amount of the EPA's recoverable costs for cleanup activities around Libby.

                         2.5.1.1.3 STATE OF MONTANA'S CLAIMS AGAINST THE DEBTORS

          After the Petition Date, certain of the residents of Libby, Montana filed an action captioned Orr v. State of Mont., suing the state of Montana alleging that the state negligently failed to warn them of the hazardous conditions at the mine, as a result of which they suffered grave injuries. The district court dismissed the lawsuit but, on December 14, 2004, the Montana
Supreme Court reversed the district court ruling and held that once the state was aware of the dangerously high asbestos levels in the Libby mine, it was required by law to protect the miners by warning them of the known hazards of working in the mine. The state of Montana has filed a proof of Claim in an unliquidated amount seeking indemnification from the Debtors for this lawsuit.
To the extent that the Claim is Allowed, it will be treated as a General
Unsecured Claim. However, Grace maintains that it has no indemnification obligation as the lawsuit relates to the state's own duty to warn.

          The state of Montana has also filed two proofs of claim against the
Debtors in the approximate amount of $15.6 million for the cost of future and past Medicaid reimbursement. The state alleges that the Debtors are responsible for such reimbursement. To the extent that the Claim is Allowed, it will be treated as a General Unsecured Claim. However, Grace maintains that it has no such reimbursement obligation.

          The State of Montana has filed an objection stating that, in the event the State of Montana is classified as a General Unsecured Claimant, it cannot receive stock as a form of payment on an indebtedness. The Debtors and the State of Montana are working to resolve this issue before Plan confirmation.

                         2.5.1.1.4 FORMER GRACE PLANT IN MINNEAPOLIS, MINNESOTA

          A class action lawsuit was filed in the U.S. District Court for the
District of Minnesota in October 2000, alleging loss of property values in the vicinity of a former Grace plant in Minneapolis that expanded vermiculite from the Libby mine. This case has been stayed as a result of the Chapter 11 Cases.
In addition, the EPA is engaged in a program of removing suspected vermiculite expansion by-products from the yards and driveways of houses near the former
Minneapolis plant. As of September 30, 2004, the EPA had spent approximately
$3.4 million on these residential cleanup actions. The EPA also has remediated industrial property in the area, including the former vermiculite processing plant, at a cost of approximately $650,000. The EPA has submitted proofs of
Claim for $10.9 million for the past and projected future costs (including indirect costs) of remediation of the residential and industrial properties at or around the former expansion plant site.

                         2.5.1.1.5 OTHER CURRENT AND FORMER VERMICULITE
                                   EXPANSION PLANTS

          The EPA also has compiled for investigation a list of 245 facilities that at one time used, stored, or processed vermiculite that originated from the
Libby mine. Included in this list are 50 vermiculite expansion plants currently or formerly operated by Grace, of which the EPA has

                                       19

                                                                    EXHIBIT 99.1

listed 17 as requiring additional action. Corrective actions or investigations have been conducted at 6 of these sites.

          The EPA has submitted proofs of Claim for 10 of such 50 sites, and for
3 other sites never owned or operated by Grace. The amount claimed with respect to these 13 sites is $26 million. In addition, the Agency for Toxic Substances and Disease Registry ("ATSDR") has commenced a separate investigation at 28 of the 245 facilities, 22 of which are currently or were formerly operated by
Grace.

                    2.5.1.2 PROCEEDINGS IN WHICH GRACE IS A POTENTIALLY
                            RESPONSIBLE PARTY

          The EPA has designated Grace (together, in most cases, with many other companies) as a "potentially responsible party" ("PRP") for paying the costs of investigating and remediating pollution at various sites under the jurisdiction of federal, state and/or local authorities. At December 31, 2003, proceedings were pending with respect to approximately 30 such sites nationally. Applicable law provides that all PRPs for a site may be held jointly and severally liable for the costs of investigating and remediating the site - that is, any one or more of the PRPs may be required to pay for all the costs. During the Chapter 11
Cases, the Debtors have not been participating (except in a limited number of special cases) in the joint funding of investigation and remediation at non-owned sites where any of them is a PRP. Grace's expected liability, estimated at September 30, 2004, for environmental remediation at such PRP sites and other sites (excluding liability related to Grace's former vermiculite mining and processing activities as described above) is estimated at $141.0 million. Some of these Claims may be resolved by the proposed Consent Decree described immediately below.

                    2.5.1.3 THE SETTLING FEDERAL AGENCIES' CONSENT DECREE

          The Debtors and the EPA, the United States Department of Agriculture,
the United States Department of the Interior, and the United States Army Corps
of Engineers (collectively, the "Settling Federal Agencies") currently are negotiating the terms of a Consent Decree (the "Consent Decree") to settle the various claims that the Settling Federal Agencies have asserted against the
Debtors with respect to certain costs incurred or to be incurred by the Settling
Federal Agencies in the course of responding to releases and threats of releases of hazardous substances into the environment for certain sites, including the
Libby site. The sites that are currently contemplated are the following 26 sites:

          1.   Aqua Tech Site in Greer, South Carolina

          2.   Blackburn and Union Privileges Site in Walpole, Massachusetts

          3.    Casmalia Resources Site in Santa Barbara, California

          4.    Central Chemical Site in Hagerstown, Maryland

          5.    Elwood City Zonolite Site in Ellwood City, Pennsylvania

          6.    Galaxy/Spectron Site in Elkton, Maryland

          7.    Green River Site in Maceo, Kentucky

          8.    Harrington Tools Site in Glendale, California

          9.    Intermountain Insulation Site in Salt Lake City, Utah

          10.   Li Tungsten Site in Glen Cove, New York

          11.   Malone Services Co. Site in Texas County, Texas

          12.   N-Forcer Site in Dearborn, Michigan

                                       20

                                                                    EXHIBIT 99.1

          13.   Operating Industries Site in Monterey Park, California

          14.   Prince George's County Zonolite Site in Beltsville, Maryland

          15.   R&H Oil/Tropicana Site in San Antonio, Texas

          16.   RAMP Industries Site in Denver, Colorado

          17.   Reclamation Oil Site in Detroit, Michigan

          18.   Robinson Insulation Site in Minot, North Dakota

          19.   Solvents Recovery Service of New England Site in Southington,
                Connecticut

          20.   Vermiculite Intermountain Site in Salt Lake City, Utah

          21.   Vermiculite Northwest Site in Spokane, Washington

          22.   Watson Johnson Landfill Site in Richland Township, Pennsylvania

          23.   Western Minerals Processing Site in Denver, Colorado

          24.   Western Minerals Products Site in Minneapolis, Minnesota

          25.   Zonolite/Grace Site in Hamilton Township, New Jersey

          26.   Zonolite/Grace Site in Wilder, Kentucky

          In addition, the Consent Decree addresses treatment of rights and claims regarding access to the Libby, Montana Site, treatment of the claim regarding the ATSDR nationwide investigation of the Libby Site material, and treatment of claims and expenses regarding the following Debtor-owned sites:

          1.    Acton Plant Site in Acton, Massachusetts

          2.    Cambridge Plant in Cambridge, Massachusetts

          3.    Curtis Bay Site in Curtis Bay, Maryland

          4.    Kootenai Bluffs and Kootenai Flyway Properties in Libby, Montana

          5.    Wells G&H Site in Woburn, Massachusetts

          6.    Zonolite/Grace Site in New Castle, Pennsylvania

          The Consent Decree will provide for: (1) the allowance of certain
General Unsecured Claims with respect to certain sites, (2) treatment of Claims regarding the ATSDR's nationwide investigation of former vermiculite expansion sites, (3) treatment of Claims regarding certain other Debtor-owned sites, and
(4) the treatment, as Administrative Expense Claims, of certain Comprehensive
Environmental Response, Compensation, and Liability Act response costs incurred post-petition at certain Debtor-owned sites. The Consent Decree will also resolve the claims of certain PRP groups and establish a protocol for addressing the liability and obligations of the Debtors to the Settling Federal Agencies with respect to additional non-owned sites not currently addressed in the
Consent Decree.

          The Debtors and the Settling Federal Agencies currently are conducting investigation in order to reach agreement about the allowed amount of the Claims on many of the sites that will be included in the Consent Decree. It is not known at this time when the Consent Decree will be finalized, what properties it will cover, and at what Allowed Amount. The EPA has filed numerous Claims against the Debtors as outlined above. While the Debtors believe the Consent
Decree will ultimately be finalized, in the event that it is not, the EPA Claims will be addressed through the traditional Claims objection process. As outlined herein, the Debtors' estimates and projections are not based on entry of the
Consent Decree but many of the Allowed amounts provided for in the Consent
Decree are consistent with the Debtors' estimates and projections which are based on public comments regarding the spending plans of the EPA, discussions of

                                       21

                                                                    EXHIBIT 99.1

spending forecasts with EPA representatives, analysis of other information made available from the EPA, previous consent decrees and agreements, actual outstanding invoices, and historical costs.

                    2.5.1.4 OTHER SIGNIFICANT ENVIRONMENTAL LEGAL PROCEEDINGS
                            AND CLAIMS

          Grace is a party to other legal proceedings and Claims involving federal, state and/or local government agencies and private parties regarding
Grace's responsibility for alleged noncompliance with environmental laws and regulations. In addition, Grace may incur material liability in connection with future actions of governmental agencies or private parties relating to Grace's past or future practices with respect to the generation, storage, handling, discharge, disposition or stewardship of hazardous wastes and other materials.
The two such proceedings that are significant are discussed immediately below.

                         2.5.1.4.1 CAPE COD PIPELINE REMEDIATION

          Grace is involved in disputes over the remediation of an abandoned jet fuel pipeline on Cape Cod, Massachusetts. In 1993, Grace Energy Corporation
("Grace Energy"), a Debtor, sold certain of its subsidiaries, one of which then owned the Cape Cod pipeline, to Kaneb Pipe Line Operating Partnership L.P.
("Kaneb"). In 1995 and 1997, respectively, the Massachusetts Department of
Environmental Protection and the U.S. Department of Justice made cleanup demands related to alleged pipeline leaks, and the EPA is engaged in extensive cleanup of the pipeline site. Federal officials have estimated that the remediation may cost as much as $100 million.

          In 1997, Grace Energy brought an action in Texas state court against
Kaneb to: (a) determine the ownership of, and responsibility for, the pipeline, and (b) seek indemnification for cleanup costs. The Texas state court held that the pipeline had been transferred to the defendants and that Grace Energy does not owe indemnity to Kaneb for the pipeline cleanup costs. The Texas state court awarded Grace Energy approximately $1.8 million in attorneys' fees, but also found that Grace Energy was not entitled to indemnification. Both sides appealed shortly before the action was stayed by the Chapter 11 Cases and the modified preliminary injunction that was subsequently entered by the Bankruptcy Court.

          In addition, on the basis of indemnification agreements entered into by Grace, Samson Hydrocarbons, a buyer of one of the Debtors' former businesses, has filed proofs of Claim for indemnification of past and future remediation expenses related to the pipeline and six other remediation sites. The
Massachusetts Department of Environmental Protection has also filed proofs of
Claim against Grace for obligations to continue to perform assessment, containment and removal activities at the Cape Cod pipeline site. Grace may incur material liability in connection with the Cape Cod pipeline remediation controversy.

                         2.5.1.4.2 JERSEY CITY CHROMIUM CONTAMINATION
                                   REMEDIATION
          Beginning in 1995, citizens groups brought suit in the U.S. District
Court for the District of New Jersey against Honeywell International Inc.
("Honeywell"), Grace, and another Debtor for injunctive relief requiring the remediation of chromium contamination of certain property in

                                       22

                                                                    EXHIBIT 99.1

Jersey City, New Jersey. Grace asserted cross-claims against Honeywell to recover all past and future costs and damages, and for injunctive relief requiring Honeywell to remediate the site. In May 2003, the New Jersey district court found in favor of the plaintiff and Grace.

          Honeywell appealed the judgment to the U.S. Court of Appeals for the
Third Circuit. The parties entered into a settlement agreement which was approved by the Bankruptcy Court on October 13, 2004. The parties have already performed their obligations under the settlement agreement, which agreement provides for settlement of the litigation, transfer of the Jersey City property to Honeywell, and payment to the Debtors of $62.5 million. The Debtors expect to realize net cash proceeds of $52 million after legal expenses and transfer taxes.

                    2.5.1.5 PLAN TREATMENT OF ENVIRONMENTAL CLAIMS

          The Plan provides for varying treatment of Allowed environmental
Claims. With respect to environmental Claims that constitute Allowed
Administrative Expense Claims (primarily post-petition remediation costs of
Debtor-owned properties), the Claimants will be paid in cash in full on the
Effective Date or as soon as practicable thereafter or upon such other terms as may be agreed upon by the Holders of such Claims; provided, however, that such
Allowed Administrative Expense Claims not yet due on the Effective Date will be paid as they become due.

          The Plan provides that Allowed environmental Claims that constitute
Allowed Class 9 General Unsecured Claims (primarily pre-petition remediation costs for both owned and non-owned properties and post-petition remediation costs for pre-petition contamination on non-owned properties), will be paid in the same manner as all other General Unsecured Claims.

                    2.5.1.6 ENVIRONMENTAL INSURANCE LITIGATION

          Grace is a party to three pending environmental insurance coverage actions with insurance companies, all of which have been stayed as a result of the Chapter 11 Cases. Two of the three pending environmental insurance coverage actions have been settled between Grace and Continental Casualty Company, the only insurance carrier involved in those actions but await Bankruptcy Court approval. The two settled actions are captioned Maryland Casualty Co. v. W. R.
Grace & Co., 88 CIV 4337, filed in 1988, and Continental Casualty Company v. W.
R. Grace & Co. and W. R. Grace & Co. Conn., 00 CIV 4524, filed in 2000. The
Maryland Casualty action involved approximately 200 claims arising from environmental contamination of sites owned or once owned by Grace and off-site, un-owned disposal sites. The Continental Casualty action involved approximately
45 claims of the same nature, including Grace's claims for coverage regarding certain claims involving former vermiculate mining operations in Libby, Montana.
The confidential settlement agreement between Grace and Continental Casualty
Company, which will result in the dismissal of the Maryland Casualty and
Continental Casualty actions, was finalized in December 2004 and will be submitted for the Bankruptcy Court's approval. The third pending environmental insurance coverage action is captioned Unigard Security Ins. Co. v. W. R. Grace
& Co.-Conn. and W. R. Grace & Co., 97 CIV 8941, and was filed in 1997. In this suit, Unigard seeks a declaration of no liability regarding potential bodily injury claims against Grace arising from environmental contamination at four sites formerly owned by Grace. The Unigard action is stayed as a result of the bankruptcy. The Unigard policy at issue is a first-layer excess policy that was in effect from June 30, 1974 to June 30, 1975, with

                                       23

                                                                    EXHIBIT 99.1

limits of $10,000,000. No personal injury claims have been identified regarding the four sites identified by Unigard. Additionally, in June 2003, the Second
Circuit Court of Appeals, while interpreting coverage under the Continental
Casualty Policy underlying the Unigard policy, held that Section 46 of the New
York Insurance Law, which was in effect from 1971 to 1982, prohibits coverage for claims arising from gradual pollution.

               2.5.2 FRAUDULENT TRANSFER LITIGATION

          In September 2000, Grace was named in a class action suit that was filed in California state court. The suit alleged that Grace's (1) 1996 reorganization transaction with Fresenius and (2) 1998 reorganization transaction with Sealed Air involved fraudulent transfers. Two similar class actions were also filed prior to the Petition Date.

          On June 14, 2001, the PD Committee and the PI Committee filed their
Joint Motion for Authority to Prosecute Fraudulent Transfer Claims (Docket No.
527), seeking authority to prosecute certain fraudulent transfer and successor liability claims against Sealed Air and Fresenius. Thereafter, the District
Court directed the PD Committee and the PI Committee to investigate and ultimately prosecute the claims. On March 18, 2002 the PD Committee and the PI
Committee filed the Fraudulent Conveyance Adversary Proceedings on behalf of the
Debtors' estate.

          In November 2002, Fresenius and Sealed Air announced that they had reached agreements in principle to settle the Fraudulent Conveyance Adversary
Proceedings.

          In July 2003, the Fresenius Settlement Agreement was approved by the
District Court. Subject to certain conditions, Fresenius will pay $115.0 million to the Debtors' estates as directed by the District Court upon confirmation of the Plan.

          Under the terms of the Sealed Air Settlement Agreement and subject to certain conditions, Cryovac, Inc. will transfer $512.5 million in cash (plus interest thereon from December 21, 2002 until the Effective Date compounded annually) and 9 million shares of Sealed Air Common Stock to the Asbestos Trust.
This payment constitutes the initial and primary funding under the Plan for the
Asbestos Trust. This payment is critically important in order to achieve confirmation of the Plan.

          On November 26, 2003, Sealed Air, the PI Committee and the PD
Committee filed a motion seeking approval of the Sealed Air Settlement Agreement
(the "Settlement Motion"). Due to a stay imposed in connection with the proceedings to have Judge Wolin removed from the Debtors' cases, among other cases, no objection deadline or hearing date has ever been set on the Settlement
Motion and it remains pending with the District Court. On November 24, 2004, the
Debtors filed a Motion with District Judge Buckwalter seeking referral of the
Settlement Motion to the Bankruptcy Court (the "Referral Motion") (Docket No.
7036). The Referral Motion is scheduled to be heard before the District Court on
January 18, 2005. Sealed Air has indicated it does not object to the Referral
Motion (Obj. of Sealed Air, at p.3, n.1).

          The Debtors are not parties to the Sealed Air Settlement Agreement.
The Debtors, Sealed Air, the PI Committee and the PD Committee negotiated for some six months to reach an agreement on an acceptable settlement structure. The great majority of the significant issues

                                       24

                                                                    EXHIBIT 99.1

were resolved. However, there were certain issues, set forth below, that resulted in the Debtors not becoming a party the Settlement Agreement.

          The Plan and Disclosure Statement are intended to be and the Debtors believe are in fact, consistent with the Sealed Air Settlement Agreement. In an effort to accelerate the process of obtaining confirmation of the Plan, the
Debtors do not plan to object to, and are prepared to go forward with, the
Sealed Air Settlement Agreement. The Debtors have clarified this position in this Disclosure Statement and the Plan. The Unsecured Creditors' Committee
reserves its right to file an objection or other appropriate pleading with respect to the Sealed Air Settlement Agreement.

          However, the Sealed Air Settlement Agreement raises the following issues that the Debtors believe they are required to disclose as part of the
Plan confirmation process:

               o    The Sealed Air Settlement Agreement would impose on the
                    Debtors a requirement to take positions on their financial statements and tax returns that would not be inconsistent
                    with Sealed Air achieving favorable tax treatment for the
                    Sealed Air Payment. While the Debtors generally believe that they can comply with such requirements, the Debtors and
                    their executives are concerned that a conflict could arise between the Debtors' obligations under the Sealed Air
                    Settlement Agreement and their fiduciary duties and legal
                    obligations to governmental authorities, including those
                    imposed by the Sarbanes-Oxley Act of 2002.

               o    The IRS may assert that the Sealed Air Payment gives rise to taxable income to the Debtors without any offsetting
                    deduction. Grace firmly believes that this characterization would be incorrect under current law. Nonetheless, if the
                    IRS were to successfully raise this issue, the dollar cost would be substantial and would materially adversely affect the Reorganized Debtors. Under the terms of the Sealed Air
                    Settlement Agreement, Grace's rights to defend itself in a tax audit from this IRS assertion may be constrained.

               o    The Sealed Air Settlement Agreement requires the Debtors, in a number of circumstances, to use their "best efforts" to
                    take certain actions or refrain from taking certain actions in support of Sealed Air's tax position. The Debtors are
                    concerned that "best efforts" is not adequately defined and could lead to disputes between the parties.

               o    The Debtors are concerned that, in a case where Grace
                    derives tax benefits from the Sealed Air Payment, which
                    Grace would be required to share with Sealed Air under the
                    Sealed Air Settlement Agreement, Grace may be required to
                    pay Sealed Air for tax benefits prior to their actual
                    realization. Sealed Air has indicated that Grace does not
                    have to make payment for a tax benefit unless the Debtors
                    have received an actual reduction in the amount of taxes
                    currently payable by them as a result of the tax benefit. If this is Sealed Air's position, Grace is in agreement.
                    However, this result is not stated clearly in the Sealed Air
                    Settlement Agreement.

                                       25

                                                                    EXHIBIT 99.1

               2.5.3 TAX CLAIMS

                    2.5.3.1 IRS PROPOSED 1993-96 TAX ADJUSTMENTS

          The IRS has asserted approximately $114.0 million of proposed tax adjustments against Grace, including accrued interest, for tax periods 1993 through 1996. Grace's federal tax returns for 1997 and subsequent periods are either under examination by the IRS or open for future examination. As a consequence of any finally determined federal tax adjustments, Grace may be liable for additional state taxes plus accrued interest. To the extent these IRS and state tax adjustments are sustained, and they result in Fresenius
Indemnified Taxes, such Fresenius Indemnified Taxes are obligations that the
Debtors are obligated under the Fresenius Settlement Agreement promptly to pay in full in cash when due and payable.

          The most significant contested issue for the 1993-1996 tax periods concerns corporate-owned life insurance ("COLI") policies. In 1988 and 1990,
Grace acquired COLI policies as part of a strategy to fund the cost of postretirement health care benefits and other long-term liabilities. COLI premiums were funded in part by loans issued against the cash surrender value of the COLI policies. The IRS is challenging deductions of interest on loans secured by COLI policies for years prior to 1999. In 2000, Grace paid $21.2 million of tax and interest related to this issue for tax years 1990 through
1992. Subsequently, Grace deducted approximately $163.2 million in interest attributable to COLI policy loans.

          Grace has agreed with the Department of Justice and the IRS on a settlement amount and certain other terms pertaining to this matter (the "COLI
Settlement"). The Bankruptcy Court entered an order authorizing the Debtors to enter into the COLI Settlement (the "COLI Order") on October 13, 2004. Pursuant
to the COLI Settlement, the federal government would allow Grace to claim approximately (1) $42.2 million, or 20%, of the approximately $211.2 million in
COLI interest deductions claimed from 1989 through 1996, and (2) $8.2 million, or 20%, of the approximately $41.1 million in COLI interest deductions claimed in 1997 and 1998. The COLI Settlement further provides that Grace must allocate a portion of the permitted COLI interest deductions against foreign source income for purposes of determining the availability of foreign tax credits in each of the tax years at issue. This effectively would decrease the amount of foreign tax credits that Grace may apply to reduce U.S. taxes on foreign source income. The COLI Order also approves termination of the COLI policies. Upon termination of the policies, the COLI Settlement provides that Grace will only have to recognize 20% of the gain as taxable income. Grace expects to apply its net operating loss ("NOL") carryforwards to offset this income. However, since
NOL carryforwards cannot fully offset a corporation's alternative minimum taxable income, the recognition of this income may result in some degree of tax liability if Grace is subject to paying the alternative minimum tax in that year. As part of terminating the COLI policies at issue, Grace anticipates receiving cash proceeds from its insurers. Assuming a termination date of
September 30, 2004, Grace would have received approximately $20 million in proceeds. This amount will likely fluctuate until the actual termination date, which is expected to be in the first quarter of 2005.

                                       26

                                                                    EXHIBIT 99.1

                    2.5.3.2 OTHER DISPUTED TAX CLAIMS

                         2.5.3.2.1 TEMPORARY HEALTH CARE STAFFING BUSINESS

          The IRS has asserted approximately $62 million of additional federal income tax withholding and Federal Insurance Contributions Act (FICA) taxes plus interest and related penalties against a Grace subsidiary that operated a temporary health care staffing business until its sale in 1999. The IRS contends that certain per diem reimbursements made by the business should have been treated as wages subject to employment taxes and federal income tax withholding.
Grace contends that the per diem and expense allowance plans were in accordance with statutory and regulatory requirements, as well as other published guidance from the IRS. The matter is currently pending in the U.S. Court of Claims. The parties are in settlement negotiations on this matter.

                         2.5.3.2.2 BEKAERT TEXTILES N.V.

          Under an indemnification agreement, Grace is also responsible for defense costs and payment of any tax assessments levied by the Belgian government on a former Grace subsidiary, Bekaert Textiles N.V. ("Bekaert"), in connection with foreign bond transactions in 1989 and 1990. Shortly after receipt of the assessments, Bekaert filed tax protests with the Belgian taxing authority, which failed to act on the protests. To stop the running of interest,
Bekaert commenced litigation in 2001 against the Belgian government on the issue, which is pending. The total amount allegedly owed for taxes and interest is approximately $14 million.

                         2.5.3.2.3 REMEDIUM JOINT VENTURE

          In 1999, Grace and de maximis, inc. ("de maximis"), an environmental project management company, formed a special purpose environmental remediation management joint venture, Remedium Group, Inc. ("Remedium"), to centralize, manage and minimize environmental expenditures associated with certain Grace remediation sites. The joint venture was created by virtue of de maximis acquiring Remedium Class B stock. Grace reported a $128.6 million capital loss from that sale. In September 2004, the IRS concluded that Grace's capital loss should be disallowed but that no penalties should be imposed. Grace contends that the Remedium joint venture was formed for several valid business reasons and that the capital loss was properly claimed and reported. If the 1999 capital loss were disallowed, the result would be a reduction in Grace's NOLs, which could cost Grace up to $45 million, plus any applicable state taxes, interest or penalties. Because of the potential magnitude of this issue on Grace's available
NOLs and, as a consequence, its importance in developing the Plan, Grace has requested and the IRS has agreed to review this issue on an accelerated basis.
Grace is also considering petitioning the Bankruptcy Court to assume jurisdiction to resolve this matter.

                         2.5.3.2.4 STATE INCOME TAX CLAIMS

          Certain state income tax Claims relating to past tax years may involve significant amounts. Although state income tax proofs of claim have been filed against Grace in the amount of approximately $57 million, Grace estimates that it will have to pay out approximately $10 million with respect to these Claims.
Grace also estimates that it will be required to pay out additional state taxes and interest to reflect the state impact of IRS federal audit adjustments.

                                       27

                                                                    EXHIBIT 99.1

The Debtors estimate such liability at approximately $37 million through the
Petition Date. To the extent the state tax obligations are sustained, however, and they result in Fresenius Indemnified Taxes, the Fresenius Indemnified Taxes
are obligations that the Debtors are obligated under the Fresenius Settlement
Agreement promptly to pay in full in cash when due and payable.

          2.6  LIABILITIES OTHER THAN LITIGATION CLAIMS

               2.6.1 CURRENT LIABILITIES NOT SUBJECT TO COMPROMISE UNDER THE
                     BANKRUPTCY CODE

          As of September 30, 2004, the Debtors had approximately $366.2 million in current liabilities not subject to compromise under the Bankruptcy Code. This amount represents the sum of short-term debt, income taxes, and trade and other operating liabilities that are due or will become payable within one year after
September 30, 2004. These liabilities are expected to be satisfied in accordance with their terms.

               2.6.2 NON-CURRENT LIABILITIES NOT SUBJECT TO COMPROMISE UNDER THE
                     BANKRUPTCY CODE

          As of September 30, 2004, the Debtors had approximately $404.3 million in non-current liabilities not subject to compromise under the Bankruptcy Code.
This amount consists of $34.1 million of deferred income taxes, $295.9 million of liabilities related to Grace's defined-benefit pension plans, $73.0 million in other non-current liabilities, and $1.3 million in long-term debt. These liabilities relate to obligations that arose subsequent to the Debtors' Chapter
11 Cases and will be satisfied in accordance with their terms.

               2.6.3 LIABILITIES SUBJECT TO COMPROMISE UNDER THE BANKRUPTCY CODE

                    2.6.3.1 DEBT AND ACCRUED INTEREST

          As of September 30, 2004, as recorded on the Debtors' books, there was outstanding approximately $572.8 million of debt and accrued interest. This amount consists of $500 million in principal under the Debtors' pre-petition credit facilities and $57.7 million in interest accrued at the 90-day floating
U.S. LIBOR rate plus 100 basis points (average of 3.2%), $12.5 million drawn under letters of credit, and the balance in miscellaneous capital lease obligations. Instead of the 90-day floating U.S. LIBOR rate plus 100 basis points, the Plan provides for interest at a rate of 6.09%, compounded quarterly, for obligations under the Debtors' pre-petition credit facilities, which results in total accrued interest of approximately $120.6 million as of September 30,
2004. In addition, the Plan provides for interest at a rate of 4.19%, compounded annually, for amounts drawn under letters of credit, which results in accrued interest of approximately $1.2 million as of September 30, 2004. These liabilities will be paid as General Unsecured Claims under the Plan. In addition, certain capital leases will be reinstated and paid in accordance with their terms; and all undrawn or partially drawn letters of credit, including letters of credit outstanding under the Debtors' pre-petition credit facilities, will be replaced as soon as practicable with new or replacement letters of credit under a new facility.

                                       28

                                                                    EXHIBIT 99.1

                    2.6.3.2 INCOME TAXES

          As of September 30, 2004, the Debtors have established approximately
$232 million in reserves, for financial reporting purposes, for potential income taxes and related statutory interest including those described in Section 2.5.3 above (including approximately $30 million of reserves classified in Other
Accrued Liabilities). This amount reflects the Debtors' estimated liability for a number of contested income tax matters. Of this amount, approximately $182 million is expected to be paid in cash on or before the Effective Date in settlement of assessed or asserted income tax claims (including approximately
$30 million of reserves classified in Other Accrued Liabilities) including obligations for Fresenius Indemnified Taxes that the Debtors are obligated promptly to pay in full in cash when due and payable under the Fresenius
Settlement Agreement. The remainder will be satisfied as Priority Tax Claims under the Plan or as otherwise agreed with the relevant taxing authorities. To the extent these tax claims are not paid in full in cash prior to the Effective
Date, and they are Fresenius Indemnified Taxes, they are tax obligations that the Debtors are obligated under the Fresenius Settlement Agreement promptly to pay in full in cash when due and payable.

                    2.6.3.3 POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

          As of September 30, 2004, the Debtors had approximately $122.9 million in liabilities relating to post-retirement benefits other than pensions. This amount represents the present value of the Debtors' estimated future annual obligations under their retiree medical program. This liability is being funded currently, and will pass through as a continuing obligation of the Reorganized
Debtors under the Plan.

                    2.6.3.4 UNFUNDED SPECIAL PENSION ARRANGEMENTS

          As of September 30, 2004, the Debtors had approximately $70.9 million of unfunded special pension arrangements. This amount represents the present value of various non-qualified, unfunded special pension arrangements with both current and former employees of the Debtors. Approximately $8 million of this amount relates to due but unpaid amounts since the Petition Date as a result of funding limits set by the Bankruptcy Court, and will be paid on the Effective
Date or as soon as practicable thereafter. Pursuant to the Plan, the remainder will be re-instated as continuing obligations of the Reorganized Debtors and will be satisfied in accordance with their terms.

                    2.6.3.5 ACCOUNTS PAYABLE

          As of September 30, 2004, the Debtors had approximately $31.4 million in liabilities to suppliers and other service providers that were due and payable as of the Petition Date. These liabilities will be paid as General
Unsecured Claims under the Plan and will include post-petition interest at a rate of 4.19%, compounded annually, which as of September 30, 2004 was an additional approximately $4.9 million.

                    2.6.3.6 OTHER ACCRUED LIABILITIES

          As of September 30, 2004, the Debtors had approximately $101 million in other accrued liabilities. This amount represents contractual obligations and estimates of costs to resolve pre-

                                       29

                                                                    EXHIBIT 99.1

petition contingencies. Of this amount, approximately $10 million is expected to be satisfied as Allowed General Unsecured Claims at the Effective Date,
approximately $30 million is expected to be satisfied as Priority Tax Claims under the Plan (see Section 2.6.3.2 of this Disclosure Statement), and approximately $3 million is expected to be satisfied as Administrative Expense
Claims. The remainder will be re-instated and satisfied in accordance with their terms, including approximately $5 million expected to be treated as Class 3
Claims, $24 million expected to be treated as Administrative Expense Claims, $13 million expected to be General Unsecured Claims, and $17 million of non-core reserves.

          2.7  ASSETS AND OTHER RIGHTS

               2.7.1 EXCESS REAL PROPERTY

          The Debtors own a number of parcels of excess real property, most of which were used in previously divested operations, are not useful for the
Debtors' current operations, and are not readily marketable. Some of the excess property is not marketable because it is undergoing environmental remediation, which is often an expensive and lengthy process. Although Grace is actively engaged in selling properties that are considered marketable, the net value of the Debtors' excess real property does not appear material.

               2.7.2 INSURANCE RIGHTS

                    2.7.2.1 OVERVIEW

          Grace previously purchased insurance policies that provide coverage for the 1962 - 1985 period with respect to asbestos-related lawsuits and Claims.
Since 1985, however, insurance coverage for asbestos-related liabilities has not been commercially available to Grace. Insurance policies that were purchased by
Grace prior to 1962 were determined by the courts to be inapplicable because they were purchased prior to the year in which Grace acquired the Zonolite
Company, through which Grace began producing asbestos containing products.
However, as part of the Zonolite acquisition, Grace obtained all rights under the insurance policies purchased by Zonolite.

                    2.7.2.2 PRIMARY INSURANCE COVERAGE

          Grace's primary insurance coverage for 1962 - 1985 is in the amount of
$1 million per occurrence with annual aggregate product-liability limits ranging from $1 to $2 million. With one exception, coverage disputes regarding the Grace and Zonolite primary policies have been settled, and the settlement amounts paid in full. The only unsettled primary coverage is that of Continental Casualty
Company ("CNA") for 1973 - 1985. In a pending declaratory judgment action in
U.S. District Court for the Southern District of New York, Grace asserts that this coverage is still available to pay asbestos-related Claims that are not based on product liability, such as Claims made by certain Libby residents. This action is currently stayed due to the filing of the Chapter 11 Cases.

                    2.7.2.3 EXCESS INSURANCE COVERAGE

          Grace's excess coverage is for levels of loss above certain levels.
The levels vary from policy to policy, creating "layers" of excess coverage, some of which are triggered before others.

                                       30

                                                                    EXHIBIT 99.1

As of May 31, 2004, after subtracting previous reimbursements by insurers and allowing for discounts pursuant to certain settlement agreements, there remains
$978 million of excess coverage from more than 30 presently solvent insurers.

          Grace has entered into settlement agreements with various excess insurance carriers. These settlements involve amounts paid and to be paid to
Grace. One such settlement agreement provides for reimbursement of a specified percentage of each dollar spent by Grace or the Non-Debtor Affiliates to settle or defend asbestos-related Claims. It is the Debtors' position that, under this agreement, a group of carriers has agreed to reimburse Grace for 20% of each dollar spent to settle or defend personal injury or property damage Claims, up to a remaining maximum reimbursement of approximately $78 million. The other settlement agreements would be available to pay asbestos-related personal injury
Claims. The remaining maximum aggregate amount available under these other settlement agreements is approximately $417 million. With respect to asbestos-related personal injury Claims, the settlement agreements generally require that the Claims be spread over the Claimant's exposure period and that each insurer pay a pro rata portion of each Claim based on the amount of coverage provided during each year of the total exposure period. Nothing in
Section 2.7.2.3 of this Disclosure Statement is intended to affect or vary the above-reference settled agreements.

          Presently, Grace has no agreements in place with insurers with respect to approximately $483 million of excess coverage, which is at layers of coverage that have not yet been triggered by the value of claims submitted by Grace.

          Grace believes that the ZAI Claims also are covered under the settlement agreements and unsettled policies discussed above to the extent they relate to installations of ZAI occurring after July 1, 1973.

          Grace has approximately $355 million of excess coverage with insolvent or non-paying insurance carriers. (Non-paying carriers are those that, although technically not insolvent, are not currently meeting their obligations to pay claims.) Grace has filed and continues to file claims in the insolvency proceedings of insolvent carriers. Grace is currently receiving distributions from some of these insolvent carriers and expects to receive distributions in the future.

                    2.7.2.4 ESTIMATED INSURANCE RECOVERIES

          Grace's total reimbursement percentage for asbestos-related personal injury Claims will vary based on the total amount of asbestos-related liability.
Grace estimates that it would receive $500 million from settled and solvent unsettled insurance carriers if the Asbestos Trust Aggregate Fund is determined by the Court to be the maximum permitted under the Plan. (Coverage for property damage Claims is available only under the settlement agreement referred to above that has a maximum remaining reimbursement of approximately $78 million and, therefore, any amounts paid in respect of such property damage Claims would reduce the amount payable for personal injury Claims.) Generally, the reimbursement percentage decreases at higher levels of liability. At $1 billion and $2 billion of estimated personal injury liability, the reimbursement percentages would be approximately 34% and 28%, respectively. The

                                       31

                                                                    EXHIBIT 99.1

prospective financial information assumes that there will be no recoveries from insolvent carriers.

          Grace's ultimate recovery of insurance proceeds may be affected by the financial status of the remaining solvent insurance carriers and the number, nature and amount of individual Allowed Asbestos Claims.

               2.7.3 DEBTORS' RETAINED CAUSES OF ACTION

                    2.7.3.1 PRESERVATION OF CAUSES OF ACTION

          The Debtors are currently investigating whether to pursue potential causes of action against any Claimants or Entities. The investigation has not been completed. Under the Plan, the Reorganized Debtors are retaining the
Debtors' rights to commence and pursue any and all Retained Causes of Action.
The Debtors may pursue them before the Effective Date. Otherwise, the
Reorganized Debtors may pursue them after the Effective Date. The potential causes of action include the following:

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, for, or in any way involving, the
               collection of accounts receivable or general ledger items that are due and owing to the Debtors, including trade receivables, rent and other lease and sublease charges, franchise and/or license fees, payments due under equipment leases and licenses, or other miscellaneous charges;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, against customers, including those customers listed in Exhibit 11 in the Exhibit Book, for accounts receivable, improper setoff, overpayment, or any other claim arising out of the customer relationship;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, against vendors, including those vendors listed on Exhibit 11 in the Exhibit Book, for overpayment, improper setoff, warranty, indemnity, or any other claim arising out of the vendor relationship;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, against Entities, including vendors with respect to pre-petition violations of applicable federal or state securities laws;

          o    All actual actions or potential breach of contract actions against any customers, vendors or Entities who violated the automatic stay after the Petition Date, including those customers or vendors listed on Exhibit 11 in the Exhibit Book;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, against landlords, lessees, sublessees, or assignees arising from various leases, subleases and
               assignment agreements relating thereto, including actions for unpaid rent, overcharges relating to taxes, common area
               maintenance and other similar charges, including those claims identified on Exhibit 11 in the Exhibit Book;

                                       32

                                                                    EXHIBIT 99.1

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, against the Debtors' current or former insurance carriers to recover unpaid reimbursements and claims, overpayment of premiums and fees, claims for breach of contract, indemnity obligations or coverage or similar causes of action, including those insurers listed on Exhibit 11 in the Exhibit
               Book;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, against purchasers of assets from the
               Debtors relating to breach of the purchase agreement or unpaid compensation thereunder, including those purchasers listed on
               Exhibit 11 in the Exhibit Book;

          o    Any and all rights to payment against any taxing authority or other potentially liable party, including parties other than the government for reimbursement of taxes and tax payments, listed on
               Exhibit 11 in the Exhibit Book for any tax refunds, credits, overpayments or offsets that may be due and owing to the Debtors for taxes that the Debtors may have paid to any such taxing authority;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, relating to deposits or other amounts owed by any creditor, lessor utility, supplier, vendor, landlord, sub-lessee, assignee or other Entity;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, relating to environmental and product liability matters;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, arising out of, or relating to, the
               Debtors' intellectual property rights;

          o    Any litigation or lawsuit initiated by any of the Debtors that is currently pending, whether in the Bankruptcy Court, before the
               American Arbitration Association, or any other court or tribunal or initiated against the Debtors after the Petition Date for which the Debtors may have counterclaims or other rights,
               including those actions listed on Exhibit 11 in the Exhibit Book;

          o    All actual actions or potential actions, whether legal, equitable or statutory in nature, against any of the Debtors' former
               Professionals, except the Asbestos Protected Parties, for breach of fiduciary duty, breach of contract, negligence or professional misconduct or malpractice, or other tortuous conduct, including those former Professionals listed on Exhibit 11 in the Exhibit
               Book;

          o    All actual or potential contract and tort actions that may exist or may subsequently arise; and

          o    All actual actions or potential actions whether legal, equitable or statutory in nature, arising out of, or in connection with the
               Debtors' business or operations, except actions against the
               Asbestos Protected Parties to the extent they are released by the
               Plan.

                                       33

                                                                    EXHIBIT 99.1

          The above categories of Retained Causes of Action will not be limited in any way by reference to the Exhibits nor are the categories intended to be mutually exclusive.

          In addition, it is possible that there are numerous Unknown Causes of
Action. The failure to list any such Unknown Causes of Action above, or in
Exhibit 11 in the Exhibit Book, is not intended to limit the rights of the
Reorganized Debtors to pursue any of these actions to the extent the facts underlying such Unknown Causes of Action become known to the Debtors.

                    2.7.3.2 MAINTENANCE OF CAUSES OF ACTION

          Except as otherwise provided in the Plan, the Reorganized Debtors are retaining all of the Debtors' rights, to commence and pursue, as appropriate, in any court or other tribunal including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases, any and all causes of action, whether such causes of action accrued before or after the Petition Date, including those Retained Causes of Action listed in Exhibit 11 in the Exhibit
Book.

          Except as otherwise provided in the Plan, in accordance with
Bankruptcy Code Section 1123(b)(3), any Claims, rights, and causes of action, including the Retained Causes of Action, that the respective Debtors may hold against any Entity will vest in the Reorganized Debtors, and the Reorganized
Debtors will retain and may exclusively enforce any and all such Claims, rights or causes of action, including Retained Causes of Action, and commence, pursue and settle the causes of action in accordance with the Plan. The Reorganized
Debtors will have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such Claims, rights, and causes of action, including Retained Causes of Action, without the consent or approval of any third party and without any further order of the Court.

                    2.7.3.3 AVOIDANCE ACTIONS

          The Debtors do not possess any causes of action for "Avoidance
Actions" (actions or proceedings under Bankruptcy Code Sections 544, 545, 547,
548 or 553). Pursuant to Bankruptcy Code Section 546(a), a debtor has two years after entry of the order for relief to bring Avoidance Actions. The Debtors'
order for relief was entered on April 2, 2001; thus the deadline to bring
Avoidance Actions was April 2, 2003. The Debtors analyzed potential Avoidance
Actions and concluded that none should be commenced. The Debtors then provided their analysis to counsel for the Equity Committee and the various creditors'
committees so that they could also determine whether there were any Avoidance
Actions. No Avoidance Actions were brought by any party prior to the deadline.
The Unsecured Creditors' Committee filed a motion seeking to extend the time within which the Avoidance Actions could be commenced but the Bankruptcy Court denied the motion.

                    2.7.3.4 PRESERVATION OF ALL CAUSES OF ACTION NOT EXPRESSLY
                            SETTLED OR RELEASED

          Unless a Claim or Retained Cause of Action against a Claimant or other
Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve such Claim or
Retained Cause of Action (including any Unknown Causes of Action) for later adjudication by the Reorganized Debtors. Therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim

                                       34

                                                                    EXHIBIT 99.1

preclusion, waiver, estoppel (judicial, equitable, or other) or laches will apply to such Claims or Retained Causes of Action upon or after the Confirmation
Date or Effective Date of the Plan based on this Disclosure Statement, the Plan or the Confirmation Order, except where such Claims or Retained Causes of Action have been expressly released in the Plan or other Final Order. In addition, the
Debtors, the Reorganized Debtors, and their successors expressly reserve the right to pursue or adopt any Claim alleged in any lawsuit in which the Debtors are defendants or an interested party, against any Entity, including the plaintiffs or co-defendants in such lawsuits.

          Any Entity that has incurred an obligation to the Debtors (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the
Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that such obligation, transfer, or transaction may be reviewed by the Debtors or the Reorganized Debtors, and may, if appropriate, be the subject of an action after the Effective Date, whether or not (1) such Entity has filed a proof of Claim against the Debtors in the
Chapter 11 Cases, (2) such Claimant's proof of Claim has been objected to, (3)
such Claimant's Claim was included in the Debtors' Schedules, or (4) such
Claimant's scheduled Claim has been objected to by the Debtors or has been identified by the Debtors as a Disputed Claim, a Contingent Claim, or an
Unliquidated Claim.

          2.8  ESTIMATED VALUE OF THE REORGANIZED DEBTORS AND NON-DEBTOR
               AFFILIATES

          The Debtors have been advised by Blackstone with respect to the reorganization value of the Reorganized Debtors and Non-Debtor Affiliates. For
purposes of this analysis, the Effective Date is assumed to be December 31,
2004. The reorganized enterprise value is calculated as the value of core operations ("Core Business Value") plus the value of the assumed insurance receivable (based on the assumed asbestos liabilities(12)), plus the present value of the projected use of tax assets and the proceeds from the assumed exercise of in-the-money stock options. To determine the equity value for the
Reorganized Debtors and Non-Debtor Affiliates, estimates for net debt and non-core liabilities proforma for the implementation of the Plan are subtracted from the reorganized enterprise value. Further adjustments are made for share dilution to calculate fully diluted reorganized equity value per share. The
Asbestos PD Committee has indicated it reserves its right to contest the Core
Business Value calculated by the Debtors and to present its own valuation with respect to the Core Business Value.

               2.8.1 CORE BUSINESS VALUE OF THE REORGANIZED DEBTORS AND
                     NON-DEBTOR AFFILIATES

          Two valuation methodologies were used to determine Core Business
Value: (i) an analysis of public market value as a multiple of various operating statistics for selected similar public companies and (ii) an analysis of transaction value as a multiple of various operating

----------
(12) For purposes of this analysis, asbestos liabilities are assumed to equal the sum of (i) the maximum aggregate amounts that would satisfy the conditions precedent in Section 7.6.1(v) and (w) of the Plan; plus (ii) an estimate of Previously Settled/Adjudicated Asbestos Claims.

                                       35

                                                                    EXHIBIT 99.1

statistics for selected similar public merger and acquisition transactions. Both methodologies rely upon the Financial Information prepared by management attached as Exhibit 4 in the Exhibit Book.

          Based on these two methodologies, the estimated Core Business Value at the Effective Date is approximately $2.2 billion to $2.6 billion, with $2.4 billion as the midpoint estimate. A third methodology was considered: a calculation of the present value of the free cash flows under the prospective financial information, including assumptions for a terminal value; however, that methodology was not used because it was concluded that the resultant reorganized value would not be meaningful based on the prospective period of two years.

                    2.8.1.1 COMPARABLE PUBLIC COMPANY ANALYSIS

          The comparable public company analysis ("Comparable Public Company
Analysis") estimates value based on a comparison of financial statistics of the
Reorganized Debtors and Non-Debtor Affiliates with the financial statistics of similar public companies using common variables such as revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA").

          A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Reorganized
Debtors and Non-Debtor Affiliates. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of business, business risks, target market segments, growth prospects, maturity of businesses, market presence, size, and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation.

          The Comparable Public Company Analysis includes companies similar to the Reorganized Debtors and Non-Debtor Affiliates' two business segments:
Davison and Performance Chemicals.

          The publicly traded companies deemed generally comparable to Davison
Chemicals, in some or all of the aforementioned factors are Albermarle Corp.,
Engelhard Corp., Great Lakes Chemical Corp., Johnson Matthey plc, and Lubrizol
Corp.

          The publicly traded companies deemed generally comparable to
Performance Chemicals, in some or all of the aforementioned factors, are Crown
Holdings, Inc., ElkCorp, Ferro Corp., H.B. Fuller Corp., Lafarge North America
Inc., RPM International Inc., Silgan Holdings Inc., Texas Industries, Inc.,
Valspar Corp. and Vulcan Materials Co.

          The Comparable Public Company Analysis determines the multiple of each comparable company's current enterprise value divided by (i) its calendar year
2004 estimated revenue and EBITDA and (ii) its calendar year 2005 estimated
EBITDA. The calendar year 2004 estimated revenue and EBITDA, as well as the calendar year 2005 estimated EBITDA, for comparable companies are based on projections by equity research analysts of third-party financial institutions.

          The calendar year 2004 enterprise value to revenue, and enterprise value to EBITDA multiples for comparable companies are in the ranges of 0.8x -
1.1x and 7.5x - 9.0x,

                                       36

                                                                    EXHIBIT 99.1

respectively. Applied to the Reorganized Debtors and Non-Debtor Affiliates' 2004
estimated revenue of $2.236 billion and EBITDA of $298 million, respectively, these multiples indicate a Core Business Value in a range of $2.2 billion to
$2.7 billion. The calendar year 2005 enterprise value to EBITDA multiple for comparable companies ranges from 6.5x - 8.0x. Applied to the Reorganized Debtors and Non-Debtor Affiliates' estimated 2005 EBITDA of $314 million, these multiples indicate a Core Business Value in a range of $2.0 billion to $2.5 billion.

                    2.8.1.2 THE PRECEDENT TRANSACTION ANALYSIS

          The precedent transaction analysis ("Precedent Transaction Analysis")
estimates value by examining selected public merger and acquisition transactions. An analysis of a company's disclosed transaction value as a multiple of various operating statistics provides valuation multiples for companies in similar lines of business. Multiples for selected precedent transactions were calculated based on the purchase price (including any debt assumed) paid. These multiples were then applied to the key operating statistics of the Reorganized Debtors and Non-Debtor Affiliates to determine the reorganized value to a potential buyer.

          Valuation conclusions cannot be based solely upon quantitative results. The reasons for, and circumstances surrounding, each acquisition transaction are specific to such acquisition, and there are inherent differences between the businesses, operations and prospects of each. Qualitative judgments must be made concerning the differences among the characteristics of these reorganizations and transactions and other factors and issues, which could affect the target's value. Therefore, each of the multiples based on precedent transactions was evaluated and judgments were made as to their relative significance in determining reorganized value.

          Multiples of various financial results to the transaction values of these companies were calculated and analyzed. Emphasis was placed on multiples based upon revenue and EBITDA. On the basis of enterprise value as a multiple of revenues, the precedent transactions indicated an approximate range of 1.1x -
1.3x. On the basis of enterprise value as a multiple of EBITDA, the precedent transactions indicated an average of 7.5x - 9.5x. As discussed above, the determination of these multiple ranges accounts for a variety of factors, both quantitative and qualitative. In addition, due to the fact that the results of a
Precedent Transaction Analysis often reflect a control premium, or are impacted by a competitive dynamic due to multiple bidders, the valuation multiples indicate aspects of value not necessarily present in a reorganization. Applied to the Reorganized Debtors and Non-Debtor Affiliates' 2004 estimated revenue of
$2.236 billion and EBITDA of $298 million, these multiples indicate a Core
Business Value in a range of $2.2 billion to $2.8 billion.

               2.8.2 CALCULATION OF FULLY DILUTED REORGANIZED EQUITY VALUE

          The Core Business Value is adjusted by the following amounts to determine the fully diluted reorganized equity value of the Reorganized Debtors and Non-Debtor Affiliates: (i) assumed insurance receivable, (ii) the present value of the projected use of tax assets, (iii) non-core liabilities, (iv) net debt, (v) proceeds from the exercise of assumed in-the-money options, and (vi)
share dilution as set forth in the summary in Section 2.8.2.6.

                                       37

                                                                    EXHIBIT 99.1

                    2.8.2.1 INSURANCE

          According to management's estimate, the assumed insurance receivable has a book value of $500 million based on the assumed asbestos liabilities.(13)
There exists significant variability around the ultimate amount and timing of receipt of this amount.

                    2.8.2.2 TAX ASSETS

          Tax assets result from prior losses, foreign taxes paid, and deductions as a result of the implementation of the Plan. The future use of tax assets is quantified based on projected annual tax savings. The present value of the projected use of tax assets over a nine year period is calculated at a discount range of approximately 13% to 23%, which represents levered cost of equity. Estimated cost of equity was derived using the capital asset pricing model, which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock's performance to the return of the overall market. The analysis assumes a risk-free rate of 4.2% based on the November 8, 2004 yield of the ten-year U.S.
Treasury Note. Levered beta of 1.19 for the Reorganized Debtors and Non-Debtor
Affiliates is based on (i) an average un-levered beta of 0.72 for the companies identified in Section 2.8.1.1 herein (the Comparable Public Company Analysis)
and (ii) an assumed debt/equity ratio of approximately 50% as of the Effective
Date.

          The present value of the projected use of tax assets is calculated in the approximate range of $75 million to $120 million with a midpoint estimate of
$98 million. There exists significant variability around the ultimate value of this asset and the tax asset remaining at the end of the measurement period because it depends on, among other things, proforma capital structure and limitations on the use of tax assets that could result from activities outside of the control of the Reorganized Debtors and Non-Debtor Affiliates.

                    2.8.2.3 NON-CORE LIABILITIES

          The projected book value of non-core liabilities, estimated as of
December 31, 2004, is approximately $487 million. This amount consists of the following obligations: $190 million of post-retirement, pension benefits (not including the qualified pension plan) and other employee liabilities, $107 million of unliquidated environmental Claims, $50 million of Priority Tax Claims paid over time (unless there are obligations for Fresenius Indemnified Taxes in which case they will be paid promptly in full in cash as they become due and payable) and other tax contingencies, $37 million of other non-core accrued liabilities, $3 million of capital leases, and $100 million for other unliquidated Claims. The value of these non-core liabilities could be higher or lower, depending on, among other things, the resolution of Claims, the timing of certain payments, and the use of contingency.

----------
(13) For purposes of this analysis, asbestos liabilities are assumed to equal the sum of (i) the maximum aggregate amounts that would satisfy the conditions precedent in Section 7.6.1(v) and (w) of the Plan; plus (ii) an estimate of Previously Settled/Adjudicated Asbestos Claims.

                                       38

                                                                    EXHIBIT 99.1

                    2.8.2.4 NET DEBT

          The estimated net debt, as of December 31, 2004, is based on management's projections of $800 million of debt and $300 million of cash.
Projected cash includes proceeds from the assumed exercise of in-the-money options. Net debt could ultimately be higher or lower than this estimate, depending on actual cash funding requirements for the Plan and free cash flow generation before emergence. As presented in the Financial Information in
Exhibit 4 in the Exhibit Book, cash is projected to decline to $250 million in
2005, which is approximately the minimum level of operating cash required by the
Reorganized Debtors and the Non-Debtor Affiliates.

                    2.8.2.5 PROCEEDS OF OPTIONS

          The Reorganized Debtors and Non-Debtor Affiliates have employee and management options outstanding representing 8.2 million shares at a wide range of strike prices. Based on the assumed fully diluted reorganization equity value per share, options that would be in-the-money are assumed to be exercised. The proceeds from the assumed exercise of in-the-money options are added to fully diluted equity value and the shares issued are included in the calculation of the fully diluted price per share. The proceeds from the assumed exercise of in-the-money options are $66 million (6.3 million shares), $75 million (6.8 million shares) and $102 million (8.2 million shares), respectively, based on the low, medium and high value range of fully diluted reorganization equity value per share.

                    2.8.2.6 SUMMARY

          Based on the above assumptions, the calculated fully diluted reorganized equity value is a range of $1.779 billion to $2.260 billion at the assumed Effective Date.

          To calculate the fully diluted reorganized equity value per share, fully diluted shares must be calculated by adding: (1) basic shares of Parent
Common Stock outstanding, (2) the shares of Parent Common Stock underlying in-the-money options, as more fully described above; (3) the shares of Parent
Common Stock to be issued in respect of Class 9, equal to 15% of the Allowed
Class 9 Claims, which amount is assumed to represent approximately $149 million;
(4) the shares of Parent Common Stock expected to be issued to the Asbestos
Trust, which amount is assumed to represent approximately $498 million based on the maximum aggregate amount that would satisfy the conditions precedent in
Section 7.16(v) of the Plan; and (5) the shares of Parent Common Stock underlying the Warrants which are issued to the Asbestos Trust to fund assumed
Class 7 liability of $130 million based on the maximum aggregate amount that would satisfy the conditions precedent in Section 7.6.1(w) of the Plan. Based on the foregoing assumptions, the range of fully diluted shares varies with the range of calculated equity values and is 127.8 million shares at the low end of the reorganized equity value range and 112.7 million shares at the high end of such range (a higher equity value implies that fewer shares would be required to fund items (3), (4) and (5) above), with a midpoint estimate of 118.2 million shares. The calculated fully diluted reorganized equity value per share is in the approximate range of $13.92 to $20.06, with a midpoint estimate of $17.01.

          The Reorganized Debtors and Non-Debtor Affiliates' fully diluted reorganized equity value could be materially lower if the Asbestos PI-AO Claims liability exceeds the $130 million

                                       39

                                                                    EXHIBIT 99.1

(plus expenses) assumed as the maximum estimated liability that would satisfy the Asbestos PI-AO Claims. If all Warrants were immediately exercised by the
Asbestos Trust, fully diluted reorganized equity value per share would be in the approximate range of $10.76 to $13.89, with a midpoint estimate of $12.37.
However, the theoretical dilution to equity value is not limited to the Warrants exercisable by the Asbestos Trust, but also could be impacted by future payments by Reorganized Grace.

          The estimates of reorganized value do not purport to be appraisals, liquidation values or estimates of the actual market value that may be realized if assets are sold. The estimates of reorganized value, fully diluted reorganized equity value, and fully diluted reorganized equity value per share represent hypothetical values developed solely for purposes of the Plan and should not be relied upon in making investment decisions to purchase or sell
Parent Common Stock at any time, now or in the future.

          The estimates of reorganized value, fully diluted reorganized equity value, and fully diluted reorganized equity value per share are highly dependent upon achieving the future financial results set forth in the proforma and prospective financial information as well as the realization of certain other assumptions which are not guaranteed, in particular, assumptions regarding the value of all Asbestos Claims and estimates presented herein regarding insurance, tax and cash assets as well as net debt and other liabilities. Because such estimates are inherently subject to uncertainties, neither the Debtors, the
Reorganized Debtors and Non-Debtor Affiliates, Blackstone, nor any other person assumes responsibility for their accuracy.

          The Parent Common Stock of Grace is traded on the New York Stock
Exchange (TICKER: GRA). The estimates of the range of fully diluted reorganized equity value do not purport to be an estimate of the pre- or post-reorganization trading value of the Parent Common Stock and the estimate of the fully diluted reorganized equity value per share may not correlate with actual trading prices on the New York Stock Exchange. The estimated values set forth herein represent estimated reorganized values and estimated fully diluted reorganized equity values and do not necessarily reflect values that could be attainable in public or private markets. The values set forth herein do not consider market trading characteristics, trading limitations possibly imposed on the Parent Common Stock or perceptions in public or private markets about the Reorganized Debtors and
Non-Debtor Affiliates or the value of the Parent Common Stock. The trading value of the Parent Common Stock, if any, may be materially different from the estimates set forth in this Estimated Value of the Reorganized Debtors and
Non-Debtor Affiliates.

                                       40

                                                                    EXHIBIT 99.1

The table set forth below illustrates the number of shares to be distributed to, or retained by, each class of Creditors or Holders of Equity Interests pursuant to the Plan at the low, mid and high value of reorganized equity.

THE ACTUAL NUMBER OF SHARES TO BE DISTRIBUTED WILL BE BASED ON THE PRICE OF THE
PARENT COMMON STOCK MEASURED IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN.

(in millions)

                                                    Low      Mid     High
                                                  ------   ------   ------
Fully Diluted Reorganized Equity Value (1)        $1,779   $2,011   $2,260
                                                  ======   ======   ======

Distribution of Shares

   Shares issued to Class 6 and Class 8(2)          35.8     29.3     24.8
   Shares underlying Warrants issued to Class 7      9.3      7.6      6.5(4)
   Shares issued to Class 9(3)                      10.7      8.7      7.4
   Shares held by Holders of Equity Interests       65.8     65.8     65.8
   Shares pursuant to management options (1)         6.3      6.8      8.2
                                                  ------   ------   ------
   Shares outstanding post-emergence               127.8    118.2    112.7
                                                  ------   ------   ------

IN ADDITION TO THE WARRANTS SET FORTH IN THE TABLE ABOVE, WARRANTS SHALL BE
ISSUED TO CLASS 7 IN AN AMOUNT SUCH THAT, UPON THE PAYMENT OF THE SEALED AIR
PAYMENT AND THE DEBTORS' PAYMENT INTO THE ASBESTOS TRUST, THE PARENT COMMON
STOCK AND WARRANTS (IF EXERCISED) THAT MAKE UP THE DEBTORS' PAYMENT WOULD
CONSTITUTE A MAJORITY OF THE ISSUED AND OUTSTANDING VOTING SHARES OF THE
REORGANIZED PARENT. THE NUMBERS OF WARRANTS THAT MAY BE EXERCISED IS DEPENDENT
ON THE DIFFERENCE, IF ANY, BETWEEN THE ASBESTOS PI-AO CLASS FUND AND THE AMOUNT
OF CLASS 7 ALLOWED CLAIMS.

ADDITIONAL SHARES IF ALL ADDITIONAL WARRANTS WERE EXERCISED

Shares underlying Class 7 additional Warrants    37.6    44.4    50.1
                                                -----   -----   -----
Shares outstanding post-emergence               165.4   162.6   162.7
                                                -----   -----   -----

NOTES:

(1) Assumes the exercise of existing in-the-money management options.

(2) Based on amount requested in the Estimation Motion filed on November 13,
2004. As a condition precedent to confirmation of the Plan, the Court shall have found that the aggregate of the Asbestos PI-SE Class Fund, the Asbestos PD Class
Fund and the Asbestos Trust Expenses Fund is not greater than $1.483 billion and that the Asbestos PI-AO Class Fund is not greater than $130.0 million.

(3) Assumes the estimated amount of Allowed Claims for Class 9 is $1,175 million, including unliquidated liabilities, estimated at approximately $185 million, that would be Class 9 Claims if and when Allowed.

(4) In connection with $130 million Asbestos PI-AO Class Fund

3.   THE CHAPTER 11 FILINGS AND RELATED CANADIAN PROCEEDINGS

          3.1  OVERVIEW OF CHAPTER 11

          Chapter 11 is the principal business reorganization chapter of the
Bankruptcy Code. Chapter 11 authorizes a debtor to reorganize its business for its benefit and its stakeholders'

                                       41

                                                                    EXHIBIT 99.1

benefit, whether those stakeholders are its creditors or equity interest holders. In addition to permitting a debtor to rehabilitate itself, chapter 11 also requires that any distributions to stakeholders ensure equality of treatment for similarly situated creditors and similarly situated equity interest holders.

          Commencing a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the filing date. The
Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

          The principal objective of a chapter 11 case is to consummate a plan of reorganization. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by a bankruptcy court binds a debtor, any issuer of securities thereunder, any person acquiring property under the plan and any creditor or equity interest holder of that debtor to the terms of the plan. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan, and substitutes therefor the obligations specified in the confirmed plan.

          3.2 SIGNIFICANT EVENTS DURING THE COURSE OF THE CHAPTER 11 CASES

          Many pleadings have been filed with the Bankruptcy Court and District
Court during the course of the Chapter 11 Cases, and many hearings have been conducted in connection with those pleadings.(14) In order to obtain a comprehensive listing of the pleadings and events that have been filed in the
Chapter 11 Cases, the docket for each case should be consulted. The relevant pleadings referenced below may be obtained and reviewed from the Bankruptcy
Court or District Court, as applicable. The following is a general description of the more significant pleadings that have been filed during the Chapter 11
Cases:

               3.2.1 FIRST DAY MOTIONS

                    3.2.1.1 RETENTION AND EMPLOYMENT OF PROFESSIONALS BY THE
                            DEBTORS

          The Bankruptcy Court approved the Debtors' request to retain certain professionals to represent them and assist them in connection with the Chapter
11 Cases on May 3, 2001. These professionals include: (a) Kirkland & Ellis LLP and Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C. as bankruptcy counsel (Docket Nos. 180 and 181, respectively), (b) The Blackstone Group L.P.
("Blackstone") as Financial Advisors (Docket No. 182), (c) Kekst & Company
Incorporated as public relations consultant (Docket No. 183), (d) R.R. Donnelley
& Sons Company as the notice agent (Docket No. 15), and (e) Wachtell, Lipton,
Rosen & Katz as special corporate counsel (Docket No. 184). The Debtors were also authorized to retain and employ and compensate certain Professionals utilized in the ordinary course of the Debtors' businesses (Docket No. 197).

----------
(14) All docket numbers refer to Case No. 01-1139 unless otherwise stated.

                                       42

                                                                    EXHIBIT 99.1

                    3.2.1.2 FINANCING AND CRITICAL TRADE MOTIONS

          The Debtors filed their "Emergency Motion for Interim and Final Orders under 11 U.S.C. Sections 105, 362, 363 and 364 Approving Post-Petition Financing
and Related Relief and Setting Final Hearing Pursuant to Bankruptcy Rule
4001(c)" (the "Financing Motion") (Docket No. 26) on the Petition Date whereby the Debtors sought authority to enter into a post-petition credit agreement. The
Court granted the emergency relief and subsequently, on May 3, 2001, granted final relief in connection with the Financing Motion (Docket No. 194). Pursuant to the loan agreements, the Debtors have available up to $250,000,000 in post-petition financing. The Court extended the Debtors' post-petition credit facility on May 14, 2003 until the earlier of (1) April 1, 2006 or (2) the
Debtors' emergence from bankruptcy (Docket No. 3512).

          The Debtors also were granted authority to pay in the ordinary course of business the pre-petition claims of essential trade creditors up to the sum of $4.5 million (Docket No. 195).

                    3.2.1.3 OPERATIONAL MOTIONS

          The Debtors were granted authority to (1) pay certain pre-petition obligations, including certain sales, use and franchise taxes, as well as charges relating to shipping and most employee benefits and (2) maintain their existing bank accounts, business forms, cash management systems, and intercompany agreements (Docket Nos. 18 and 21 respectively). Additionally, the
Debtors sought, and the Court granted, authority to honor certain pre-petition obligations to customers and otherwise continue in the ordinary course of business certain customer programs and practices (Docket No. 19).

               3.2.2 MOTIONS TO ASSUME PRE-PETITION EXECUTORY CONTRACTS AND
                     LEASES

          On April 3, 2001, the Debtors moved the Court (Docket No. 20) for authority to assume the existing employment contracts with the following key employees: (1) Paul J. Norris (Chairman, President and Chief Executive Officer),
(2) David B. Siegel (Senior Vice President and General Counsel), (3) Robert M.
Tarola (Senior Vice President and Chief Financial Officer), (4) William M.
Corcoran (Vice President, Public and Regulatory Affairs), (5) Wayne T. Smith
(Vice President and General Manager of Grace Performance Chemicals), (6) Ann E.
MacDonald (Sales and Marketing Manager), and (7) Johnny P. Forehand, Jr. (Vice
President, Operations). The Court granted the Debtors' motion on June 22, 2001
(Docket No. 560).

          The Debtors have also periodically sought and received authority from the Court to assume and/or assign certain leases.

               3.2.3 APPOINTMENT OF OFFICIAL COMMITTEES OF CREDITORS, THE
                     OFFICIAL EQUITY COMMITTEE AND THE FUTURE CLAIMS
                     REPRESENTATIVE

                    3.2.3.1 OFFICIAL COMMITTEES OF CREDITORS

                         3.2.3.1.1 UNSECURED CREDITORS' COMMITTEE

          The Unsecured Creditors' Committee was formed on April 13, 2001 when the United States Trustee issued and filed an amended notice of appointment of the official committee of unsecured creditors (Docket No. 94). Subsequently, the
Unsecured Creditors' Committee sought

                                       43

                                                                    EXHIBIT 99.1

and received Bankruptcy Court approval to employ (a) Stroock & Stroock & Lavan
LLP, as counsel (Docket Nos. 177 and 340), (b) Duane, Morris & Heckscher LLP, as
local counsel (Docket Nos. 288 and 550), (c) FTI Pelicano Manzo, as financial advisors (Docket Nos. 287 and 549), and (d) Capstone Corporate Recovery, LLC to
replace FTI Pelicano Manzo as financial advisors (Docket No. 5758) except with respect to tax related services.

                         3.2.3.1.2 ASBESTOS PI COMMITTEE

          The Asbestos PI Committee was formed on April 13, 2001 when the United
States Trustee issued and filed a notice of appointment of an official committee of asbestos personal injury claimants (Docket No. 95). Subsequently, the
Asbestos PI Committee sought and received Bankruptcy Court approval to employ
(a) Legal Analysis Systems, Inc., as consultants (Docket No. 206), (b) Caplin &
Drysdale, Chartered, as counsel (Docket No. 208), (c) L. Tersigni Consulting,
P.C., as financial advisors (Docket No. 209), (d) Ashby & Geddes, P.A., as local counsel for the period from April 12, 2001 through June 15, 2001 (Docket No.
697), and (e) Campbell & Levine, LLC, as local counsel beginning June 16, 2001
(Docket No. 698).

                         3.2.3.1.3 ASBESTOS PD COMMITTEE

          The Asbestos PD Committee was formed on May 11, 2001 when the United
States Trustee issued and filed an amended notice of appointment of an official committee of asbestos property damage claimants (Docket No. 252). Subsequently, the Asbestos PD Committee sought and received Bankruptcy Court approval to employ: (a) Bilzin Sumburg Dunn Baena Price & Axelrod LLP, as counsel (Docket
Nos. 298 and 551), (b) Ferry & Joseph, P.A., as local counsel (Docket Nos. 299 and 553), (c) Conway, Del Genio, Gries & Co., as financial advisor and investment banker (Docket No. 1027), and (d) Hamilton, Rabinovitz & Aschuler,
Inc. (Docket Nos. 1568 and 1735) and W.D. Hilton, Jr. (Docket Nos. 1567 and
1736), as consultants.

                    3.2.3.2 OFFICIAL EQUITY COMMITTEE

          The Equity Committee was formed on June 18, 2001 when the United
States Trustee issued and filed a notice of appointment of the official committee of equity security holders (Docket No. 532). The Equity Committee sought and received Bankruptcy Court approval to employ: (a) Kramer Levin
Naftalis & Frankel LLP, as counsel (Docket Nos. 787 and 985), (b) Klett Rooney
Lieber & Schorling, P.C., as co-counsel (Docket Nos. 1059 and 1275).

                    3.2.3.3 REPRESENTATIVE FOR FUTURE ASBESTOS CLAIMANTS

          The Debtors filed an application for appointment of a legal representative for the future Asbestos Claimants on April 19, 2004 (Docket No.
5460). The Court entered an order appointing David T. Austern as the Future
Claimants' Representative (Docket No. 5645). Federal Insurance Company, Royal
Indemnity Company, and the Asbestos PD Committee appealed the Court's order appointing Mr. Austern. The Asbestos PD Committee subsequently withdrew its appeal. The insurance companies' appeals are pending before the District Court.

                                       44

                                                                    EXHIBIT 99.1

               3.2.4 SECTION 341(A) MEETING OF CREDITORS

          On May 18, 2001, the United States Trustee's office conducted the meeting of creditors required by Bankruptcy Code Section 341(a). Representatives of the Debtors, as well as the Debtors' counsel, appeared at the Section 341(a)
meeting and responded to inquiries from the U.S. Trustee and creditors.

               3.2.5 SELECTED ADVERSARY PROCEEDINGS

                    3.2.5.1 STAY OF ASBESTOS-RELATED LITIGATION AGAINST VARIOUS
                            AFFILIATES

          Contemporaneously with the filings of their Chapter 11 petitions, the
Debtors filed the adversary proceeding entitled W. R. Grace & Co., et al. v.
Margaret Chakarian, et al. and John Does 1-1000, Case No. A-01-771. A temporary restraining order was initially entered on April 2, 2001 and on May 3, 2001, the
Court issued a preliminary injunction. On January 22, 2002, the Court entered an
"Order Granting Modified Preliminary Injunction" (Case No. A-01-771, Docket No.
87) which, among other things, enjoined the commencement or continuation of certain actions against non-debtor third-parties, including actions: (1) that arise from alleged exposure to asbestos, indirectly or directly, allegedly caused by the Debtors, against (a) Fresenius, (b) Sealed Air, (c) Merrill Lynch,
(d) Credit Suisse First Boston, (e) certain of the Debtors' insurance carriers,
(f) Affiliates of the Debtors that are not filing entities for purposes of the
Chapter 11 Cases, or (g) present and former officers, directors and employees of the Debtors; (2) for which there may be coverage under certain of the Debtors'
insurance policies; (3) brought against certain of the Debtors' insurance carriers, which allege coverage for asbestos-related liabilities; or (4) against current and former officers, directors or employees of the Debtors that arise out of such officer's, director's or employee's employment or relationship with the Debtors.

          On February 4, 2002, certain Claimants filed a motion to clarify the scope of the preliminary injunction or to modify the preliminary injunction
(Case No. A-01-771, Docket No. 86). Specifically, the Claimants sought entry of an order stating that, to the extent their asserted causes of action against
Maryland Casualty Company ("MCC"), one of the Debtors' insurers, were based upon
MCC's own, independent tortious conduct, the preliminary injunction did not stay such litigation. The Bankruptcy Court denied the motion for clarification (Case
No. A-01-771, Docket No. 96). The Claimants appealed the Bankruptcy Court's decision to the District Court, and, on July 16, 2003, the District Court
vacated the Bankruptcy Court's order. MCC appealed the District Court's decision, and, on October 28, 2004, the Third Circuit vacated the District
Court's order and affirmed the Bankruptcy Court's decision that the modified preliminary injunction stayed the litigation with respect to MCC. As a result, the Claimant's lawsuits against MCC are presently stayed pursuant to the
Debtors' modified preliminary injunction.

                    3.2.5.2 ENJOINING BOND PAYMENTS BY NATIONAL UNION

          The Debtors filed the adversary proceeding entitled W. R. Grace &
Co.-Conn. v. National Union Fire Insurance Company of Pittsburgh, P.A., et al.,
Case No. 02-01657 (Bankr. D. Del.), on January 18, 2002, which sought to enjoin
National Union, the issuer of surety bonds to Grace, from making any payment under the bonds in connection with two settlement protocols relating to certain asbestos personal injury litigation. On May 13, 2002, the Court approved an interim

                                       45

                                                                    EXHIBIT 99.1

settlement agreement, under which: (1) payment under one of the bonds was permanently enjoined, (2) a single payment of $9,729,720.00 was authorized under the second bond, (3) and a letter of credit draw by National Union in that same amount, under a letter of credit obtained by the Debtors to secure the bonds, was authorized. The Court retained jurisdiction concerning the remainder of this dispute. National Union then paid $9,729,720.00, and it drew that same amount from the Debtors' letter of credit.

          On December 22, 2002, National Union filed a motion for summary judgment and a corresponding brief in support of the motion, which sought a declaratory judgment that the remaining Claims asserted by the Claimants were not owed by National Union to the Claimants. Specifically, National Union
requested a determination that no further sums are due to the Claimants on account of the "Aggregate Submission Provisions" of the settlement protocols. In the alternative to summary judgment, National Union sought an order deferring determination of amounts due under its surety bonds until the outcome of procedures for defining "asbestos personal injury" had been established for the
Chapter 11 Cases.

          The Claimants opposed the National Union Summary Judgment Motion, and responded on September 10, 2003 by filing their own motion for summary judgment and a related brief in support (Case No. 02-01657, Docket No. 39).

          The Court heard the summary judgment motions on March 26, 2004. The
Court denied National Union's summary judgment motion. However, the Court held that, pursuant to Bankruptcy Code Section 362, the Debtors have the right to review all Claims (1) that were submitted pursuant to either settlement protocol during the 60-day period prior to April 2, 2001 or (2) on, or after, April 2,
2001, to determine whether any of those Claims lack adequate qualifying materials, as required in the applicable settlement protocol. Similarly, the
Court granted National Union the right to review all Claims that were submitted at any time prior to April 2, 2001 (1) for which payment has not already been made, and (2) for which the Debtors failed previously to formally object pursuant to the provisions of the applicable settlement protocol. A formal order has yet to be entered.

               3.2.6 EXTENSION OF EXCLUSIVITY PERIOD AND TERMINATION OF
                     EXCLUSIVITY PERIOD

          The Court has entered several orders extending the Debtors' exclusive periods to file and solicit acceptances of a Chapter 11 plan. By order of the
Court entered on June 16, 2004 (Docket No. 5820), the Court had granted the
Debtors (i) an exclusive period to file a reorganization plan (or plans) through
November 24, 2004 and (ii) an exclusive solicitation period through and including January 24, 2005. However, the Court had ordered that the Debtors file their plan and disclosure statement no later than October 14, 2004. The Debtors were prepared to file such plan and disclosure statement on October 14, 2004, but at the request of the FCR, the Asbestos PI Committee and the Asbestos PD
Committee, sought a further extension to permit all parties to negotiate a consensual plan. Elliot International, L.P. (a significant Holder of Parent
Common Stock) objected. On October 25, 2004 (Docket No. 6734), the Court extended the Debtors' time to file a reorganization plan through November 15,
2004. A hearing currently is scheduled for January 24, 2005.

                                       46

                                                                    EXHIBIT 99.1

               3.2.7 MOTIONS TO LIFT THE AUTOMATIC STAY

          Throughout the Chapter 11 Cases, various parties have filed motions to lift the Debtors' automatic stay. The Debtors have successfully opposed efforts to modify the stay where the respective Claims would be payable out of assets that would otherwise be available for the payment of Claims. In certain situations, the Debtors have consented to modifications of the stay to (1)
establish the amount of certain Claims, or (2) where the Claimants sought to proceed only against the Debtors' insurance, and, in the Debtors' estimation, any potential recovery from such insurance would not affect the amount of insurance available to pay other Claimants.

               3.2.8 CERTAIN POST-PETITION LITIGATION MATTERS

                    3.2.8.1 LITIGATION RELATED TO GRACE'S SAVINGS AND INVESTMENT
                            PLAN

          In June 2004, a purported class action complaint was filed in U.S.
District Court for the District of Massachusetts against the Parent's Board of
Directors, certain current and former Grace officers and employees, and others, relating to Grace's 401(k) Savings and Investment Plan (the "S&I Plan"). The
complaint alleges that the decline in the price of Parent Common Stock from July
1999 through February 2004 resulted in significant losses to S&I Plan participants. The complaint further alleges that the defendants breached their fiduciary duties under the Employee Retirement Income Security Act of 1974, as
amended, ("ERISA") by failing to sell or take other appropriate action with regard to Parent Common Stock held by the S&I Plan during that period, and failed to disclose to S&I Plan participants the risk of investing in Parent
Common Stock. The complaint seeks compensatory damages for the S&I Plan from the defendants. The Bankruptcy Court stayed this action with respect to all defendants through and including December 31, 2004.

          On October 26, 2004, a purported class-action complaint was filed in the U.S. District Court for the Eastern District of Kentucky, on behalf of present and former participants in the S&I Plan, against W. R. Grace & Co., the
W. R. Grace Investment and Benefits Committee, the Parent's Board of Directors,
certain current and former Grace officers and employees, and others. The complaint alleges that Grace and its investment advisors breached fiduciary duties under ERISA by selling Parent Common Stock from the S&I Plan at a
"distressed price." The complaint further alleges that Grace breached fiduciary duties under ERISA by hiring State Street Bank and Trust Company, the investment manager for the S&I Plan that was retained by the Debtors in December 2003
(pursuant to a Court order authorizing such retention), to "rapidly liquidate"
all of the employees' Parent Common Stock investment at an "artificially low"
sales price. This case was stayed by agreement of the parties through and including December 31, 2004. The Defendants currently have until January 31,
2005 to answer or otherwise plead.

          Pursuant to Grace's Certificate of Incorporation and By-Laws, Grace is
required to indemnify its directors, officers and employees for any liability arising out of either of these lawsuits. Grace also has certain contractual indemnity obligations that may be triggered. However, Grace believes that the allegations in both lawsuits are without merit and that any liability arising therefrom would in any event be covered by its fiduciary liability insurance.

          Pursuant to Section 8.7 of the Plan, the Debtors propose to (1)
provide their current and former directors, officers, and employees who are defendants in the above-referenced S&I Plan

                                       47

                                                                    EXHIBIT 99.1

lawsuits, with a full and complete release of all liability associated with any such litigation, and (2) to indemnify such defendants for any costs and/or expenses associated with any such litigation. However, to the extent that plaintiffs in the lawsuits have valid Claims against the Debtors, their pre-petition Claims will be treated as Class 9 General Unsecured Claims and their post-petition Claims will be treated as Administrative Expense Claims under the Plan.

          The named Plaintiff in the Massachusetts lawsuit outlined above has raised an objection to the releases provided by Section 8.7 of the Plan, alleging that they go beyond the scope of permissible releases under applicable law. The Debtors disagree. The parties reserve their rights with respect to the release objections until the hearing on confirmation of the Plan.

                    3.2.8.2 THE SCOTTS COMPANY LITIGATION

          On September 2, 2004, the Scotts Company ("Scotts"), a former Grace vermiculite customer, filed an adversary proceeding in the Bankruptcy Court seeking declaratory relief with respect to its entitlement under the Grace liability insurance policies. Scotts alleges that it is currently defending 76 asbestos-related bodily injury cases (involving approximately 4,192 plaintiffs)
that were filed against Scotts after the Petition Date. Grace presently does not have the information necessary to assess the potential impact these allegations may have on its potential insurance recoveries.

                    3.2.8.3 MONTANA GRAND JURY INVESTIGATION

          On October 29, 2004, Grace received a letter from the U.S. Attorney for the District of Montana informing the company that it has been named as a target of a federal grand jury investigation involving possible obstruction of federal agency proceedings, violations of federal environmental laws, and conspiring with others to violate federal environmental laws. This investigation relates to Grace's former vermiculite mining and processing activities in Libby,
Montana. By designating Grace as a "target" of the investigation, the U.S.
Attorney is asserting that it has substantial evidence linking the company to the commission of a crime. Grace understands that the investigation is at an advanced stage and that it may be indicted during the first half of 2005, unless a resolution of this matter can be reached with the U.S. Attorney within such timeframe.

          Several current and former senior level employees associated with
Grace's construction products business also have been named as targets of the investigation. On November 15, 2004, the Bankruptcy Court granted Grace's request to advance legal and defense costs to the employees, subject to a reimbursement obligation if it is later determined that the employees did not meet the standards for indemnification set forth under state corporate law
(Docket Nos. 6829 and 7143).

          Grace is unable to assess whether the investigation, an indictment resulting therefrom, or any resolution thereof or conviction resulting therefrom, will have a material adverse effect on the results of operations or financial condition of Grace or affect Grace's bankruptcy proceedings.

                                       48

                                                                    EXHIBIT 99.1

               3.2.9 MOTION FOR ENTRY OF CASE MANAGEMENT ORDER

          The Debtors filed their motion seeking entry of a case management order, establishment of bar date, approval of proofs of Claim forms, and approval of notice program (the "Original CMO Motion") on June 27, 2001 (Docket
No. 586). The Original CMO Motion outlined the Debtors' proposal for resolution of all of the various key issues facing the Debtors, including issues relating to Asbestos PI Claims. The matter was fully briefed and set to be tried before
District Judge Farnan on November 21, 2001 when the Court of Appeals for the
Third Circuit reassigned the Chapter 11 Cases, along with the asbestos bankruptcy cases of four other debtors pending in Delaware, to the Honorable
Judge Alfred M. Wolin.

          Judge Wolin (1) retained the asbestos personal injury issues and the fraudulent transfer lawsuit (described in detail in Section 2.5.2 in this
Disclosure Statement) and (2) referred all other matters to the Bankruptcy
Court. Judge Wolin first addressed the fraudulent transfer lawsuit. After extensive briefing and negotiations, the matter was resolved in principle by the parties in November of 2002 and will potentially result in the recovery of approximately $1 billion for the Debtors' estates.

          Judge Wolin did not immediately address the Debtors' potential liability for asbestos personal injury. Instead, he had the parties re-brief these issues and put the matter on hold pending resolution of the fraudulent transfer lawsuit. On June 21, 2002, the Debtors filed a supplemental brief regarding procedures for the litigation of the common personal injury liability issues (Docket No. 2275). This supplemental brief provided a detailed summary of the Debtors' proposal concerning (1) the level of impairment that should be necessary for a party to assert an asbestos personal injury claim against the
Debtors' estates and (2) procedures for implementing, and the need for the implementation of, a bar date covering asbestos personal injury claims. The
District Court never considered the matter. In lieu of the procedures outlined in the Original CMO Motion, the Plan Documents establish a process for parties to file Asbestos PI Claims against the Debtors' estates.

          On November 24, 2004, the Debtors filed a motion with the District
Court requesting that it refer jurisdiction over the Debtors' amended motion for entry of a CMO (Docket No. 7036). The District Court has ordered that all objections and responses to the Debtors' motion be filed by January 5, 2005, the
Debtors' Reply to any objection or response be filed by January 12, 2005 and a hearing on the Referral Motion be held on January 18, 2005 (Docket No. 7326).

               3.2.10 DEBTORS' BAR DATE FOR ASBESTOS PD CLAIMS (EXCLUDING ZAI
                      CLAIMS), NON-ASBESTOS CLAIMS, AND ASBESTOS MEDICAL
                      MONITORING CLAIMS

          By an order dated April 22, 2002, the Court established the March 2003
Bar Date as the last date for Filing proofs of Claim for all pre-petition Claims relating to (1) Asbestos PD Claims (excluding ZAI Claims), (2) non-Asbestos
Claims (including all governmental Claims), and (3) Asbestos Medical Monitoring
Claims (Docket No. 1963). A bar date was not set for Asbestos PI Claims and ZAI
Claims.

          Pursuant to the March 2003 Bar Date, approximately 15,438 proofs of
Claim were filed against the Debtors' estates. The Debtors believe that many of the proofs of Claim are

                                       49

                                                                    EXHIBIT 99.1

illegitimate, duplicative, or otherwise grossly overstated in amount. The
Debtors currently are pursuing a series of omnibus Claims objections to deal with many of these proofs of Claim.

               3.2.11 THE ADR PROGRAM

          On June 12, 2004, the Debtors filed a Motion for the entry of an order establishing an alternative dispute resolution ("ADR") program to liquidate certain pre-petition Claims that were submitted pursuant to the order setting the March 2003 Bar Date. On November 9, 2004, the Court entered an order approving the Debtors' ADR program, as amended to address concerns raised by the
Court and other parties. The ADR program establishes procedures for resolving certain contested non-asbestos Claims through negotiation and then, if necessary, through mediation.

               3.2.12 THE JUDGE WOLIN MANDAMUS AND RECUSAL PROCEEDINGS

          Certain creditors of Owens Corning Corporation moved to have Judge
Wolin recused from any further participation in the Owens Corning bankruptcy cases that were pending before him in the District Court on October 10, 2003.
Shortly thereafter, certain creditors of the Debtors filed a similar motion. The
Third Circuit issued an order that stayed all matters before Judge Wolin in each of the five asbestos cases before him, including matters pertaining to the
Debtors' Chapter 11 Cases, on October 30, 2003. The cases before Judge Wolin remained stayed, pending resolution of the Wolin recusal matters. The Third
Circuit issued a Writ of Mandamus on May 17, 2004 which (1) ordered Judge Wolin to recuse himself from the five asbestos cases before him, including the
Debtors' Chapter 11 Cases, and (2) lifted the stay of all matters before Judge
Wolin. The Honorable Ronald E. Buckwalter was assigned all matters in the
Chapter 11 Cases that were previously pending before Judge Wolin on May 27, 2004
(Docket No. 5652).

               3.2.13 NEGOTIATIONS WITH THE VARIOUS COMMITTEES AND THE FCR

          At various times during the course of the Chapter 11 Cases, the
Debtors have met with the FCR and representatives of the Asbestos PI Committee, the Asbestos PD Committee, the Equity Committee and the Unsecured Creditors'
Committee and presented alternatives to the Plan in an effort to achieve a consensual plan of reorganization. As a result of such meetings, in December
2004, the Equity Committee and the Unsecured Creditors' Committee agreed to become Plan Proponents. However, the Debtors were unable to obtain the remaining constituencies' agreement to the Debtors' Plan.

               3.2.14 MOTION TO PROTECT TAX BENEFITS

          In order to limit the trading of its shares to prevent a change in control of the Parent for tax purposes, Grace filed a motion seeking an order to require notice and waiting periods on transfers of Parent Common Stock to give
Grace time to review the purchases for tax purposes. The order imposes notice requirements and potential restrictions on stock acquisitions by those persons or entities that (i) currently own 4.75% or more of Parent Common Stock or (ii)
seek to acquire 4.75% or more of Parent Common Stock. A change in control of the
Parent would severely limit Grace's ability to use its net operating losses to offset taxes on future income. Under the order, Grace has the right to object in
Bankruptcy Court to those persons or entities

                                       50

                                                                    EXHIBIT 99.1

acquiring Parent Common Stock if the acquisition poses a material risk of adversely affecting Grace's ability to use its net operating losses. The request was granted on an interim basis on October 23, 2004 and a hearing on final approval is scheduled for January 24, 2005.

          3.3  THE CANADIAN PROCEEDINGS

               3.3.1 GENERAL INFORMATION

          Although Grace's Canadian operating subsidiary Grace Canada, Inc.
("Grace Canada") is not a Debtor, Grace believed that Grace Canada could potentially become subject to asbestos-related Claims. Accordingly, the Debtors sought and obtained ancillary relief in Canada with respect to Grace Canada.

          On April 4, 2001, the Canadian Court granted Grace Canada an order
(the "Canadian Order"), pursuant to Section 18.6 of the Canadian Companies'
Creditors Arrangement Act, which, among other things (1) recognized the Chapter
11 Cases in Canada, (2) prohibited the commencement of any asbestos related suits against Grace Canada, and (3) appointed Pierre Le Bourdais as Grace
Canada's Information Officer. The Information Officer is responsible for submitting certain interim information reports concerning the Chapter 11 Cases and Grace Canada to the Canadian Court.

               3.3.2 NOTICE OF THE CANADIAN PROCEEDINGS

          In accordance with the terms of the Canadian Order, Grace Canada published notice of the Canadian proceedings in newspapers of national circulation in Canada on each of April 11, 2001 and April 12, 2001. These notices (1) advised Entities of the Chapter 11 Cases and the Canadian proceedings, (2) stated that Grace Canada could seek further relief from the
Canadian Court to ensure fair and equal access for Canadians with Asbestos
Claims against Grace Canada, and (3) instructed any Entity who wished to be made a party to the Canadian proceedings to contact counsel to Grace Canada. To date, the only party who has requested to be added this service list is counsel involved in the fraudulent transfer litigation.

               3.3.3 QUARTERLY REPORTS

          In accordance with the terms of the Canadian Order, the Information
Officer has filed thirteen (13) quarterly reports with the Canadian Court. These reports have provided the Canadian Court with a description of matters affecting
Grace Canada, as well as provided a summary of all material events taking place in the Chapter 11 Cases. Through these reports, the Information Officer has kept the Canadian Court informed as to the Debtors' reorganization process.

               3.3.4 COURT ORDERS IN THE CANADIAN PROCEEDINGS

          Since the date of the Canadian Order, Grace Canada has appeared before the Canadian Court on numerous occasions and has received approval or recognition of a number of Orders granted in the United States in connection with the Chapter 11 Cases. The following represents a summary of material matters approved by the Canadian Court:

                                       51

                                                                    EXHIBIT 99.1

                    3.3.4.1 ORDERS EXTENDING THE STAY OF PROCEEDINGS IN CANADA

          The stay of proceedings granted in the Canadian Order was originally set to expire on October 1, 2001. The Canadian Court has extended this deadline.
The current stay of proceedings will expire on April 1, 2005, unless extended prior to that date.

                    3.3.4.2 RECOGNITION OF THE DEBTORS' MARCH 2003 BAR DATE
                            ORDER

          On December 5, 2002, in order to give effect to the March 2003 Bar
Date Order, the Canadian Court ordered that the order setting the March 2003 Bar
Date be recognized and implemented in Canada in accordance with its terms.

                    3.3.4.3 THE CORPORATE REORGANIZATION ORDER

          On April 14, 2004, Grace Canada applied for, and the Canadian Court granted, an Order (the "Canadian Reorganization Order") approving a corporate reorganization involving Grace Canada and certain of the Debtors. The proposed reorganization contemplated, inter alia, that Grace Canada would acquire, for valuable consideration, shares or debt in a number of the Debtors' Latin
American subsidiaries. The Canadian Reorganization Order was to be effective subject to the filing of a certificate of the directors of Grace Canada that they were satisfied that Grace Canada was receiving true value on a reasonable and realistic basis in respect of the assets being acquired. Grace Canada has now received the results of the appraisals for the property to be acquired and is in the process of reviewing and considering the results. The certificate of the directors of Grace Canada has not yet been filed and, accordingly, the
Canadian Reorganization Order is not yet effective.

               3.3.5 POST-PETITION CANADIAN LAWSUITS

          On October 25, 2004, Raven Thundersky and Rebecca Bruce filed a complaint with the Queens' Bench for Winnipeg Centre against certain of the
Debtors, certain of the Debtors' former Canadian subsidiaries, the Attorney
General of Canada, and others. The complaint is styled as a purported class-action and seeks recovery for alleged injuries suffered by any Canadian resident as a result of Grace's marketing, selling, processing, manufacturing, distriburing and/or delivering asbestos or asbestos-containing products in
Canada.

          On October 29, 2004, a Motion for Authorization to Institute a Class
Action and to Obtain the Status of Representative was filed by the Association des Consummateurs Pour la Qualite Dans La Construction and Jean-Charles Dextras
in the Superior Court for the Province of Quebec, District of Montreal. The
motion seeks authorization to institute a class-action lawsuit against Grace
Canada, Inc. and the Attorney General of Canada on behalf of (1) every person who is the owner of a building insulated with vermiculite that was marketed under the brand name Zonolite Attic Insulation and (2) every person (or their heirs and successors, if applicable) who lives or has lived in a building insulated with Zonolite Attic Insulation and who has suffered, is suffering or will suffer from asbestosis, mesothelioma, or cancer of the lung.

                                       52

                                                                    EXHIBIT 99.1

               3.3.6 CANADIAN CLAIMS

          Upon confirmation, Canadian Claims shall be transferred to the
Asbestos Trust along with all Asbestos Claims. Any Allowed Canadian Claims will be paid by the Asbestos Trust.

4.   SUMMARY OF THE PLAN(15)

          4.1  OVERVIEW OF THE CHAPTER 11 PLAN

          THE DISCUSSION OF THE PLAN SET FORTH BELOW IS MORE DETAILED THAN THE
EXECUTIVE SUMMARY CONTAINED IN ARTICLE 1 OF THIS DISCLOSURE STATEMENT, BUT IT IS
NOT A COMPLETE RECITATION OF THE TERMS OF THE PLAN. MOREOVER, CERTAIN KEY
ASPECTS OF THE PLAN ARE HIGHLIGHTED IN THE EXECUTIVE SUMMARY BUT ARE NOT
REPEATED IN THIS SECTION.

          THE DEBTORS HAVE ATTEMPTED TO SUMMARIZE IN THIS DISCLOSURE STATEMENT,
THE KEY PROVISIONS OF THE PLAN, BUT SUCH A SUMMARY IS BY ITS VERY NATURE HIGHLY
SUBJECTIVE AND PRONE TO DISPUTE. THEREFORE, THIS SUMMARY IS QUALIFIED IN ITS
ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN AND
THE EXHIBITS IN THE EXHIBIT BOOK, THE TERMS OF WHICH ARE CONTROLLING.

          A TRUE AND CORRECT COPY OF THE PLAN IS ATTACHED AS EXHIBIT 1 IN THE
EXHIBIT BOOK. HOLDERS OF CLAIMS OR EQUITY INTERESTS AND OTHER INTERESTED PARTIES
ARE URGED TO READ THE PLAN AND THE EXHIBITS THERETO IN THEIR ENTIRETY SO THAT
THEY MAY MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

          4.2  PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSES AND PRIORITY
               TAX CLAIMS

          Article 2 of the Plan deals with unclassified Claims. In accordance with Bankruptcy Code Section 1123(a)(1), Administrative Expense Claims and
Priority Tax Claims are not classified and are excluded from the Classes set forth in Article 3 of the Plan. These Claims are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code or upon such other less favorable terms as may be mutually agreed upon between the Holder of such unclassified Claim and the Reorganized Debtors or otherwise established pursuant to an order of the Bankruptcy Court; provided, however, that each Holder of a
Claim which by operation of the Fresenius Settlement

----------
(15) The section number references in this Article 4 match up one-to-one with the section numbers of the Plan. For example, Section 4.3.1 of this
     Disclosure Statement correlates to Section 3.1 of the Plan; Section 4.5.1 of this Disclosure Statement correlates to Section 5.1 of the Plan.

                                       53

                                                                    EXHIBIT 99.1

Agreement is an obligation for Indemnified Taxes promptly shall be paid in full in cash as such Fresenius Indemnified Taxes become due and payable.

          The Debtors estimate the total of all Allowed Administrative Expense
Claims on the Effective Date to be approximately $138 million. This amount consists of approximately $76 million expected to be paid on the Effective Date or as soon as practicable thereafter (including $15 million of environmental
Claims, $3 million of accrued fees for letters of credit, $8 million of post-petition special pension arrangements, and $50 million of other administrative expenses, including professional fees, exit financing costs and unknown contingencies), and approximately $62 million expected to be paid after the Effective Date (including $35 million of environmental Claims and $27 million of other contracts). The Debtors estimate the total of all Allowed
Priority Tax Claims on the Effective Date to be approximately $232 million. Of this amount, approximately $182 million is expected to be paid on or before the
Effective Date in settlement of assessed or asserted income tax claims and approximately $50 million is expected to be paid over time in accordance with the Plan.(16)

          The remainder of Article 2 of the Plan delineates in detail the treatment of these unclassified Claims, including treatment of liabilities incurred in the ordinary course of business, fee applications by Professionals and payment of interest to Holders of Priority Tax Claims paid out over time, subject to the requirements of the Fresenius Settlement Agreement.

          4.3  CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

          Article 3 of the Plan deals with classification and treatment of
Claims and Equity Interest.

               4.3.1 SUMMARY

          Claims and Equity Interests are classified for all purposes, including voting, confirmation, and Distribution pursuant to the Plan and pursuant to
Bankruptcy Code Sections 1122 and 1123(a)(1), as follows:

                    4.3.1.1 CLASS 1. PRIORITY CLAIMS

          Class 1 consists of all Priority Claims against the Debtors. Each
Holder of an Allowed Priority Claim shall be paid the Allowed Amount of its
Allowed Priority Claim either (i) in full, in cash, on the later of (A) the
Effective Date or as soon as practicable thereafter or (B) the date such
Priority Claim becomes an Allowed Priority Claim, or as soon as practicable thereafter, or (ii) upon such other less favorable terms as may be mutually agreed upon between the Holder of an Allowed Priority Claim and the Reorganized
Debtors. The Debtors estimate that there are no Allowed Priority Claims as of the Effective Date. Class 1 is unimpaired. The Holders of the

----------
(16) Each of these figures in this Section 4.2 is consistent with the Debtors'
     books and records and includes the Debtors' estimates for certain Claims that are disputed, which Claims may ultimately be determined to be significantly higher or lower.

                                       54

                                                                    EXHIBIT 99.1

Allowed Priority Claims in Class 1 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

                    4.3.1.2 CLASS 2. SECURED CLAIMS

          Class 2 consists of all Secured Claims against the Debtors. Each
Holder of an Allowed Secured Claim shall be paid the Allowed Amount of its
Allowed Secured Claim at the option of the Reorganized Debtors, either (i) in full, in cash, on the later of (A) the Effective Date or as soon as practicable thereafter or (B) the date such Secured Claim becomes an Allowed Secured Claim, or as soon as practicable thereafter; (ii) upon such other less favorable terms as may be mutually agreed upon between the Holder of an Allowed Secured Claim and the Reorganized Debtors; (iii) by the surrender to the Holder or Holders of any Allowed Secured Claim of the property securing such Claim; or (iv)
notwithstanding any contractual provision or applicable law that entitles the
Holder of a Secured Claim to demand or receive payment thereof prior to the stated maturity from and after the occurrence of a default, by reinstatement in accordance with Bankruptcy Code Section 1124(2)(A)-(D). Although certain
Claimants have asserted Secured Claims against the Debtors, including an approximately $3.7 million Claim alleged by the Town of Acton, Massachusetts, the Debtors estimate the total of all Allowed Secured Claims on the Effective
Date to be approximately $90,000 plus interest at the applicable rate, if any.
To the extent an asserted Secured Claim is Allowed as a Secured Claim, it will be treated as a Secured Claim under the Plan. The Holders of the Allowed Secured
Claims in Class 2 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

                    4.3.1.3 CLASS 3. UNSECURED PASS-THROUGH EMPLOYEE RELATED
                            CLAIMS

          Class 3 consists of all Unsecured Pass-Through Employee Related
Claims. The Plan leaves unaltered the legal, equitable, and contractual rights to which each such Claim entitles the Holder of such Claim. The Debtors estimate the total of all Allowed Unsecured Pass-Through Employee Related Claims on the
Effective Date to be approximately $190 million.(17) This amount includes approximately $123 million of post-retirement benefits other than pensions classified pursuant to Section 2.6.3.3, approximately $63 million of unfunded special pension arrangements classified pursuant to Section 2.6.3.4, and approximately $5 million of deferred compensation classified pursuant to Section
2.6.3.6.

          All other Allowed Unsecured Pass-Through Employee Related Claims have already been paid pursuant to first day orders of this Court or will be paid in the ordinary course as they become due. Class 3 is unimpaired. The Holders of the Unsecured Pass-Through Employee Related Claims in Class 3 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

----------
(17) This figure is consistent with the Debtors' books and records and includes the Debtors' estimates for certain Claims that are disputed, which Claims may ultimately be determined to be significantly higher or lower.

                                       55

                                                                    EXHIBIT 99.1

                    4.3.1.4 CLASS 4. WORKERS' COMPENSATION CLAIMS

          Class 4 consists of all Workers' Compensation Claims against the
Debtors. The Plan leaves unaltered the legal, equitable, and contractual rights to which each such Claim entitles the Holder of such Claim. All Allowed Workers'
Compensation Claims have been paid pursuant to first day orders or will be paid in the ordinary course as they become due. Class 4 is unimpaired. The Holders of the Workers' Compensation Claims in Class 4 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

                    4.3.1.5 CLASS 5. INTERCOMPANY CLAIMS

          Class 5 consists of all Intercompany Claims. The Plan leaves unaltered the legal, equitable, and contractual rights to which each such Claim entitles the Holder of such Claim. For proforma cash flow purposes, all Intercompany
Claims will have no impact upon the Plan as all payments under the Plan are based upon the Debtors and Non-Debtor Affiliates as consolidated. Class 5 is unimpaired. The Holders of Intercompany Claims in Class 5 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

                    4.3.1.6 CLASS 6. ASBESTOS PI-SE CLAIMS

          Class 6 consists of all Asbestos PI-SE Claims against the Debtors and the Canadian Affiliates.

          All Allowed Class 6 Claims shall be paid in full. All Allowed Class 6
Claims shall be processed and paid in accordance with the terms, provisions, and procedures of the Asbestos Trust Agreement and the PI-SE TDP. All Allowed Class
6 Claims shall be paid by the Asbestos Trust out of the Asbestos PI-SE Class
Fund, which shall be funded solely by the Sealed Air Payment and the Parent
Common Stock component of the Debtors' Payment, if necessary. In accordance with the terms of the Asbestos Trust Agreement and the PI-SE TDP, each Holder of an
Asbestos PI-SE Claim that is not a Canadian Claim shall complete an Asbestos PI
Questionnaire or Claims Materials, as applicable, and have the option to elect:
(A) the Litigation Option or (B) the Cash-Out Option; provided, however, that a
Holder of a Third Party Indemnification/Contribution Claim that is not a
Canadian Claim shall be conclusively presumed to have elected the Litigation
Option. In accordance with the terms of the Asbestos Trust Agreement and the
PI-SE TDP, each Holder of an Asbestos PI-SE Claim that is a Canadian Claim shall complete an Asbestos PI Questionnaire or Claims Materials, as applicable, and have the option to elect: (A) the Canadian Litigation Option or (B) the Cash-Out
Option; provided, however, that a Holder of a Third Party
Indemnification/Contribution Claim that is a Canadian Claim shall be conclusively presumed to have elected the Canadian Litigation Option. Failure to complete and return an Asbestos PI Questionnaire or Claims Materials, as applicable, by the applicable deadline shall result in an automatic election of the Litigation Option or the Canadian Litigation Option, as applicable.
Notwithstanding the foregoing, nothing shall prevent the Holder of an Asbestos
PI-SE Claim that has not yet been Allowed from agreeing with the Entity against whom the Claim is asserted (or after the Effective Date, with the Asbestos
Trust) for such Claim to be liquidated and paid in an amount lower than if the
Claim were to be Allowed in the amount asserted. Claimants may assert their
Claims on the Asbestos PI Proof of Claim Form included with the Claims
Materials.

                                       56

                                                                    EXHIBIT 99.1

          The sole recourse of the Holder of an Asbestos PI-SE Claim on account of such Claim shall be to the PI-SE Account of the Asbestos Trust pursuant to the provisions of the Asbestos Channeling Injunction, the Asbestos Trust
Agreement, and the PI-SE TDP.

          The Bankruptcy Court, pursuant to the Estimation Motion, shall determine the amount of the Asbestos PI-SE Claims. As a condition precedent to confirmation of the Plan, the Court shall have found that the aggregate of the
Asbestos PI-SE Class Fund, the Asbestos PD Class Fund, and the Asbestos Trust
Expenses Fund is not greater than $1.483 billion.

          Class 6 is unimpaired. The Holders of the Allowed Asbestos PI-SE
Claims in Class 6 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

                    4.3.1.7 CLASS 7. ASBESTOS PI-AO CLAIMS

          Class 7 consists of all Asbestos PI-AO Claims against the Debtors and the Canadian Affiliates.

          All Allowed Class 7 Claims shall be paid in full. All Allowed Class 7
Claims shall be processed and paid in accordance with the terms, provisions, and procedures of the Asbestos Trust Agreement and the PI-AO TDP. All Allowed Class
7 Claims shall be paid initially by the Asbestos Trust out of the Asbestos PI-AO
Class Fund which shall be funded by the Sealed Air Payment (to the extent any funds remain after first funding the Asbestos PI-SE Class Fund, the Asbestos PD
Class Fund and the Asbestos Trust Expenses Fund) and the Warrants. After the
exhaustion of the Asbestos PI-AO Class Fund in its entirety, all Allowed PI-AO
Claims shall be paid in cash by the Asbestos Trust from funds to be paid to the
Asbestos Trust by the Reorganized Debtors, such funds being in addition to the
Debtors' Payment. In accordance with the terms of the Asbestos Trust Agreement and the PI-AO TDP, each Holder of an Asbestos PI-AO Claim that is not a Canadian
Claim shall complete an Asbestos PI Questionnaire or Claims Materials, as
applicable, and have the option to elect: (A) the Litigation Option, (B) the
Registry Option, or (C) the Cash-Out Option; provided, however, that a Holder of a Third Party Indemnification/Contribution Claim that is not a Canadian Claim shall be conclusively presumed to have elected the Litigation Option. In accordance with the terms of the Asbestos Trust Agreement and the PI-AO TDP, each Holder of an Asbestos PI-AO Claim that is a Canadian Claim shall complete an Asbestos PI Questionnaire or Claims Materials, as applicable, and have the option to elect: (A) the Canadian Litigation Option, (B) the Registry Option, or
(C) the Cash-Out Option; provided, however, that a Holder of a Third Party
Indemnification/ Contribution Claim that is a Canadian Claim shall be conclusively presumed to have elected the Canadian Litigation Option. Failure to complete and return an Asbestos PI Questionnaire or Claims Materials, as applicable, by the applicable deadline shall result in an automatic election of the Litigation Option or the Canadian Litigation Option, as applicable.
Notwithstanding the foregoing, nothing shall prevent the Holder of an Asbestos
PI-AO Claim that has not yet been Allowed from agreeing with the Reorganized
Debtors for such Claim to be liquidated and paid in an amount lower than if the
Claim were to be Allowed in the amount asserted. Claimants may assert their
Claims on the Asbestos PI Proof of Claim Form included with the Claims
Materials.

                                       57

                                                                    EXHIBIT 99.1

          The sole recourse of the Holder of an Asbestos PI-AO Claim on account of such Claim shall be to the PI-AO Account of the Asbestos Trust pursuant to the provisions of the Asbestos Channeling Injunction, the Asbestos Trust
Agreement, and the PI-AO TDP.

          The Bankruptcy Court, pursuant to the Estimation Motion, shall determine the amount of the Asbestos PI-AO Claims. As a condition precedent to confirmation of the Plan, the Court shall have found that the Asbestos PI-AO
Class Fund is not greater than $130 million.

          Class 7 is unimpaired. The Holders of the Allowed Asbestos PI-AO
Claims in Class 7 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

                    4.3.1.8 CLASS 8. ASBESTOS PD CLAIMS

          Class 8 consists of all Asbestos PD Claims against the Debtors and the
Canadian Affiliates.

          All Allowed Class 8 Claims shall be paid in full. All Allowed Class 8
Claims shall be processed and paid out of the Asbestos PD Class Fund (funded solely by the Sealed Air Payment and the Parent Common Stock component of the
Debtors' Payment, if necessary) in accordance with the terms, provisions, and procedures of the Asbestos Trust Agreement and the PD TDP. Notwithstanding the
foregoing, nothing shall prevent the Holder of an Asbestos PD Claim that has not yet been Allowed from agreeing with the Entity against whom the Claim is asserted (or after the Effective Date, with the Asbestos Trust) for such Claim to be liquidated and paid in an amount lower than if the Claim were to be
Allowed in the amount asserted.

          The sole recourse of the Holder of an Asbestos PD Claim on account of such Claim shall be to the PD Account of the Asbestos Trust pursuant to the provisions of the Asbestos Channeling Injunction, the Asbestos Trust Agreement,
and the PD TDP.

          The Bankruptcy Court, pursuant to the Estimation Motion, shall determine the amount of the Asbestos PD Claims. As a condition precedent to confirmation of the Plan, the Court shall have found that the aggregate of the
Asbestos PI-SE Class Fund, the Asbestos PD Class Fund, and the Asbestos Trust
Expenses Fund is not greater than $1.483 billion.

          Class 8 is unimpaired. The Holders of the Asbestos PD Claims in Class
8 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.

                    4.3.1.9 CLASS 9. GENERAL UNSECURED CLAIMS

          Class 9 consists of all General Unsecured Claims against the Debtors.

          Each Holder of an Allowed General Unsecured Claim shall be paid the
Allowed Amount of its General Unsecured Claim on the GUC Distribution Date. Such
payment shall be either (i) in full, plus post-petition interest, such payment to be 85% in cash and 15% in Parent Common Stock, such Parent Common Stock being subject to, among other things, the transactions described in Section 7.2.2 of the Plan, and the Management Stock Incentive Plan, or (ii) upon such other less favorable terms as may be mutually agreed upon between the Holder of

                                       58

                                                                    EXHIBIT 99.1

an Allowed General Unsecured Claim and the Reorganized Debtors. Notwithstanding
the foregoing, each Holder of a Claim which by operation of the Fresenius
Settlement Agreement is an obligation for Indemnified Taxes promptly shall be paid in full in cash as such Fresenius Indemnified Taxes become due and payable.

          Post-petition interest shall accrue from the Petition Date through the date of payment and shall be (i) for the Holders of Claims under the Debtors'
pre-petition bank credit facilities, at a rate of 6.09% per annum, compounded quarterly, (ii) for the Holders of Claims who, but for the Filing of the Chapter
11 Cases would be entitled under a contract or otherwise to accrue or be paid interest on such Claim in a non-default (or non-overdue payment) situation under applicable non-bankruptcy law, the rate provided in the contract between a
Debtor(s) and the Claimant or such rate as may otherwise apply under applicable non-bankruptcy law, or (iii) for all other Holders of Class 9 Claims, at a rate of 4.19% per annum (the federal judgment rate as of the Petition Date), compounded annually.(18)

          The Parent Common Stock paid to the Holders of Allowed General
Unsecured Claims in accordance with Section 3.1.9(b) of the Plan shall be valued at the average of the closing prices on The New York Stock Exchange for the trading days within the thirty (30) calendar days immediately preceding the GUC
Distribution Date. The trading price on the GUC Distribution Date could be higher or lower than such average. The Parent Common Stock may be subject to material price volatility and may trade up or down after the GUC Distribution
Date.

          The Debtors estimate the total of all Allowed General Unsecured Claims to be approximately $1,175 million as of September 30, 2004.(19) This amount consists of $500 million of principal and approximately $121 million of accrued interest under the Debtors' pre-petition bank credit facilities, approximately
$223 million of environmental Claims, approximately $14 million of amounts drawn under drawn letters of credit (including accrued interest), $36 million of accounts payable including accrued interest, $87 million of asbestos Claims subject to pre-petition judgments or agreements (including accrued interest),
$10 million of

----------
(18) In consideration for the treatment provided to Class 9 Claims, the
     Unsecured Creditors' Committee has agreed to be a Plan Proponent of the
     Debtors' Amended Joint Plan filed on or about January 13, 2005 as the same may be amended from time to time with the consent of the Unsecured
     Creditors' Committee (the "Plan"). The Unsecured Creditors' Committee and
     the Debtors have agreed that the Unsecured Creditors' Committee has the right to withdraw as a Plan Proponent on the occurrence of any of the following circumstances: (i) failure of the Court to approve the Disclosure
     Statement incorporating the Plan no later than November 30, 2005; (ii)
     determination by the Court that the Plan is not confirmable and the failure to file an amended Plan within 60 days; (iii) determination by the Court that the Debtors are insolvent; (iv) termination of the Debtors' exclusive period; (v) withdrawal of the Plan by the Plan Proponents and the failure of the Plan Proponents to file a new Plan within 60 days; or (vi) failure of the Plan to become effective on or before January 1, 2007. This agreement does not commit any member of the Unsecured Creditors' Committee or any creditor to vote for the Plan. The parties intend to memorialize their agreement in a plan support agreement. In consideration for the treatment provided to Class 9 Claims, certain substantial Claimants have also agreed to support the Plan.

(19) This figure is consistent with the Debtors' books and records and includes the Debtors' estimates for certain Claims that are disputed, which Claims may ultimately be determined to be significantly higher or lower.

                                       59

                                                                    EXHIBIT 99.1

insurance and other Claims, and $198 million of other unliquidated liabilities
(including $72 million of unliquidated environmental), which are conservatively estimated to be Class 9 Claims when and if Allowed. These unliquidated liabilities are not projected to be Allowed General Unsecured Claims at the
Effective Date.

          Class 9 is impaired as Class 9 Claimants are to received 15% of the
Allowed Amount of their Claims in the form of stock, the value of which may be volatile and cannot be guaranteed. The Debtors are soliciting the votes of
Holders of the General Unsecured Claims in Class 9 to accept or reject the Plan in the manner and to the extent provided in the Confirmation Procedures Order.

                    4.3.1.10 CLASS 10. EQUITY INTERESTS IN THE PARENT

          Class 10 consists of Equity Interests in the Parent. On the Effective
Date, Holders of Class 10 Equity Interests in the Parent shall retain such interests; provided that such Equity Interests shall: (i) be subject, among other things, to the transactions described in Section 7.2.2 of the Plan, and the Management Stock Incentive Plan and (ii) be restricted as described in
Section 7.1.1 of the Plan. Class 10 is impaired. The Debtors are soliciting the votes of Holders of the Allowed Equity Interests in the Parent in Class 10 to
accept or reject the Plan in the manner and to the extent provided in the
Confirmation Procedures Order.

                    4.3.1.11 CLASS 11. EQUITY INTERESTS IN THE DEBTORS OTHER
                             THAN THE PARENT

          Class 11 consists of Equity Interests in the Debtors other than the
Parent. The Plan leaves unaltered the legal, equitable, and contractual rights to which each such Equity Interest entitles the Holder of such Equity Interest.
Class 11 is unimpaired. The Holders of the Equity Interests in the Debtors other than the Parent in Class 11 are deemed to have voted to accept the Plan and, accordingly, their separate vote will not be solicited.(20)

               4.3.2 EFFECT OF ASBESTOS PI CLAIMANT ELECTING VARIOUS OPTIONS

                    4.3.2.1 CASH-OUT OPTION

          If an Asbestos PI Claimant elects the Cash-Out Option, (i) his election is irrevocable, (ii) his Claim will be treated under the terms of the
PI-SE TDP or PI-AO TDP, as applicable, and (iii) he shall be precluded, pursuant to the Asbestos Channeling Injunction, the Asbestos Insurance Entity Injunction
and the Released Matters Injunction, from seeking any further recovery against an Asbestos Protected Party, any Asbestos Insurance Entity or any Entity
released under any provision of the Plan on account of such Claim.

----------
(20) The Equity Committee and the Debtors have agreed that the Equity Committee has the right to withdraw as a Plan Proponent if the Plan does not become effective on or before January 1, 2007.

                                       60

                                                                    EXHIBIT 99.1

                    4.3.2.2 LITIGATION OPTION AND CANADIAN LITIGATION OPTION

          If an Asbestos PI Claimant elects, or is deemed to elect, the
Litigation Option or the Canadian Litigation Option as applicable, (i) his Claim will be litigated against the Asbestos Trust and (ii) he shall be precluded, pursuant to the Asbestos Channeling Injunction, the Asbestos Insurance Entity
Injunction and the Released Matters Injunction, from seeking any further recovery against an Asbestos Protected Party, any Asbestos Insurance Entity or
any Entity released under any provision of the Plan on account of such Claim.

                    4.3.2.3 REGISTRY OPTION

          If an Asbestos PI-AO Claimant chooses the Registry Option, he shall
(i) register his name on the Registry, (ii) be precluded, pursuant to the
Asbestos Channeling Injunction, the Asbestos Insurance Entity Injunction and the
Released Matters Injunction, from seeking any further recovery against an
Asbestos Protected Party, any Asbestos Insurance Entity or any Entity released under any provision of the Plan, (iii) have the statute of limitations be deemed to be tolled to the extent that such Claimant becomes an Asbestos PI-SE Claimant and (iv) be entitled to seek further recovery, in accordance with the provisions of the Plan, against the Asbestos Trust if such Holder becomes an Asbestos PI-SE
Claimant.

          4.4 MODIFICATION OR WITHDRAWAL OF THE PLAN

          Article 4 of the Plan sets forth the Debtors' right to modify, amend or withdraw the Plan, and/or the Plan Documents and the effect of any such withdrawal.

          4.5  PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND ASBESTOS CLAIMS
               GENERALLY

               4.5.1 OBJECTIONS TO CLAIMS (OTHER THAN ASBESTOS CLAIMS);
                     PROSECUTION OF DISPUTED CLAIMS

          Section 5.1 of the Plan sets forth the right of the Debtors or
Reorganized Debtors, as applicable, the United States Trustee and any other party-in-interest to object to the allowance of any Administrative Expense
Claims, Priority Tax Claims, Class 1 Claims, Class 2 Claims, Class 3 Claims,
Class 4 Claims, Class 5 Claims, and Class 9 Claims. It also delineates the ways in which such objections may be resolved.

               4.5.2 DISTRIBUTION ON ACCOUNT OF DISPUTED CLAIMS

          Section 5.2 of the Plan provides for the timing and extent of
Distributions for Disputed Claims which become Allowed.

               4.5.3 RESOLUTION OF ASBESTOS CLAIMS

          Section 5.3 of the Plan sets forth the way in which Asbestos Claims will be Allowed or Disallowed, and paid if Allowed. The Allowed Amount of
Asbestos Claims (except for Canadian Claims that are filed by Claimants (i) with
Asbestos PI Claims who elect the Canadian Litigation Option or (ii) with
Asbestos PD Claims) shall be determined in accordance with the Bankruptcy Code, the Bankruptcy Rules, the applicable TDP, and the CMO. If any Asbestos

                                       61

                                                                    EXHIBIT 99.1

Claim becomes Allowed, it shall be satisfied from the Asbestos Trust in accordance with the Asbestos Trust Agreement and the applicable TDPs.

          The Allowed Amount of Canadian Claims that are filed by Claimants (i)
with Asbestos PI Claims who elect the Canadian Litigation Option or (ii) with
Asbestos PD Claims shall be determined in accordance with the Canadian
Litigation Procedure and the applicable TDP.

          The Asbestos Trust shall have the sole right and authority to resolve all Asbestos PI-SE Claims and Asbestos PD Claims. All Asbestos PI-SE Claims
whose Holders elect the Litigation Option or the Canadian Litigation Option, as
applicable, shall be litigated by, and at the expense of, the Asbestos Trust in the name of the Asbestos Trust.

          The Asbestos Trust shall also have the sole right and authority to resolve all Asbestos PI-AO Claims to the extent the Holder of an Asbestos PI-AO
Claim elects the Registry Option or the Cash-Out Option.

          If the Holder of an Asbestos PI-AO Claim elects the Litigation Option or the Canadian Litigation Option, as applicable, the Reorganized Debtors shall have the sole right and authority to resolve all such Asbestos PI-AO Claims. All
Asbestos PI-AO Claims whose Holders elect the Litigation Option or the Canadian
Litigation Option, as applicable, shall be litigated by the Reorganized Debtors or the Canadian Affiliates, as applicable, in the name of the Asbestos Trust, initially at the expense of the Asbestos Trust out of the Asbestos PI-AO Class
Fund as it is the estate that remains liable for funding of Asbestos PI-AO
Claims.

          Any court proceeding related to the resolution of Canadian Claims shall be resolved by the Canadian Court in the context of the Canadian
Proceedings.

          The subsections of Section 5.3 of the Plan deal with:

               o    Making of an Election by Asbestos PI Claimants;

               o    Claims Materials for Asbestos PI Claimants;

               o    Information Obtained by the Asbestos Trust or Reorganized
                    Debtors Regarding Asbestos PI Claims; and

               o    Withdrawal of Claims.

          4.6  ACCEPTANCE OR REJECTION OF THE PLAN

          Article 6 of the Plan discusses which Classes are impaired and which are not. Each Holder of a Claim or Equity Interest in an impaired Class is entitled to vote to accept or reject the Plan to the extent and in the manner provided in the Plan, the Confirmation Procedures Order and/or the Bankruptcy
Code.

          Classes 1, 2, 3, 4, 5, 6, 7, 8 and 11 of Claims and Equity Interests
are unimpaired. Under Bankruptcy Code Section 1126(f), the Holders of Claims and
Equity Interests in such Classes are conclusively presumed to have voted to accept the Plan.

                                       62

                                                                    EXHIBIT 99.1

          Section 6.4.1 of the Plan deals with confirmation in the event an impaired Class rejects the Plan. Impaired Equity Interests and/or impaired
Classes of Claims that fail to accept the Plan may be "crammed down" in accordance with Bankruptcy Code Section 1129(b). See also Section 7.2.1 of this
Disclosure Statement for further discussion.

          Section 6.4.2 of the Plan provides that if the Plan fails to be accepted by the requisite number and amount of the Holders of Claims and Equity
Interests required to satisfy Bankruptcy Code Sections 524(g) and 1129, then, notwithstanding any other provision of the Plan to the contrary, the Debtors reserve the right to amend the Plan.

          4.7  IMPLEMENTATION OF THE PLAN

               4.7.1 CORPORATE GOVERNANCE OF THE PARENT AND THE OTHER DEBTORS

          Section 7.1 of the Plan provides that the Certificates of
Incorporation or Articles of Incorporation, as applicable, of each of the
Debtors that is a corporation shall be amended as of the Effective Date. The form of the Certificate of Incorporation or Articles of Incorporation shall be filed as part of the Plan Supplement. The amended Certificates of Incorporation or Articles of Incorporation, as applicable, of the Debtors shall, among other things: (i) prohibit the issuance of nonvoting equity securities, (ii) as to any classes of securities possessing voting power, provide for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in payment of such dividends, (iii) include, in the case of the Parent, restrictions on the transfer of the Parent Common Stock as necessary to protect the Reorganized
Debtors' tax position, and (iv) effectuate any other provisions of the Plan.

          Section 7.1 of the Plan also deals with amendments to the Parent's by-laws and the purchase of D&O and fiduciary liability tail coverage. The form of the Parent's by-laws shall be filed as part of the Plan Supplement.

               4.7.2 THE ASBESTOS TRUST

          Section 7.2 of the Plan deals with the Asbestos Trust. It provides generally for the creation and funding of the Asbestos Trust; transfer of assets, Claims and Demands into the Asbestos Trust; appointment and termination of the Trustee and the TAC; and other administrative matters.

                    4.7.2.1 CREATION OF THE ASBESTOS TRUST

          Upon the entry of the Confirmation Order, effective as of the
Effective Date, the Asbestos Trust shall be created as a "qualified settlement fund" in accordance with the Plan Documents.

          The purpose of the Asbestos Trust shall be to, among other things: (i)
assume the liabilities of the Debtors and the Canadian Affiliates with respect to all Asbestos Claims (whether now existing or arising at any time hereafter),
(ii) process, liquidate, pay and satisfy all Asbestos Claims in accordance with the Plan, the Asbestos Trust Agreement, the respective

                                       63

                                                                    EXHIBIT 99.1

TDPs, the CMO, the Canadian Litigation Procedure and the Confirmation Order and
in such a way that provides reasonable assurance that the Asbestos Trust will value and be in a position to pay, present and future Asbestos Claims and to otherwise comply with Bankruptcy Code Section 524(g)(2)(B)(i); (iii) preserve, hold, manage, and maximize the assets of the Asbestos Trust for use in paying and satisfying Allowed Asbestos Claims; and (iv) otherwise carry out the provisions of the Asbestos Trust Agreement and any other agreements into which the Trustees have entered or will enter in connection with the Plan.

                    4.7.2.2 FUNDING OF THE ASBESTOS TRUST

          Effective on the Effective Date and conditioned upon the fulfillment of events enumerated in the Sealed Air Settlement Agreement, Cryovac, Inc. shall fund the Sealed Air Payment into the Asbestos Trust in accordance with the Plan and the provisions of the Sealed Air Settlement Agreement. Effective on the
thirty-first (31st) day after the Effective Date, the Parent shall transfer or cause the transfer of the Debtors' Payment into the Asbestos Trust in accordance with the Plan.

          The Sealed Air Payment and that portion of the Debtors' Payment consisting of the Parent Common Stock, to the extent necessary, shall first fund the Asbestos PI-SE Class Fund, the Asbestos PD Class Fund and the Asbestos Trust
Expenses Fund. The remainder of the Sealed Air Payment, if any, and the Warrants
included as part of the Debtors' Payment shall fund the Asbestos PI-AO Class
Fund.

          In addition, in the event that the proceeds of the sale of Parent
Common Stock following exercise of all of the Warrants are insufficient to pay all Allowed Asbestos PI-AO Claims in full, the Reorganized Debtors shall pay the
Asbestos Trust in full and in cash for the benefit of the Holders of such
Claims, such payment to be made by the Reorganized Debtors on the first Business
Day of the next calendar quarter after the date upon which the Asbestos PI-AO
Claim becomes Allowed, unless the Claim becomes Allowed within fifteen (15)
Business Days before the first Business Day of such next calendar quarter, in which case the payment date shall be the first Business Day of the next succeeding calendar quarter.

                    4.7.2.3 SECTIONS 7.2.3 THROUGH 7.2.9 OF THE PLAN

          Sections 7.2.3 through 7.2.9 of the Plan deal with:

               o    Transfer of assets into the Asbestos Trust;

               o    Transfer of Claims and Demands to the Asbestos Trust;

               o    Creation of Asbestos Trust sub-accounts;

               o    Appointment and termination of Trustees;

               o    Creation and termination of the TAC;

               o    The cooperation agreement between the Reorganized Debtors
                    and the Asbestos Trust;

                                       64

                                                                    EXHIBIT 99.1

               o    Institution and maintenance of legal and other proceedings by the Asbestos Trust; and

               o    The Reorganized Debtors' sole right and authority to resolve
                    Asbestos PI-AO Claims for which the Holder of such Asbestos
                    PI-AO Claim elects the Litigation Option or the Canadian
                    Litigation Option, as applicable.

               4.7.3 PAYMENTS AND DISTRIBUTIONS UNDER THE PLAN

          Section 7.3 of the Plan sets forth the mechanics of Asbestos Trust payments and Plan Distributions. Among other things Section 7.3 provides that payments to Holders of Allowed Asbestos Claims shall be made by the Asbestos
Trust in accordance with the Asbestos Trust Agreement, the respective TDPs, the
CMO and the Canadian Litigation Procedure as applicable. All Distributions or payments required or permitted to be made under the Plan (other than to
Professionals) shall be made by the Reorganized Debtors in accordance with the treatment specified for each such Holder as specified in the Plan (unless otherwise ordered by the Bankruptcy Court).

               4.7.4 DELIVERY OF DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
                     DISTRIBUTIONS

          Section 7.4 of the Plan provides that payments by the Asbestos Trust to Holders of Allowed Asbestos Claims shall be made in accordance with the
Asbestos Trust Agreement and the respective TDPs, while other Distributions to
Holders of Allowed Claims shall be made at the address of the Holder of such
Claim as set forth on the Schedules, unless superseded by a new address, or as set forth in a further writing, including a filed proof of Claim. Section 7.4 of the Plan also provides for a mechanism to deal with undeliverable Distributions.

               4.7.5 PAYMENTS UNDER THE PLAN

          Section 7.5 of the Plan deals with the manner of payments under the
Plan and provides a mechanism to deal with fractional payments.

               4.7.6 OCCURRENCE OF THE CONFIRMATION DATE

          Section 7.6 of the Plan sets forth conditions precedent to confirmation of the Plan. The Court must make all of the findings of fact and/or conclusions of law listed in Section 7.6.1 before confirmation of the Plan.
Among other things, these findings of fact and/or conclusions of law relate to:
(1) the Court having found that the aggregate of the Asbestos PI-SE Class Fund, the Asbestos PD Class Fund, and the Asbestos Trust Expenses Fund is not greater than one billion, four hundred eighty three million dollars ($1,483,000,000),
(2) the Court having found the Asbestos PI-AO Class Fund is not greater than one hundred thirty million dollars ($130,000,000), (3) compliance with all applicable subsections of Bankruptcy Code Section 524(g), (4) effectiveness of the Sealed Air Settlement Agreement and the Fresenius Settlement Agreement, (5)
a finding that the Reorganized Debtors have the ability to pay and satisfy in the ordinary course of business all of their respective obligations and liabilities as required by the Plan, the Sealed Air Settlement Agreement and the
Fresenius Settlement Agreement, (6) the unimpaired status of the classes of
Asbestos Claims, (7) the effectiveness of the various

                                       65

                                                                    EXHIBIT 99.1

injunctions provided for in the Plan, (8) insurance matters, and (9) the lack of preclusive effect of certain asbestos-related litigation.

          Section 7.6.2 of the Plan requires certain orders - including the
Confirmation Order, the CMO and an order approving the Sealed Air Settlement
Agreement - all in form and substance acceptable to the Debtors be entered prior to or in conjunction with Plan confirmation. The Confirmation Order and the
Sealed Air Settlement Agreement shall also be in a form and substance acceptable to the other Plan Proponents. In addition, the Court shall have entered the
Estimation Order in form and substance acceptable to the Plan Proponents, including the following findings:

               o    the Asbestos PI-SE Class Fund shall constitute the maximum amount that shall be required to be paid in order to pay in full all Allowed Asbestos PI-SE Claims;

               o    the Asbestos PD Class Fund shall constitute the maximum
                    amount that shall be required to be paid in order to pay in full all Allowed Asbestos PD Claims; and

               o    the Asbestos Trust Expenses Fund shall constitute the
                    maximum amount that shall be required to be paid in order to pay in full all expenses of the Asbestos Trust.

          Assuming that other conditions precedent under the Plan are fulfilled, the Debtors would be willing to have the Plan confirmed if the Court finds that the aggregate of the Asbestos PI-SE Class Fund, the Asbestos PD Class Fund, and
the Asbestos Trust Expenses Fund is not greater than $1,483,000,000, and that the Asbestos PI-AO Class Fund is not greater than $130,000,000. However, such amounts do not represent the Debtors' estimate of their asbestos-related liabilities. In fact, through the use of the estimation process provided for under the Estimation Motion, the Debtors believe their actual asbestos-related liabilities may be significantly lower.

               4.7.7 CONDITIONS TO OCCURRENCE OF THE EFFECTIVE DATE

          Section 7.7 of the Plan sets forth conditions precedent to the
Effective Date of the Plan, including entry of the Confirmation Order as specified, entry of the Recognition Order approving or recognizing the
Confirmation Order, affirmation of the various injunctions specified in the
Plan, filing of the necessary corporate documents, obtaining the necessary exit financing, and obtaining other various documents or agreements.

               4.7.8 MANAGEMENT OF THE REORGANIZED DEBTORS

          Section 7.8 of the Plan sets forth the post-confirmation governance of the Reorganized Debtors, including specifications relating to the Board of
Directors of the Reorganized Parent.

               4.7.9 CORPORATION ACTION

          Section 7.9 of the Plan details corporate actions that must be taken in connection with the Plan.

                                       66

                                                                    EXHIBIT 99.1

               4.7.10 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

          Section 7.10 of the Plan authorizes each of the officers of the
Debtors and the Reorganized Debtors to execute, deliver, file, or record such agreements or documents and to take such actions as may be necessary or appropriate, for and on behalf of the Debtors and the Reorganized Debtors, to effectuate the Plan.

               4.7.11 ALLOCATION OF PLAN DISTRIBUTIONS BETWEEN PRINCIPAL AND
                      INTEREST

          Section 7.11 of the Plan allocates Plan Distributions between principal and interest.

               4.7.12 NO SUCCESSOR LIABILITY

          Section 7.12 of the Plan provides the following: except as otherwise expressly provided in the Plan, the Debtors, the Reorganized Debtors, the
Asbestos PI Committee, the Asbestos PD Committee, the FCR, and the Asbestos
Protected Parties will not, pursuant to the Plan or otherwise, assume, agree to perform, pay, or indemnify creditors or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any of the Debtors' past or present Affiliates, as such liabilities or obligations may relate to or arise out of the operations of or assets of the Debtors or any of the Debtors' past or present Affiliates or any of their respective successors, whether arising prior to, or resulting from actions, events, or circumstances occurring or existing at any time prior to the Confirmation Date. Neither the Asbestos Protected Parties,
the Reorganized Debtors, nor the Asbestos Trust is, or shall be, a successor to the Debtors or any of the Debtors' past or present Affiliates by reason of any theory of law or equity, and none shall have any successor or transferee liability of any kind or character, except that the Reorganized Debtors and the
Asbestos Trust shall assume the obligations specified in the Plan and the
Confirmation Order.

          Except as otherwise expressly provided in the Plan, effective automatically on the Effective Date, the Asbestos Protected Parties and their respective Representatives shall be unconditionally, irrevocably and fully released from any and all Claims and causes of action, including Claims and causes of action arising under Chapter 5 of the Bankruptcy Code or similar
Claims or causes of action arising under state or any other law, including, if applicable, claims in the nature of fraudulent transfer, successor liability, corporate veil piercing, or alter ego-type claims, as a consequence of transactions, events, or circumstances involving or affecting the Debtors or the
Canadian Affiliates (or any of their predecessors) or any of their respective businesses or operations that occurred or existed prior to the Effective Date.

               4.7.13 DEEMED CONSOLIDATION OF THE DEBTORS FOR PLAN PURPOSES ONLY

          Section 7.13 of the Plan provides for the substantive consolidation of the Debtors as follows: subject to the occurrence of the Effective Date, the
Debtors shall be deemed consolidated under the Plan for Plan purposes only. Each and every Claim Filed or to be Filed against any of the Debtors shall be deemed
Filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

          Such deemed consolidation, however, shall not (other than for purposes related to funding Distributions under the Plan and as set forth above in
Section 7.13 of the Plan) affect:

                                       67

                                                                    EXHIBIT 99.1

(i) the legal and organizational structure of the Debtors; (ii) any Encumbrances that are required to be maintained under the Plan (A) in connection with executory contracts or unexpired leases that were entered into during the
Chapter 11 Cases or that have been or will be assumed, (B) pursuant to the Plan, or (C) in connection with any Exit Financing; (iii) the Sealed Air Settlement
Agreement; and (iv) the Fresenius Settlement Agreement.

          Notwithstanding anything contained in the Plan to the contrary, the deemed consolidation of the Debtors shall not have any effect on any of the
Claims (other than Asbestos Claims) being reinstated and left unimpaired under the Plan, and the legal, equitable, and contractual rights to which the Holders of any such Claims (other than Asbestos Claims) are entitled shall be left unaltered by the Plan.

          Such limited substantive consolidation will have no economic impact on recovery to Claimants as the Debtors are paying all Claims in full. Forgiveness of Intercompany Claims, therefore, would not result in an increased recovery to the Debtors' creditors.

          4.8  INJUNCTIONS, RELEASES AND DISCHARGE

          Section 7.12 and Article 8 of the Plan work together to shield the
Debtors and certain other parties from any liability for any Claims dealt with under the Plan.

          Several parties have raised objections to the releases provided by
Section 8.7 and 8.4 Released Matters Injunction of the Plan, alleging that they go beyond the scope of permissible releases under applicable law. The Debtors disagree. The parties reserve their rights with respect to the release objections until the hearing on confirmation of the Plan.

          Article 8 of the Plan provides the following:

               4.8.1 DISCHARGE

                    4.8.1.1  DISCHARGE  OF THE  DEBTORS  AND  RELATED  DISCHARGE
                             INJUNCTION

          The rights afforded in the Plan and the treatment of all Claims,
Demands and Equity Interests in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims, Demands and Equity
Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date, against the Debtors and the Debtors in Possession, or their assets, properties, or interests in property. Except as otherwise provided in the Plan, on the Effective Date, all Claims, Demands against, and
Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full. The Reorganized Debtors shall not be responsible for any obligations of the Debtors or the Debtors in Possession except those expressly assumed by the Reorganized Debtors pursuant to the Plan.
All Entities shall be precluded and forever barred from asserting against the
Debtors and the Reorganized Debtors, or their assets, properties, or interests in property any other or further Claims or Demands based upon any act or omission, transaction, or other activity, event, or occurrence of any kind or nature that occurred prior to the Effective Date, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date, except as expressly provided in the Plan.

                                       68

                                                                    EXHIBIT 99.1

          With respect to any debts discharged by operation of law under
Bankruptcy Code Sections 524(a) and 1141, the discharge of the Debtors operates as an injunction against the commencement or continuation of an action, the employment of process, or an act, to collect, recover, or offset any such debt as a personal liability of the Debtor, whether or not the discharge of such debt is waived; provided, however, that the obligations of the Reorganized Debtors under the Plan are not so discharged.

                    4.8.1.2  DISCHARGE  OF  LIABILITIES  TO HOLDERS OF  ASBESTOS
                             CLAIMS

          The transfer to, vesting in, and assumption by the Asbestos Trust of the Asbestos Trust Assets as contemplated by the Plan, among other things, shall
(i) discharge the Debtors, the Reorganized Debtors and their Representatives for and in respect of all Asbestos Claims and (ii) discharge, release, and extinguish all obligations and liabilities of the Asbestos Protected Parties and
Asbestos Insurance Entities for and in respect of all Asbestos Claims, subject to the reservations listed in Section 8.3.2 in the Plan. On the Effective Date, the Asbestos Trust shall assume the liabilities of the Debtors with respect to all Asbestos Claims and shall pay the Allowed Asbestos Claims in accordance with the Asbestos Trust Agreement and the appropriate TDPs.

                    4.8.1.3 DISALLOWED CLAIMS AND DISALLOWED EQUITY INTERESTS

          On and after the Effective Date, the Debtors, the Reorganized Debtors
and their Representatives shall be fully and finally discharged of any liability or obligation on a Disallowed Claim or Disallowed Equity Interest, and any order creating a Disallowed Claim that is not a Final Order as of the Effective Date solely because of an Entity's right to move for reconsideration of such order pursuant to Bankruptcy Code Section 502 or Bankruptcy Rule 3008 shall nevertheless become and be deemed to be a Final Order on the Effective Date.

                    4.8.1.4 NON-DISCHARGEABLE ERISA LIABILITY

          The Parent is a controlled group member within the meaning of 29
U.S.C. Section 1301(a)(14) and may also be a contributing sponsor of one or more ongoing, defined benefit pension plans to which Title IV of ERISA applies (the
"Pension Plans"). The Debtors intend, and the Plan contemplates, that the
Reorganized Debtors will continue to be the contributing sponsor of all the
Pension Plans that they currently sponsor. Each of the Pension Plans is a defined benefit pension plan insured by the Pension Benefit Guaranty Corporation
("PBGC") under ERISA. The Pension Plans are subject to minimum funding requirements of ERISA and Section 412 of the IRC. The PBGC believes the Pension
Plans to be underfunded on a termination basis. As of their April 2004 Form 4010
Filings with the PBGC, the Debtors Actuarial Information Certification indicates the total unfunded status of the Pension Plans was $394.2 million as of December
31, 2003. An underfunded pension plan can terminate only in either a distress termination or PBGC-initiated termination under Title IV of ERISA. Should the
Pension Plans terminate, the PBGC may assert claims for the underfunding, for any unpaid minimum funding contributions owed the Pension Plan, and for any unpaid premiums owed the PBGC. The PBGC further asserts that portions of those claims would be entitled to priority status.

          Nothing contained in the Plan, Confirmation Order, the Bankruptcy Code
(including Bankruptcy Code Section 1141), or any other document Filed in the
Chapter 11 Cases shall be

                                       69

                                                                    EXHIBIT 99.1

construed to discharge, release or relieve the Debtors, or any other party, in any capacity, from any liability or responsibility to the PBGC with respect to the Pension Plans under any law, governmental policy, or regulatory provision.
The PBGC shall not be enjoined or precluded from enforcing such liability or responsibility, as a result of any of the provisions of the Plan (including those provisions providing for exculpation, satisfaction, release and discharge of Claims), the Confirmation Order, the Bankruptcy Code (including Bankruptcy
Code Section 1141), or any other document Filed in the Chapter 11 Cases.
Notwithstanding the foregoing, neither the PBGC nor any other Entity shall assert any liability or responsibility with respect to the Pension Plans under any law, governmental policy or regulatory provisions against, and such liability or responsibility shall not attach to, the Asbestos Trust or any of the Asbestos Trust Assets.

               4.8.2 THE ASBESTOS CHANNELING INJUNCTION

          In order to supplement, where necessary, the injunctive effect of the discharge provided by Bankruptcy Code Sections 1141 and 524(a) and as described in Article 8 of the Plan, and pursuant to the exercise of the equitable jurisdiction and power of the Court under Bankruptcy Code Sections 524(g) and
105(a), the Confirmation Order shall provide for issuance of the Asbestos
Channeling Injunction to take effect as of the Effective Date. On and after the
Effective Date, the sole recourse of the Holder of an Asbestos Claim on account of such Claim shall be to the Asbestos Trust pursuant to the provisions of the
Asbestos Channeling Injunction and the appropriate TDPs and such Holder shall have no right whatsoever at any time to assert its Asbestos Claim against the
Debtors, the Canadian Affiliates, the Reorganized Debtors, any other Asbestos
Protected Party, or any property or interest (including any Distributions made pursuant to the Plan) in property of the Debtors, the Reorganized Debtors, or any other Asbestos Protected Party. Without limiting the foregoing, from and after the Effective Date, the Asbestos Channeling Injunction shall apply to all present and future Holders of Asbestos Claims, and all such Holders permanently and forever shall be stayed, restrained, and enjoined from taking any of the following actions for the purpose of, directly or indirectly, collecting, recovering, or receiving payment of, on, or with respect to any Asbestos Claims other than from the Asbestos Trust in accordance with the Asbestos Channeling
Injunction and pursuant to the Asbestos Trust Agreement and the appropriate
TDPs, including:

          (a)  commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding (including a judicial, arbitration, administrative, or other proceeding) in any forum against or affecting any Asbestos Protected Party, or any property or interest in property of any Asbestos Protected
               Party;

          (b)  enforcing, levying, attaching (including any prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree, or other order against any Asbestos Protected
               Party, or any property or interest in property of any Asbestos
               Protected Party;

          (c)  creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any Asbestos
               Protected Party, or any property or interest in property of any
               Asbestos Protected Party;

                                       70

                                                                    EXHIBIT 99.1

          (d)  setting off, seeking reimbursement of, indemnification or contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Asbestos Protected Party, or any property or interest in property of any Asbestos Protected Party; and

          (e)  proceeding in any other manner with regard to any matter that is subject to resolution pursuant to the Asbestos Trust, except in conformity and compliance with the Asbestos Trust Agreement and the appropriate TDPs.

          Notwithstanding anything to the contrary above, this Asbestos
Channeling Injunction shall not enjoin the rights of Entities to the treatment accorded them under Article 3 of the Plan, as applicable, including the rights of Entities with Asbestos Claims to assert such Asbestos Claims in accordance with the appropriate TDPs.

          Except as otherwise expressly provided in the Plan, the Sealed Air
Settlement Agreement, or the Fresenius Settlement Agreement, nothing contained in the Plan shall constitute or be deemed a waiver of any claim, right, or cause of action that the Debtors, the Canadian Affiliates, the Reorganized Debtors, or
the Asbestos Trust may have against any Entity in connection with or arising out of or related to any Asbestos Claim.

               4.8.3 ASBESTOS INSURANCE ENTITY INJUNCTION

          Pursuant to the exercise of the equitable jurisdiction and power of the Court under Bankruptcy Code Section 105(a), the Confirmation Order shall provide for issuance of the Asbestos Insurance Entity Injunction to take effect as of the Effective Date.

                    4.8.3.1 INJUNCTION

          (a)  All Entities that have held or asserted, that hold or assert, or that may in the future hold or assert any Claim, Demand, or cause of action, against any Asbestos Insurance Entity, based upon, relating to, arising out of, or in any way connected with any
               Claim, Demand, Asbestos Insurance Rights, Asbestos Insurance
               Policies, or Asbestos Insurance Settlement Agreements, whenever and wherever arisen or asserted (including all Claims in the nature of or sounding in tort, or under contract, warranty, or any other theory of law, equity, or admiralty) shall be stayed, restrained, and enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction, or recovery with respect to any such
               Claim, Demand, or cause of action, including:

                    (i) commencing, conducting, or continuing, in any manner,
                    directly or indirectly, any suit, action, or other
                    proceeding (including a judicial, arbitration,
                    administrative, or other proceeding) in any forum against or affecting any Asbestos Insurance Entity, or any property or interest in property of any Asbestos Insurance Entity;

                    (ii) enforcing, levying, attaching (including any
                    prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or
                    indirectly, any judgment, award, decree,

                                       71

                                                                    EXHIBIT 99.1

                    or other order against any Asbestos Insurance Entity, or any property or interest in property of any Asbestos Insurance
                    Entity;

                    (iii) creating, perfecting, or otherwise enforcing in any
                    manner, directly or indirectly, any Encumbrance against any
                    Asbestos Insurance Entity, or any property or interest in
                    property of any Asbestos Insurance Entity;

                    (iv) setting off, seeking reimbursement of, indemnification or contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Asbestos Insurance Entity, or any property or interest in property of any Asbestos
                    Insurance Entity; and

                    (v) proceeding in any other manner with regard to any matter that is subject to resolution pursuant to the Asbestos
                    Trust, except in conformity and compliance with the Asbestos
                    Trust Agreement, the appropriate TDPs, and the appropriate
                    Asbestos Insurance Settlement Agreements.

          (b)  The Reorganized Debtors shall have the sole and exclusive authority at any time to terminate, reduce or limit the scope of, the Asbestos Insurance Entity Injunction as it may apply to any
               Asbestos Insurance Entity upon express written notice to that
               Asbestos Insurance Entity; and

          (c)  The Asbestos Insurance Entity Injunction is not issued for the benefit of any Asbestos Insurance Entity, and no Asbestos
               Insurance Entity is or may become a third-party beneficiary of the Asbestos Insurance Entity Injunction.

                    4.8.3.2  RESERVATIONS  FROM THE  ASBESTOS  INSURANCE  ENTITY
                             INJUNCTION

          Notwithstanding anything to the contrary above, the Asbestos Insurance
Entity Injunction shall not enjoin:

          (a)  the rights of any Entity to the treatment accorded it under the
               Plan;

          (b)  the rights of any of the Reorganized Debtors or the Non-Debtor
               Affiliates, as the case may be, to prosecute any cause of action or to assert any Claim, Demand, debt, obligation, or liability for payment against any Entity, including any Asbestos Insurance
               Entity, based on or arising from the Asbestos Insurance Rights for the Debtors', Reorganized Debtors' or the Non-Debtor
               Affiliates' benefit; and

          (c)  the rights of any of the Reorganized Debtors or the Non-Debtor
               Affiliates, as the case may be, to receive any settlement, award, payment of cash or other property of any kind whatsoever from any
               Entity, including any Asbestos Insurance Entity, in satisfaction of any Asbestos Insurance Rights that any of the Debtors, the
               Reorganized Debtors or the Non-Debtor Affiliates, as the case may be, may have against any of the foregoing.

                                       72

                                                                    EXHIBIT 99.1

               4.8.4 RELEASED MATTERS INJUNCTION

          Pursuant to the exercise of the equitable jurisdiction and power of the Court under Bankruptcy Code Section 105(a), the Confirmation Order shall provide for issuance of the Released Matters Injunction to take effect as of the
Effective Date.

                    4.8.4.1 INJUNCTION

          (a)  All Entities that have held or asserted, that hold or assert, or that may in the future hold or assert any Claim, Demand, or cause of action, against any Entity released under any provision of the
               Plan, shall be enjoined from taking any action for the purpose of directly or indirectly collecting, recovering, or receiving payments, satisfaction, or recovery on account of such released matters, including:

                    (i) commencing, conducting, or continuing, in any manner,
                    directly or indirectly, any suit, action, or other
                    proceeding (including a judicial, arbitration,
                    administrative, or other proceeding) in any forum against or affecting any Entity released under any provision of the
                    Plan, or any property or interest in property of any such
                    released Entity;

                    (ii) enforcing, levying, attaching (including any
                    prejudgment attachment), collecting, or otherwise recovering by any means or in any manner, whether directly or
                    indirectly, any judgment, award, decree, or other order
                    against any Entity released under any provision of the Plan, or any property or interest in property of any such released
                    Entity;

                    (iii) creating, perfecting, or otherwise enforcing in any
                    manner, directly or indirectly, any Encumbrance against any
                    Entity released under any provision of the Plan, or any
                    property or interest in property of any such released
                    Entity; and

                    (iv) setting off, seeking reimbursement of, indemnification or contribution from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any Entity released under any provision of the Plan, or any property or interest in
                    property of any such released Entity.

                    4.8.4.2 RESERVATIONS FROM THE RELEASED MATTERS INJUNCTION

          Notwithstanding anything to the contrary above, the injunction provided in Section 8.4.1 of the Plan shall not enjoin:

          (a)  the rights of any Entity to the treatment accorded it under the
               Plan;

          (b)  the rights of any of the Reorganized Debtors or the Non-Debtor
               Affiliates, as the case may be, to prosecute any cause of action or to assert any Claim, Demand, debt, obligation, or liability for payment against any Entity, including any Asbestos Insurance
               Entity, based on or arising from the Asbestos Insurance

                                       73

                                                                    EXHIBIT 99.1

               Rights for the Debtors', Reorganized Debtors' or the Non-Debtor
               Affiliates' benefit; and

          (c)  the rights any of the Reorganized Debtors or the Non-Debtor
               Affiliates, as the case may be, to receive any settlement, award, payment of cash or other property of any kind whatsoever from any
               Entity, including any Asbestos Insurance Entity in satisfaction of any Asbestos Insurance Rights that any of the Reorganized
               Debtors or the Non-Debtor Affiliates, as the case may be, may have against any of the foregoing.

               4.8.5 INJUNCTIONS AND RELEASES RELATED TO THE SEALED AIR
                     INDEMNIFIED PARTIES AND THE FRESENIUS INDEMNIFIED PARTIES

          As required by the Sealed Air Settlement Agreement, the Fresenius
Settlement Agreement and the Fresenius Settlement Order, the injunctions and releases outlined in the Plan herein, including the Asbestos Channeling
Injunction and the Released Matters Injunction, and provided under Bankruptcy
Code Sections 105(a) and 524(g), shall absolutely and unequivocally extend to and protect the Sealed Air Indemnified Parties and the Fresenius Indemnified
Parties.

               4.8.6 TERM OF CERTAIN INJUNCTIONS AND AUTOMATIC STAY

                    4.8.6.1  INJUNCTIONS  AND/OR  AUTOMATIC  STAYS IN  EXISTENCE
                             IMMEDIATELY PRIOR TO CONFIRMATION

          All of the injunctions and/or automatic stays provided for in or in connection with the Chapter 11 Cases, whether pursuant to Bankruptcy Code
Sections 105, 362, or any other provision of the Bankruptcy Code or other applicable law, in existence immediately prior to the Confirmation Date shall remain in full force and effect until the injunctions set forth in the Plan become effective, and thereafter if so provided by the Plan, the Confirmation
Order, or by their own terms. In addition, on and after the Confirmation Date, the Reorganized Debtors may seek such further orders as they may deem necessary or appropriate to preserve the status quo during the time between the
Confirmation Date and the Effective Date.

                    4.8.6.2 INJUNCTIONS PROVIDED FOR IN THE PLAN

          Each of the injunctions provided for in the Plan shall become effective on the Effective Date and shall continue in effect at all times thereafter unless otherwise provided by the Plan. Notwithstanding anything to the contrary contained in the Plan, all actions in the nature of those to be enjoined by such injunctions shall be enjoined during the period between the
Confirmation Date and the Effective Date.

               4.8.7 ADDITIONAL RELEASES AND INDEMNIFICATION

                    4.8.7.1 REPRESENTATIVES OF THE DEBTORS

                         4.8.7.1.1 RELEASE OF REPRESENTATIVES OF THE DEBTORS

          For good and valuable consideration, the receipt and sufficiency of which is acknowledged in the Plan, all Representatives of the Debtors and any of
the Non-Debtor

                                       74

                                                                    EXHIBIT 99.1

Affiliates will be released, as of the Effective Date, from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that any Entity would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Entity, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective
Date for Claims or liabilities resulting from their services as Representatives of the Debtors or any of the Non-Debtor Affiliates to the extent such Claims or liabilities relate to the business, operations, or management of any of the
Debtors or the Non-Debtor Affiliates prior to the Effective Date or any of the matters referred to in Section 11.8 so long as, in each case such action, or failure to act, did not constitute willful misconduct. Any act or omission taken with the approval of the Bankruptcy Court will be conclusively deemed not to constitute willful misconduct. This section is not intended to preclude a governmental entity from enforcing its police and regulatory powers. These releases are conditioned on the released Representatives giving a mutual release, except that such Representatives are not releasing Claims with respect to commercial obligations of the Debtors and the Non-Debtor Affiliates, any
Claims for indemnification in favor of the released Representatives, or Claims for wages, fees, benefits, commissions and expenses. Further, these releases are not intended to, and shall not, alter in any way the rights of the present and/or former officers and/or directors of the Parent, or of any of the other
Debtors or Non-Debtor Affiliates, under the Parent's By-laws and/or Certificate of Incorporation, or any of the other Debtors' or Non-Debtor Affiliates'
applicable by-laws and/or certificates of incorporation, whatever those rights, if any, may be.

                         4.8.7.1.2 INDEMNIFICATION OF REPRESENTATIVES OF THE
                                   DEBTORS AND NON-DEBTOR AFFILIATES

          The Reorganized Debtors will defend, indemnify, and hold harmless to the fullest extent permitted by applicable law, all Representatives of the
Debtors, and all Representatives of the Non-Debtor Affiliates, on and after the
Effective Date for all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever that are purported to be released pursuant to Section 8.7.1(a) in the Plan.

                    4.8.7.2 RELEASE OF SEALED AIR INDEMNIFIED PARTIES

          Upon receipt of the Sealed Air Payment (i) the Debtors, the Asbestos
PD Committee and the Asbestos PI Committee shall execute and deliver the
Release; (ii) the Government Plaintiff shall execute and deliver the Government
Release; and (iii) the Asbestos PI Committee and the Asbestos PD Committee shall deliver the Fresenius Release, all as provided for and defined in the Sealed Air
Settlement Agreement. In addition, each of the Non-Debtor Affiliates shall irrevocably release, acquit, and forever discharge the Sealed Air Indemnified
Parties from any and all Asbestos Claims and any and all Claims, on the basis of, arising from, or attributable to (in whole or in part, directly or indirectly) the Fresenius Transaction, as that term is defined in the Sealed Air
Settlement Agreement, that have accrued or been asserted or that hereafter might accrue or be asserted against the Sealed Air Indemnified Parties, and that each
Non-Debtor Affiliate shall not institute, participate in, maintain, maintain a right to or assert against the Sealed Air Indemnified Parties, either directly or indirectly, on its own behalf, derivatively, or on behalf of any other person any and all Asbestos Claims, and any and all Claims on the basis of,

                                       75

                                                                    EXHIBIT 99.1

arising from, or attributable to (in whole or in part, directly or indirectly)
the Fresenius Transaction, as that term is defined in the Sealed Air Settlement
Agreement.

          The Debtors, the Reorganized Debtors and the Asbestos Trust shall defend, indemnify, and hold harmless each of the Sealed Air Indemnified Parties as provided in, and to the extent set forth in the Sealed Air Settlement
Agreement, and the indemnification provisions set forth in the Sealed Air
Settlement Agreement shall be binding on the Asbestos Trust with the same force and effect as if the Asbestos Trust was a party to the Sealed Air Settlement
Agreement.

                    4.8.7.3 RELEASE OF FRESENIUS INDEMNIFIED PARTIES

          Upon receipt of the Fresenius Payment, the Debtors, the Reorganized
Debtors, the Asbestos PI Committee and the Asbestos PD Committee will fully, finally and forever release, relinquish and discharge each and every Fresenius
Indemnified Party from any and all Grace-Related Claims, as that term is defined in the Fresenius Settlement Agreement, that the Debtors, the Reorganized
Debtors, the Asbestos PI Committee or the Asbestos PD Committee have asserted or could have asserted in the Bankruptcy Court or any other forum against any of the Fresenius Indemnified Parties and the release that is attached as Appendix B to the Fresenius Settlement Agreement shall become effective. Upon receipt of the Fresenius Payment, in addition to the more limited duties of indemnification by the Debtors to the Fresenius Indemnified Parties under Article III of the
Fresenius Settlement Agreement, the Debtors and the Reorganized Debtors shall indemnify, defend and hold harmless the Fresenius Indemnified Parties as provided in and to the extent set forth in the Fresenius Settlement Agreement.

                    4.8.7.4 SPECIFIC RELEASES BY HOLDERS OF CLAIMS OR EQUITY
                            INTERESTS

          Without limiting any other provisions of the Plan, each Holder of a
Claim or Equity Interest who votes in favor of the Plan or receives or retains any property under the Plan shall be deemed to unconditionally have released the
Asbestos Protected Parties, the Asbestos Insurance Entities, the Unsecured
Creditors' Committee, the Asbestos PI Committee, the Asbestos PD Committee, the
Equity Committee and the FCR, and each party's Representatives, as of the
Effective Date from any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert in its own right (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date in any way relating or pertaining to, the
Debtors or the Reorganized Debtors, the Chapter 11 Cases, or the negotiation, formulation, and preparation of the Plan or any related agreements, instruments, or other documents, so long as, in each case, such action or failure to act does not constitute willful misconduct. Any act or omission taken with the approval of the Bankruptcy Court will be conclusively deemed not to constitute willful misconduct. This section is not intended to preclude a governmental entity from enforcing its police and regulatory powers.

                    4.8.7.5 APPROVAL OF SEALED AIR SETTLEMENT AGREEMENT

          The Confirmation Order shall constitute an order approving, as a compromise and settlement pursuant to Bankruptcy Code Section 1123(b)(3)(A), the release of Sealed Air, the

                                       76

                                                                    EXHIBIT 99.1

respective releases of each of the Reorganized Debtors and the Asbestos Trust contained in the Sealed Air Settlement Agreement, and the execution and delivery of the Sealed Air Settlement Agreement which contains the foregoing releases.
The Confirmation Order shall also constitute an order assuming the 1998 Tax
Sharing Agreement as defined in the Sealed Air Settlement Agreement.

                    4.8.7.6 EFFECT OF THE FRESENIUS SETTLEMENT AGREEMENT, THE
                            FRESENIUS SETTLEMENT ORDER, AND THE SEALED AIR
                            SETTLEMENT AGREEMENT

          Notwithstanding anything to the contrary in the Plan, any of the Plan
Documents, or the Confirmation Order, nothing in the Plan, any of the Plan
Documents or the Confirmation Order (including any other provisions that purports to be preemptory or supervening) shall in any way operate to, or have the effect of, impairing or limiting the legal, equitable or contractual rights or obligations of the Sealed Air Indemnified Parties, the Fresenius Indemnified
Parties or the Debtors, the Reorganized Debtors and the Non-Debtor Affiliates,
respectively, pursuant to the Sealed Air Settlement Agreement, the Fresenius
Settlement Agreement or the Fresenius Settlement Order, as applicable, each of which is expressly made a part of the Plan and incorporated in the Plan by reference.

          The Sealed Air Settlement Agreement, the Fresenius Settlement
Agreement and the Fresenius Settlement Order set forth certain preconditions to the making of the Sealed Air Payment and/or the Fresenius Payment and the
Debtors intend by the Plan to fulfill each and every such precondition whether expressly or impliedly outlined herein. Those preconditions include but are not necessarily limited to the following:

               o    Releases by the Reorganized Debtors and the Non-Debtor
                    Affiliates;

               o    Releases by the Holders of certain Claims, including but not limited to asbestos related Claims;

               o    Issuance of a permanent injunction under Bankruptcy Code
                    Section 105(a) and a channeling injunction under Bankruptcy
                    Code Section 524(g);

               o    Indemnification of the Fresenius Indemnified Parties and
                    Sealed Air Indemnified Parties by the Reorganized Debtors
                    and the Non-Debtor Affiliates;

               o    Dismissal of certain actions, including but not limited to the Fraudulent Conveyance Adversary Proceeding, as outlined in the Sealed Air Settlement Agreement, the Fresenius
                    Settlement Agreement and the Fresenius Settlement Order; and

               o    A Confirmation Order containing a determination that, as of the Effective Date, the Reorganized Debtors have the ability to pay and satisfy in the ordinary course of business their respective obligations under the Sealed Air Settlement
                    Agreement and the Fresenius Settlement Agreement.

                                       77

                                                                    EXHIBIT 99.1

          4.9  CONTRACTS

          Article 9 of the Plan sets forth provisions dealing with executory contracts, unexpired leases, letters of credit, surety bonds, guaranties, and certain indemnity agreements.

          4.10 RETENTION OF JURISDICTION

          Article 10 of the Plan provides that the Bankruptcy Court will retain exclusive jurisdiction over any matter (i) arising under the Bankruptcy Code,
(ii) arising in or related to the Chapter 11 Cases or the Plan, or (iii) that relates to the matters enumerated in Article 10 provided that the District Court shall retain jurisdiction for such matters to which the automatic reference to the Bankruptcy Court has been withdrawn and that the Canadian Court shall retain jurisdiction for matters related to the litigation of Canadian Claims and the hearing on the Recognition Order.

          4.11 MISCELLANEOUS PROVISIONS

          Article 11 of the Plan deals with a variety of miscellaneous matters including:

               o    authority of the Debtors

               o    payment of statutory fees

               o    provisions that must be included in the Plan according to
                    the Fresenius Settlement Agreement and the Sealed Air
                    Settlement Agreement

               o    dissolution of the Unsecured Creditors' Committee, the
                    Asbestos PI Committee, the Asbestos PD Committee and the
                    Equity Committee

               o    continued retention of the Future Claimants' Representative

               o    headings

               o    governing law

               o    filing of additional documents

               o    compliance with tax requirements

               o    further assurances

               o    further authorizations

          The more significant sections of Article 11 of the Plan are:

          Section 11.3.1 of the Plan - Maintenance of Causes of Action: Nothing
in Section 11.3 of the Plan shall be deemed to be a transfer by the Debtors and the Reorganized Debtors of any Claims, causes of action, or defenses relating to assumed executory contracts or otherwise which are required by the Reorganized
Debtors to conduct their businesses in the ordinary course subsequent to the
Effective Date. Moreover, except as otherwise expressly contemplated by the
Plan, the Sealed Air Settlement Agreement, the Fresenius Settlement Agreement or
other Plan Documents, from and after the Effective Date, the Reorganized Debtors shall have and retain any and all rights to commence and pursue any and all
Claims, causes of action, including the Retained Causes of Action, or defenses against any parties, including Claimants and Holders of

                                       78

                                                                    EXHIBIT 99.1

Equity Interests, whether such causes of action accrued before or after the
Petition Date, including those Retained Causes of Action listed on Exhibit 11 in the Exhibit Book.

          The Reorganized Debtors shall retain and may exclusively enforce any and all such Claims, rights or causes of action, including Retained Causes of
Action, and commence, pursue and settle the causes of action in accordance with the Plan. The Reorganized Debtors shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and causes of action, including Retained Causes of Action, without the consent or approval of any third party and without any further order of the Court.

          Section 11.3.2 of the Plan - Preservation of Causes of Action: The
Debtors are currently investigating whether to pursue potential causes of action against any Claimants or Entities. The investigation has not been completed to date, and, under the Plan, the Reorganized Debtors retain the right on behalf of the Debtors to commence and pursue any and all Retained Causes of Action. The potential causes of action currently being investigated by the Debtors, which may, but need not, be pursued by the Debtors before the Effective Date or by the
Reorganized Debtors, after the Effective Date are described more fully in this
Disclosure Statement. In addition, there may be numerous Unknown Causes of
Action. The failure to list any such Unknown Causes of Action in the Plan, or on
Exhibit 11 in the Exhibit Book, is not intended to limit the rights of the
Reorganized Debtors to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action become fully known to the Debtors.

          Section 11.3.3 of the Plan - Preservation of All Causes of Action not
Expressly Settled or Released: Unless a Claim or cause of action against a
Claimant or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve such Claim or Retained Cause of Action (including any Unknown Causes of
Action) for later adjudication by the Reorganized Debtors, as applicable.
Therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel
(judicial, equitable, or otherwise) or laches shall apply to such Claims or
Retained Causes of Action upon or after the Confirmation Date or Effective Date of the Plan based on this Disclosure Statement, the Plan or the Confirmation
Order, except where such Claims or Retained Causes of Action have been released in the Plan or other Final Order. In addition, the Debtors, the Reorganized
Debtors, and the successor entities under the Plan expressly reserve the right to pursue or adopt any Claim alleged in any lawsuit in which the Debtors are defendants or an interested party, against any Entity, including the plaintiffs or co-defendants in such lawsuits.

          Any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the
Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that such obligation, transfer, or transaction may be reviewed by the Debtors or the Reorganized Debtors, and may, if appropriate, be the subject of an action after the Effective Date, whether or not (i) such Entity has filed a proof of Claim against the Debtors in the
Chapter 11 Cases; (ii) such Claimant's proof of Claim has been objected to;
(iii) such Claimant's Claim was included in the Debtors' Schedules; or (iv) such
Claimant's scheduled Claim has been objected to by the Debtors or has

                                       79

                                                                    EXHIBIT 99.1

been identified by the Debtors as a Disputed Claim, a Contingent Claim, or an
Unliquidated Claim.

          Section 11.4 of the Plan - Third-Party Agreements: The Distributions
to the various classes of Claims in the Plan will not affect the right of any
Entity to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto will remain in full force and effect.

          Section 11.8 of the Plan - Exculpation: None of the Reorganized
Debtors, the Debtors, the Non-Debtor Affiliates, the Sealed Air Indemnified
Parties, the Fresenius Indemnified Parties, the Trustees of the Asbestos Trust,
the Asbestos Trust Advisory Committee, the Asbestos PI Committee, the Asbestos
PD Committee, the Unsecured Creditors' Committee, the Equity Committee, the FCR,
or any of their respective Representatives are to have or incur any liability to any Entity for any pre- or post-Petition Date act or omission in connection with, related to, or arising out of the negotiation of the Plan or the settlement provided in the Sealed Air Settlement Agreement and the Fresenius
Settlement Agreement, the pursuit of confirmation of the Plan, the consummation of the Plan or the settlement provided in the Sealed Air Settlement Agreement or
Fresenius Settlement Agreement, or the administration of the Plan or the property to be distributed under the Plan so long as, in each case such action, or failure to act, did not constitute willful misconduct. In all respects, they will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Any act or omission taken with the approval of the Bankruptcy Court will be conclusively deemed not to constitute willful misconduct. This section is not intended to preclude a governmental entity from enforcing its police and regulatory powers.

          Section 11.9 of the Plan - Title to Assets; Discharge of Liabilities:
Upon the transfer of the Sealed Air Payment into the Asbestos Trust, and the transfer of the Debtors' Payment into the Asbestos Trust, each such transfer shall be vested in the Asbestos Trust free and clear of all Claims, Equity
Interests, Encumbrances, and other interests of any Entity. Except as otherwise provided in the Plan and in accordance with Bankruptcy Code Section 1123(b)(3), on the Effective Date, title to all of the Debtors' assets and properties and interests in property, including the Retained Causes of Action, shall vest in the Reorganized Debtors free and clear of all Claims, Equity Interests,
Encumbrances, and other interests, and the Confirmation Order shall be a judicial determination of discharge of the liabilities of the Debtors.

          Section 11.10 of the Plan - Notices: Any notices, statements, requests, and demands required or permitted to be provided under the Plan, in order to be effective, must be: (i) in writing (including by facsimile transmission), and unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made (A) if personally delivered or if delivered by facsimile or courier service, when actually received by the Entity to whom notice is sent, (B) if deposited with the United States Postal Service
(but only when actually received), at the close of business on the third business day following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, or (C) one (1) Business
Day after being sent to the recipient by reputable overnight courier service
(charges prepaid) (but only when actually received) and (ii) addressed to the appropriate Entity or Entities to whom such notice, statement, request or demand is directed (and, if required, its counsel), at the address of

                                       80

                                                                    EXHIBIT 99.1

such Entity or Entities set forth in the Plan (or at such other address as such
Entity may designate from time to time by written notice to all other Entities listed below in accordance with Section 11.10 of the Plan).

          Section 11.15 of the Plan - Exemption from Transfer Taxes: Pursuant to
Bankruptcy Code Section 1146(c), the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan shall be exempt from all taxes as provided in Bankruptcy Code Section 1146(c).

5.   LIMITED SUBSTANTIVE CONSOLIDATION

          On the Effective Date, each of the Debtors' estates will be substantively consolidated pursuant to Bankruptcy Code Section 105(a) for the limited purposes of allowance, treatment and Distribution under the Plan. As a result of the substantive consolidation, on the Effective Date, all property, rights and Claims of the Debtors will be deemed pooled for purposes of allowance, treatment and Distributions under the Plan.

          As set forth in Section 7.13 of the Plan, the Plan does not contemplate the merger or dissolution of any Debtor which is currently operating or which currently owns operating assets or the transfer between Debtors or commingling of any assets of any Debtor. Such limited substantive consolidation will not affect (other than for Plan voting, treatment and/or Distribution purposes) (1) the legal and corporate structures of any Reorganized Debtor or
(2) Equity Interests in Debtors other than the Parent.

          As a result of substantive consolidation, a Holder of Claims against two or more of the Debtors arising from or relating to the same underlying debt that would otherwise constitute Allowed Claims against two or more Debtors, including Claims based on joint and several liability, contribution, indemnity, subrogation, reimbursement, surety, guaranty, co-maker and similar concepts, will have only one Allowed Claim on account of such Claims.

          The Debtors believe that substantive consolidation is in the best interests of the Debtors' estates and will promote a more expeditious and streamlined distribution and recovery process for Claimants. In particular, substantive consolidation of the Debtors' estates will result in (1) the deemed consolidation of the assets and liabilities of the Debtors, (2) the deemed elimination of multiple and duplicative creditor Claims and joint and several liability Claims, and (3) the payment of Allowed Claims from a common pool of assets. Substantive consolidation will relieve the Debtors from having to litigate creditor Claims against multiple Debtors on the same liability, as only one Claim will be deemed allowed and payable from one common pool of assets. The
Debtors estimate that there have been 1,032 duplicate proofs of Claim filed against the Debtors' estates.

          Substantive consolidation is an equitable doctrine that permits the
Court to merge the assets and liabilities of affiliated entities so that the combined assets and liabilities are treated as though held by one entity. It is well established that Bankruptcy Code Section 105(a), which provides, in pertinent part, that the "court may issue any order, process, or judgment that is necessary or

                                       81

                                                                    EXHIBIT 99.1

appropriate to carry out the provisions of this title," empowers a bankruptcy court to authorize substantive consolidation. The Bankruptcy Code also contemplates consolidation in aid of reorganization. See 11 U.S.C. Section
1123(a)(5).

          The Debtors have reviewed in detail the factors relevant to substantive consolidation and believe that the facts in the Chapter 11 Cases warrant substantive consolidation. Substantive consolidation is appropriate because Grace-Conn. is the only Debtor that has substantial business, revenues and assets. The Debtors believe that the facts supporting substantive consolidation of the Debtors based on Debtors' corporate and management structure include, but are not limited to, the following: (i) the Parent is the ultimate parent and Grace-Conn. is the operating parent company for the other
Debtors as well as for the Non-Debtor Affiliates, and Grace-Conn. directly or indirectly owns 100% of the Capital Stock of almost all of the Debtors; (ii)
almost all of the directors and officers of the Debtors are directors, officers and/or employees of Grace-Conn.; (iii) under internal Grace guidelines, most major non-ordinary course transactions by the Debtors must be approved by the
Parent's Board of Directors or members of senior management as well as by the other Debtors' Boards of Directors; (iv) the Debtors file consolidated federal tax returns, and joint or combined tax returns in a number of states; and (v)
the Debtors and the Non-Debtor Affiliates prepare and file consolidated financial statements and SEC filings.

          Substantive consolidation is also appropriate because Grace-Conn.
manages the Debtors and Non-Debtor Affiliates, performs substantially all work related to the other Debtors and their assets, and pays substantially all their expenses. The Debtors believe that the facts supporting substantive consolidation of the Debtors based on Debtors' business operations include, but are not limited to, the following: (i) Grace-Conn. owns substantially all of the assets, conducts substantially all of the business, and realizes substantially all of the revenues and earnings of the Debtors; (ii) most of the Debtors are corporations whose assets were sold and whose operations were terminated before the Petition Date; (iii) some of the Debtors own real property and immaterial amounts of other property, but only a few Debtors conduct any business or have their own employees or bank accounts; (iv) substantially all the administrative work done with respect to the Debtors (for example, maintenance of property, sale of assets, payment of taxes and other governmental fees and charges, accounting and legal services) are provided by Grace-Conn. employees; and (v)
with the exception of a few Debtors with cash on hand or revenue from business operations, leases, sales of property or intercompany loans, substantially all the expenses of the Debtors are paid by Grace-Conn.

          Based upon the foregoing, the Debtors believe that the Parent and all of the other Debtors should be consolidated for Plan purposes.

6.   VOTING AND CONFIRMATION PROCEDURES

          6.1  VOTING PROCEDURES

          The voting procedures summarized in this Article 6 were established in the Confirmation Procedures Order. You should carefully read the Confirmation
Procedures Order. It establishes, among other things: (1) the deadlines, procedures and instructions for voting to accept or reject the Plan, (2) the applicable standards for tabulating Ballots and Master Ballots, (3) the deadline

                                       82

                                                                    EXHIBIT 99.1

for filing objections to confirmation of the Plan, and (4) the date and time of the Confirmation Hearing.

          The Confirmation Procedures Order should be referred to if you have any questions concerning the procedures described herein. If there are any inconsistencies or ambiguities between this Disclosure Statement and the
Confirmation Procedures Order, the Confirmation Procedures Order will control.

               6.1.1 VOTING INSTRUCTIONS AND DEADLINE

          If one or more of your Claims and/or Equity Interests is in a voting
Class, you have obtained, or the Debtors' Voting Agent has sent, you one or more
Ballot(s) and/or Master Ballot(s) with return envelopes (WITHOUT POSTAGE
ATTACHED) for voting to accept or reject the Plan. The Plan Proponents urge you to accept the Plan by completing, signing and returning the enclosed Ballot(s)
in the return envelope(s) (WITH POSTAGE AFFIXED BY YOU) to the Voting Agent as
follows:

IF BY HAND DELIVERY/COURIER:         IF BY U.S. MAIL:

Bankruptcy Management Corporation    Bankruptcy Management Corporation
1330 E. Franklin Avenue              P.O. Box 913
El Segundo, CA 90245                 El Segundo, CA 90245-0913
Attn: Grace Voting Agent             Attn: Grace Voting Agent

          o    TO BE COUNTED, THE VOTING AGENT MUST RECEIVE YOUR COMPLETED
               BALLOT AND/OR MASTER BALLOT NO LATER THAN 4:00 P.M., EASTERN
               TIME, ON [__________], 2005 (THE "VOTING DEADLINE"). IF THE COURT
               EXTENDS OR WAIVES THE PERIOD DURING WHICH VOTES WILL BE ACCEPTED
               BY THE DEBTORS, THE TERM "VOTING DEADLINE" FOR SUCH SOLICITATION
               SHALL MEAN THE LAST TIME AND DATE TO WHICH SUCH SOLICITATION IS
               EXTENDED.

          o    ANY EXECUTED BALLOT OR COMBINATION OF BALLOTS REPRESENTING CLAIMS
               OR EQUITY INTERESTS IN THE SAME CLASS HELD BY THE SAME HOLDER
               THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE
               PLAN OR THAT INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE
               PLAN SHALL NOT BE COUNTED.

          o    ANY BALLOT OR MASTER BALLOT RECEIVED AFTER THE VOTING DEADLINE
               SHALL NOT BE COUNTED.

          Detailed voting instructions are printed on and/or accompany each
Ballot and/or Master Ballot. Any unsigned Ballot or Master Ballot, or any Ballot or Master Ballot without an original signature, including any Ballot or Master
Ballot received by facsimile or other electronic means, or any Ballot or Master
Ballot with only a photocopy of a signature, will not be counted. Any Ballot or
Master Ballot that is properly completed and timely received will not be counted if such Ballot or Master Ballot was sent in error to, or by, the voting party, because the voting party did

                                       83

                                                                    EXHIBIT 99.1

not have a Claim or Equity Interest that was entitled to be voted in the relevant voting Class as of the Voting Record Date.

          Whenever a Holder of a Claim or Equity Interest casts more than one
Ballot or Master Ballot voting the same Claim prior to the Voting Deadline, the last valid Ballot or Master Ballot physically received by the Voting Agent prior to the Voting Deadline will be deemed to reflect the voter's intent and thus will supersede and replace any prior cast Ballot(s) or Master Ballot(s) and any prior cast Ballot(s) or Master Ballot(s) will not be counted. The Debtors, without notice, subject to contrary order of the Court, may waive any defect in any Ballot or Master Ballot at any time, either before or after the close of voting. Such determinations will be disclosed in the voting report and any such determination by the Debtors will be subject to de novo review by the Court.

          6.2  CONFIRMATION PROCEDURES

               6.2.1 CONFIRMATION HEARING

          Bankruptcy Code Section 1128(a) requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Bankruptcy Code Section
1128(b) provides that any party-in-interest may object to confirmation of the
Plan.

          The Bankruptcy Court has set the Confirmation Hearing for [____:____
___. m.], Eastern Time on [________, 2005], in the United States Bankruptcy
Court, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing
may be adjourned, from time to time, without notice, other than an announcement of an adjourned date at such hearing or an adjourned hearing, or by posting such continuance on the Bankruptcy Court's docket.

               6.2.2 OBJECTIONS TO CONFIRMATION OF THE PLAN

          Any objections to confirmation of the Plan must be in writing (with proposed changes to the Plan being marked for changes, i.e., blacklined against the Plan), and must be filed with the Clerk of the Bankruptcy Court with a copy to the Bankruptcy Court's chambers, together with a proof of service thereof, and served on counsel for the Debtors and the Office of the United States
Trustee ON OR BEFORE [________________] at 5:00 P.M., Eastern Time. Bankruptcy
Rule 3020 governs the form of any such objection.

                                       84

                                                                    EXHIBIT 99.1

COUNSEL ON WHOM OBJECTIONS MUST BE SERVED ARE:
COUNSEL FOR THE DEBTORS:                          COUNSEL FOR THE UNITED STATES TRUSTEE:
Kirkland & Ellis LLP                              Office of the United States Trustee
200 E. Randolph Drive                             844 N. King Street, Second Floor
Chicago, Illinois  60601                          Wilmington, Delaware 19801
Attn: Jonathan Friedland                          Attn: Frank Perch
      Ryan B. Bennett
and

                                                  COUNSEL FOR EQUITY COMMITTEE:
Kirkland & Ellis LLP                              Kramer Levin Naftalis & Frankel LLP
777 South Figueroa Street, 37th Floor             919 Third Avenue
Los Angeles, California 90017                     New York, NY 10022
Attn: Bennett L. Spiegel                          Attn: Phillip Bentley
      Lori Sinanyan                                     Gary M. Becker

CO-COUNSEL FOR THE DEBTORS:                       COUNSEL FOR UNSECURED CREDITORS'
Pachulski, Stang, Ziehl, Young, Jones &           COMMITTEE:
Weintraub P.C.                                    Stroock & Stroock & Lavan LLP
919 North Market Street, 16th Floor               180 Maiden Lane
P.O. Box 8705                                     New York, NY 10038-4982
Wilmington, Delaware 19899-8705 (courier 19801)   Attn: Lewis Kruger
Attn: Laura Davis Jones                                 Arlene Krieger
      David W. Carickhoff, Jr.                          Kenneth Pasquale

COUNSEL FOR ASBESTOS PD COMMITTEE:                COUNSEL FOR ASBESTOS PI COMMITTEE:
Bilzin Sumberg Baena Price & Axelrod LLP          Caplin & Drysdale, Chartered
200 South Biscayne Blvd., Suite 2500              One Thomas Circle NW, Suite 1100
Miami, FL 33131-2336                              Washington, D.C. 20005
Attn: Scott L. Baena                              Attn: Peter Van N. Lockwood
      Jay Sackalo

COUNSEL FOR FUTURE CLAIMANTS' REPRESENTATIVE:
Swidler, Berlin, Shereff, Friedman LLP
The Washington Harbour
3000 K Street, NW, Suite 300
Washington, DC 20007
Attn: Roger Frankel

          UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED UPON COUNSELS FOR
THE DEBTORS, THE UNSECURED CREDITORS' COMMITTEE AND THE EQUITY COMMITTEE AND
PROPERLY FILED WITH THE BANKRUPTCY COURT, IT WILL NOT BE CONSIDERED BY THE
BANKRUPTCY COURT.

                                       85

                                                                    EXHIBIT 99.1

               6.2.3 QUESTIONS ABOUT THE DISCLOSURE STATEMENT, PLAN, OR BALLOTS
                     AND MASTER BALLOTS

          You may address any questions you have about this Disclosure
Statement, the Plan or your Ballot(s) to general bankruptcy counsel for the
Debtors:

                    Jonathan P. Friedland
                    Ryan B. Bennett
                    Kirkland & Ellis LLP
                    200 E. Randolph Drive
                    Chicago, Illinois 60601
                    Tel.: (312) 861-2000
                    Fax: (312) 861-2200

7.   REQUIREMENTS FOR CONFIRMATION OF THE PLAN

          7.1  BANKRUPTCY CODE Section 1129 GENERALLY

          At the Confirmation Hearing, the Court will determine whether the confirmation requirements of Bankruptcy Code Section 1129 have been satisfied.
If so, the Court will enter the Confirmation Order. The Debtors believe that the
Plan satisfies or will satisfy the applicable requirements for confirmation, as follows:

          o    The Plan complies with the applicable provisions of the
               Bankruptcy Code. See 11 U.S.C. Section 1129(a)(1).

          o    The Debtors, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code. See 11 U.S.C.
               Section 1129(a)(2).

          o    The Plan has been proposed in good faith and not by any means forbidden by law. See 11 U.S.C. Section 1129(a)(3).

          o    Any payment made or promised by the Debtors, or by an Entity acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Court as reasonable. See 11 U.S.C.
               Section 1129(a)(4).

          o    The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, and the appointment to, or continuance in, such office of such
               individual, is consistent with the interests of Claimants and
               Equity Holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or

                                       86

                                                                    EXHIBIT 99.1

               retained by the Reorganized Debtors, and the nature of any compensation for such insider. See 11 U.S.C. Section 1129(a)(5).

          o    With respect to each Class of impaired Claims or Equity
               Interests, either each Holder of a Claim or Equity Interest of such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would so receive or retain if the Debtors were liquidated on such date under chapter 7 of the
               Bankruptcy Code; or if Bankruptcy Code Section 1111(b)(2) applies to the Claims of such Class, each Holder of a Claim will receive or retain under the Plan on account of such Claim property of a value, as of the Effective Date of the Plan, that is not less than the value of such Holder's interest in the Debtors' estates'
               interest in the property that secures such Claims. See 11 U.S.C.
               Section 1129(a)(7).

          o    Each Class of Claims or Equity Interests that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy
               Code. (See Disclosure Statement Sections 7.7.1 & 7.2.1.) See 11
               U.S.C. Section 1129(a)(8).

          o    Except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim and subject to the
               Fresenius Settlement Agreement, the Plan provides that Allowed
               Administrative Expense Claims and Allowed Priority Claims will be paid in full on the Effective Date, or as reasonably practicable thereafter, and that Allowed Priority Tax Claims will receive, on account of such Allowed Claims, payment in full on the Effective
               Date or as reasonably practicable thereafter, or deferred cash payments plus interest, over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the
               Effective Date, equal to the Allowed amount of such Claim. See 11
               U.S.C. Section 1129(a)(9).

          o    At least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class. See 11 U.S.C. Section
               1129(a)(10).

          o    Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the
               Plan. See 11 U.S.C. Section 1129(a)(11).

          o    The Plan must provide that the quarterly fees required under 28
               U.S.C. Section 1930 have been paid or that they will be paid on the Effective Date of the Plan. See 11 U.S.C. Section
               1129(a)(12).

          o    The Plan must provide for the continuation after the Effective
               Date of payment of all retiree benefits (as that term is defined in Bankruptcy Code Section 1114) at the level established
               pursuant to Bankruptcy Code Section 1114(e)(1)(B) or Section
               1114(g), at any time

                                       87

                                                                    EXHIBIT 99.1

               prior to confirmation of the Plan, for the duration of the period the Debtor has obligated itself to provide such benefits. See 11
               U.S.C. Section 1129(a)(13).

          Bankruptcy Code Section 524(g) further provides that, in order for the
Asbestos Channeling Injunction to be enforceable, the Plan must provide for a section 524(g) trust that will, among other things:

          o    assume the liabilities of a debtor which at the time of entry of the order for relief has been named as a defendant in personal injury, wrongful death, or property damage actions seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products; see
               Bankruptcy Code Section 524(g)(2)(B)(i)(I)

          o    be funded in whole or in part by the securities of one (1) or more debtors involved in the Plan and by the obligation of such debtor or debtors to make future payments, including dividends;
               see Bankruptcy Code Section 524(g)(2)(B)(i)(II)

          o    own, or by the exercise of rights granted under the Plan would be entitled to own if specified contingencies occur, a majority of the voting shares of -

               o    each such debtor;

               o    the parent corporation of each such debtor; or

               o    a subsidiary of each such debtor that is also a debtor; see
                    Bankruptcy Code Section 524(g)(2)(B)(i)(III) and

          o    is to use its assets or income to pay Claims and Demands; see
               Bankruptcy Code Section 524(g)(2)(B)(i)(IV).

          The Debtors believe that the Plan satisfies all of the statutory requirements of Bankruptcy Code Sections 1129 and 524(g).

          7.2  VOTE REQUIRED FOR CLASS ACCEPTANCE

          The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of two-thirds in dollar amount and more than one-half in number of the claims of that class which actually cast ballots for acceptance or rejection of the plan, i.e., acceptance takes place only if two-thirds in amount and a majority in number of the holders of claims in a given class actually voting cast their ballots in favor of acceptance. The Bankruptcy Code defines acceptance of a plan by a class of equity interest holders as acceptance by holders of two-thirds in amount of the interests of that class which actually cast ballots for acceptance or rejection of the plan.

          Bankruptcy Code Section 524(g) further provides that any separate class or classes of the claimants whose claims are to be addressed by a section
524(g) trust must vote, by at least 75 percent of those voting, in favor of the plan.

                                       88

                                                                    EXHIBIT 99.1

          If a plan is confirmed, then holders of Claims against, or equity interests in, the debtor, whether voting or non-voting and, if voting, whether accepting or rejecting the Plan, are bound by the terms of the plan, including any injunction(s) under Bankruptcy Code Sections 524(g) and/or 105(a).

               7.2.1 CRAMDOWN

          Generally, under the Bankruptcy Code, a plan of reorganization must be approved by each impaired class of creditors. The Court, however, may confirm a plan that has not been approved by each impaired class if at least one impaired class accepts the plan by the requisite vote and the Court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each class that is impaired and has not accepted the plan. This is often referred to as "cramming down" on a Class.

          A plan of reorganization does not discriminate unfairly within the meaning of the Bankruptcy Code if each dissenting class is treated equally with other classes of equal rank. The phrase "fair and equitable" has different meanings depending on whether it is being used with respect to the treatment of secured Claims, unsecured Claims and equity interests.

          As set forth in Bankruptcy Code Section 1129(b)(2), the condition that a plan of reorganization be fair and equitable with respect to a class includes the following requirements:

          (A)  With respect to a class of secured claims, the plan provides--

               (i) (I) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims; and

                    (II) that each holder of a claim of such class receive on
               account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder's interest in the estate's interest in such property;

               (ii) for the sale, subject to section 363(k) of this title, of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on
               proceeds under clause (i) or (iii) of this subparagraph; or

               (iii) for the realization by such holders of the indubitable equivalent of such claims.

          (B)  With respect to a class of unsecured claims--

               (i) The plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                                       89

                                                                    EXHIBIT 99.1

               (ii) The holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

          (C)  With respect to a class of interests--

               (i) The plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the
               greatest of the allowed amount of any fixed liquidation
               preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or

               (ii) The holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.

          In the event one or more Classes of impaired Claims or Equity
Interests rejects the Plan, the Debtors reserve the right to proceed with confirmation pursuant to Bankruptcy Code Section 1129(b), and the Court will determine, at the Confirmation Hearing, whether the Plan is fair and equitable and does not discriminate unfairly against any rejecting impaired Class of
Claims or Equity Interests.

          7.3  FEASIBILITY OF THE PLAN

          To confirm the Plan, the Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by
Bankruptcy Code Section 1129(a)(11) and is referred to as the "feasibility"
requirement. The Debtors believe that they will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.

          The Debtors filed their original Schedules and Statements of Financial
Affairs on June 1, 2001 (the "SOFA"). The Debtors filed amendments and supplements to the SOFA on August 19, 2001, September 3, 2002 and February 11,
2003.

          The Debtors have filed Monthly Operating Reports since the Petition
Date and the Parent regularly files form 10-Ks, 10-Qs, and 8-Ks with the SEC which are available at www.grace.com or www.sec.gov. Summary Financial
Information of Grace for the fiscal years ended December 31, 2001, December 31,
2002 and December 31, 2003 is included in the Exhibit Book as part of the
Financial Information. This summary Financial Information reflects, on a consolidated basis, the activities of the Debtors and certain Non-Debtor
Affiliates.

          To demonstrate the feasibility of the Plan, the Debtors have prepared the proforma and prospective financial information for the Reorganized Debtors and the Non-Debtor Affiliates that is outlined in Exhibit 4 in the Exhibit Book, with such information presented on a consolidated basis for the fiscal years
2004, 2005 and 2006 taking into account the anticipated financial impact of the
Plan. Claimants are advised to review these documents to fully understand the assets and liabilities of the Reorganized Debtors and the Non-Debtor Affiliates.
The

                                       90

                                                                    EXHIBIT 99.1

Reorganized Debtors and the Non-Debtor Affiliates have used their books and records, knowledge and experience, and opinions of accountants and counsel to provide the financial and other business-related information set forth in this
Disclosure Statement.

          As explained more fully in Article 5 herein, each of the Debtors'
estates will be substantively consolidated pursuant to Bankruptcy Code Section
105(a) for the limited purposes of allowance, treatment and distributions under the Plan. As a result of the substantive consolidation, on the Effective Date, all property, rights and Claims of the Debtors will be deemed pooled for purposes of allowance, treatment and Distributions under the Plan.

          The Financial Information has been prepared in conformity with U.S.
generally accepted accounting principles ("GAAP") consistent with those currently utilized by Grace in the preparation of its consolidated financial statements except as otherwise noted. However, the proforma and prospective financial information has not been audited by registered independent public accountants.

          The proforma and prospective financial information are based upon a variety of assumptions subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond the control of the Debtors. Consequently, the proforma and prospective financial information should not be regarded as a representation or warranty by the Debtors or by any other Entity that the proforma or prospective financial information or measures will be realized. Such information should not be relied upon in making any investment decisions with respect to Parent Common Stock or otherwise. Actual results may vary materially from those presented and the variations may be adverse.

          7.4  BEST INTERESTS TEST

          Bankruptcy Code Section 1129(a)(7) requires that even if a plan is accepted by a class of creditors or equity interest holders, the Bankruptcy
Court must nonetheless determine that the plan is in the "best interests" of any class of creditors or equity interest holders that are impaired by the plan. The
"best interests" test requires that the Bankruptcy Court find either that (i)
all members of an impaired class have accepted the plan or (ii) the plan will provide the holder of a Claim or Equity Interest in such class a distribution of a value, as of the effective date of the plan, that is at least equal to what such holder would receive in a hypothetical liquidation of the debtor under
Chapter 7 of the Bankruptcy Code.

          The Best Interests Analysis, which can be found in Exhibit 3 in the
Exhibit Book, was prepared by the Debtors with the assistance of Blackstone and is based on numerous assumptions and estimates. The Best Interests Analysis shows that Holders of General Unsecured Claims would receive an estimated
Distribution of 55% to 93% on their Claims under a Chapter 7 liquidation while such Holders would receive an estimated 100% Distribution under Chapter 11. The
Unsecured Creditors' Committee, based on assumptions and estimates certain of which differ from those of the Debtors and their professionals, estimates that proceeds realized in a hypothetical Chapter 7 liquidation may be greater than those presented in the Best Interests Analysis, and in the high scenario, might result in net proceeds exceeding those necessary to pay a 100% Distribution to the Holders of Allowed General Unsecured Claims.

                                       91

                                                                    EXHIBIT 99.1

          7.5  INFORMATION ABOUT CORPORATE GOVERNANCE, OFFICERS, AND DIRECTORS
               OF THE REORGANIZED DEBTORS, AND THE MANAGEMENT OF THE DEBTORS

               7.5.1 CORPORATE GOVERNANCE; LIMITATION OF DIRECTOR LIABILITY

          The Certificate of Incorporation or Articles of Incorporation, as
applicable, of each of the Debtors that is a corporation will be amended as of the Effective Date to among other things, (i) prohibit the issuance of nonvoting equity securities as required by Bankruptcy Code Section 1123(a)(6), and be subject to further amendment as permitted by applicable law, (ii) as to any classes of securities possessing voting power, provide for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in payment of such dividends, (iii) include, in the case of the Parent, restrictions on the transfer of Parent Common Stock as necessary to protect the Reorganized Debtors'
tax position, and (iv) effectuate any other provisions of the Plan. The amended
Certificates of Incorporation or Articles of Incorporation, as applicable, will be filed with the Secretary of State or equivalent official in their respective jurisdictions of incorporation on or prior to the Effective Date and be in full force and effect without any further amendment as of the Effective Date.

          The restrictions on stock transfers in order to protect the
Reorganized Debtors' tax position will include a three (3) year prohibition, waivable by the Parent's Board of Directors, on (i) any Entity other than the
Asbestos Trust acquiring after the Effective Date an amount of shares of the
Parent Common Stock that would cause such Entity to become a Holder of 4.75% or more of the Parent Common Stock, and (ii) any Entity that as of the Effective
Date holds 4.75% or more of the Parent Common Stock from increasing its ownership of the Parent Common Stock. In addition, any Parent Common Stock held by the Asbestos Trust will not be transferable for a period of at least three
(3) years after the Effective Date. Other restrictions will apply with respect to the Warrants held by the Asbestos Trust, including a prohibition on the
Asbestos Trust exercising an amount of Warrants greater than 50% of its total
Warrants for a period of at least three (3) years after the Effective Date.

               7.5.2 MANAGEMENT COMPENSATION AND INCENTIVE PROGRAM

          Pursuant to Bankruptcy Code Section 1129(a)(5), the Debtors will disclose, prior to the Confirmation Hearing, the identity of any individuals proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors and, if that person is an insider, the nature of any compensation for such insider. The Debtors recently announced that Paul J.
Norris will step down as Chief Executive Officer effective May 31, 2005, but will remain on the Board of Directors as non-executive chairman. A.E. Festa, currently the Debtors' President and Chief Operating Officer, will succeed
Norris as Chief Executive Officer.

          Currently, the total compensation package that the Debtors' directors, officers and key employees receive includes base salary, annual bonus opportunities, long-term cash incentives and other benefits. Certain officers and employees are also beneficiaries of a key employee retention program.

                                       92

                                                                    EXHIBIT 99.1

          It is anticipated that the total compensation for the Debtors'
directors, officers and key employees after confirmation of the Plan will continue to include base salary, annual bonus and long term stock and cash incentives and other benefits in accordance with the ordinary business policies of the Debtors.

          The Debtors anticipate that the value of long term incentive awards issued after the Effective Date will be consistent with the Debtors' past practices. The Debtors expect that such awards, which have been payable 100% in cash during the Chapter 11 Cases, will be payable, at least partially, in restricted stock or stock options of the Reorganized Parent, in accordance with a Management Stock Incentive Plan, the key terms of which are presently being finalized but will be disclosed prior to solicitation of votes on the Plan. Such compensation is included in the projections and accordingly incorporated into the fully diluted reorganized equity value as further described in Section 2.8 of this Disclosure Statement.

               7.5.3 TAIL COVERAGE POLICIES FOR OFFICERS AND DIRECTORS

          Pursuant to the Section 7.1.3 of the Plan, the Reorganized Debtors
will obtain sufficient tail coverage for a maximum period of six years under both directors' and officers' insurance policies and fiduciary liability policies, which will cover the Debtors, as well as the Debtors' current and former officers, directors, and employees. The Debtors have determined that this insurance is necessary to protect the releases provided in the Plan. Further, pursuant to Section 8.7.1 of the Plan, the Reorganized Debtors have an obligation to indemnify these parties for certain payments covered by the tail insurance. Therefore, without such insurance, if the Debtors' current and/or former directors, officers and/or employees were sued after the Effective Date, the Reorganized Debtors could be required to satisfy such indemnification claims.

8.   IMPORTANT CONSIDERATIONS AND RISK FACTORS

          8.1  GENERAL

          The following provides a summary of various important considerations and risk factors associated with the Plan. However, it is not exhaustive. In considering whether to vote for or against the Plan, Holders of Claims or Equity
Interests should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced in this
Disclosure Statement.

          8.2  CERTAIN BANKRUPTCY AND MASS TORT LAW CONSIDERATIONS

               8.2.1 PARTIES IN INTEREST MAY OBJECT TO THE DEBTORS'
                     CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

          Bankruptcy Code Section 1122 provides that a plan of reorganization may place a class or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Equity Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created eleven classes of Claims and
Equity Interests, each encompassing Claims or Equity Interests that are substantially similar to the other Claims or Equity Interests in each such class. For example, Class 1 comprises all Claims accorded priority

                                       93

                                                                    EXHIBIT 99.1

in right to payment under Bankruptcy Code Section 507(a) other than Priority Tax
Claims or Administrative Claims. There can be no assurance, however, that the
Bankruptcy Court will reach the same conclusion.

               8.2.2 A DELAY IN PLAN CONFIRMATION MAY DISRUPT GRACE'S OPERATIONS
                     AND HAVE POTENTIAL ADVERSE EFFECTS OF PROLONGED
                     CONFIRMATION PROCESS

          A prolonged confirmation process could adversely affect the Debtors'
relationships with their customers, suppliers, and employees, which, in turn, could adversely affect the Debtors' competitive position, financial condition, and results of operations. Such developments could, in turn, adversely affect the price of the Parent Common Stock, and hence the value to Holders of Equity
Interests and the value of assets available to satisfy Holders of Allowed
Claims.

               8.2.3 THE DEBTORS MAY NOT BE ABLE TO SECURE CONFIRMATION OR
                     CONSUMMATION OF THE PLAN

          There can be no assurance that the Plan will be accepted by the required number of Claimants who hold a sufficient amount of Claims and Equity
Interests. Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation, there can be no assurance that the
Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.
There is no assurance that the Court will approve the Plan as satisfying the requirements of Bankruptcy Code Section 1129. Notwithstanding Court approval, it is possible that the Plan may not be consummated because of other external factors that may adversely affect the implementation of the Plan.

               8.2.4 THERE IS A RISK OF POST-CONFIRMATION DEFAULT

          At the Confirmation Hearing, the Court will be required to make a judicial determination that the Plan is feasible, but that determination does not serve as any guarantee that there will not be any post-confirmation defaults. The Debtors believe that the cash flow generated from operations and insurance proceeds will be sufficient to meet Reorganized Grace's operating requirements, its obligations under the Exit Financing, and other post-confirmation obligations under the Plan. Reorganized Grace's projected operating cash flow is set forth in the Debtors' prospective financial information that is included as Exhibit 4 in the Exhibit Book.

               8.2.5 THE DEBTORS MAY OBJECT TO THE AMOUNT OR CLASSIFICATION OF A
                     CLAIM

          Except as otherwise provided in the Plan and the Final DIP Order
(Docket No. 194), the Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest deemed Allowed under the Plan.
The estimates set forth in this Disclosure Statement cannot be relied on by any
Holder of a Claim or Equity Interest where such Claim or Equity Interest is subject to an objection. Any Holder of a Claim may not receive its specified share of the estimated distributions described in this Disclosure Statement.

               8.2.6 THE POTENTIAL IMPACT OF PENDING ASBESTOS LEGISLATION IS
                     UNCERTAIN

          Legislation currently is pending before the United States Congress that, if enacted, could affect the rights and obligations of companies with asbestos liabilities. The exact terms of the

                                       94

                                                                    EXHIBIT 99.1

legislation are still the subject of negotiation, however, and it is uncertain how, if at all, such legislation would impact the Debtors, Holders of Claims,
Holders of Equity Interests, or any other parties that may be affected by the
Chapter 11 Cases.

               8.2.7 EXEMPTION FROM REGISTRATION REQUIREMENTS OF APPLICABLE
                     FEDERAL SECURITIES LAWS MAY NOT BE AVAILABLE

          There are several securities law considerations that parties should bear in mind. These are discussed at length in Article 11 of this Disclosure
Statement.

          8.3  FACTORS AFFECTING THE DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS
               AFTER THE EFFECTIVE DATE

               8.3.1 THE DEBTORS DISCLAIM ACCURACY OF FINANCIAL INFORMATION
                     PROVIDED

          Although the Debtors have used their reasonable best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, some of the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement. While the Debtors believe that such financial information fairly reflects the financial condition of the
Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

          The Unsecured Creditors' Committee and the Equity Committee, and their respective legal and financial advisors, have not taken any independent action to verify the accuracy or completeness of the financial or other information included in this Disclosure Statement, including any financial projections, and expressly disclaim any representation or warranty, express or implied, concerning the accuracy or completeness thereof.

               8.3.2 VARIANCE FROM THE PROFORMA AND PROSPECTIVE FINANCIAL
                     INFORMATION

          The Debtors' management currently believes that (i) the proforma financial information included as Exhibit 4 in the Exhibit Book is a reasonable presentation of the accounting effects of the Plan, as if the Plan were in effect at the end of, and for, the periods presented; and (ii) the prospective financial information included in the Exhibit Book is a reasonable estimate of the collective future of the Reorganized Debtors and the Non-Debtor Affiliates.
Unanticipated events and circumstances occurring subsequent to the preparation of the Reorganized Debtors' and the Non-Debtor Affiliates' collective proforma and prospective financial information may affect the actual accounting effects of the Plan and/or the actual financial results of Reorganized Grace. Although the Debtors' management believes that the accounting effects of the Plan reflected in Reorganized Grace's proforma financial information, and the performance reflected in Reorganized Grace's prospective financial information, are reasonable and attainable, some or all of the estimates may differ from actual results, and the actual proforma effects, and/or the actual future financial results, may be materially worse than the estimated effects and results.

          In particular, the proforma and prospective financial information included in the Exhibit Book are each based upon numerous assumptions regarding
(1) the confirmation and consummation of the Plan in accordance with its terms,
(2) the anticipated future performance of

                                       95

                                                                    EXHIBIT 99.1

Reorganized Grace, (3) the tax consequences of the Plan, (4) general business and economic conditions, (5) certain other matters, many of which are beyond the control of the Debtors. There is no assurance that such assumptions will prove to be valid. The effect of any variance from the proforma and prospective financial information may be material and adverse.

               8.3.3 RISK THAT AMOUNTS OF ALLOWED CLAIMS WILL EXCEED THE
                     DEBTORS' PROJECTIONS

          The Allowed Amount of Administrative Expense Claims, Priority Tax
Claims, and Claims in Class 1, Class 2, Class 3, Class 4, Class 5, and Class 9
could be more than projected, which, in turn, would impair the value of Parent
Common Stock.

               8.3.4 RISK REGARDING THE SOLVENT INSURANCE CARRIERS

          Grace's ultimate recovery of insurance proceeds may be effected by the financial status of the remaining solvent insurance carriers and the number, nature and amount of individual Allowed Asbestos Claims.

          8.4  FACTORS AFFECTING THE PARENT COMMON STOCK

          The Parent Common Stock is traded on the New York Stock Exchange
(Ticker: GRA). Pursuant to the provisions of the Plan, that common stock will not be cancelled and will remain outstanding (although Equity Interests will be impaired by the issuance of additional shares and Warrants, and will thus be entitled to vote on the Plan).

          The estimate of the range of the reorganized equity value set forth in
Section 2.8 (Estimated Value of the Reorganized Debtors and Non-Debtor
Affiliates) of this Disclosure Statement or elsewhere in the Plan Documents does not purport to be an estimate reflective of the pre- or post-reorganization trading value of the Parent Common Stock. The estimate reflective of the range of the fully diluted reorganized equity value per share ascribed herein, or elsewhere in the Plan Documents, may or may not correlate with the actual trading price (if any) of Parent Common Stock on the New York Stock Exchange. It
represents hypothetical reorganized values based on numerous assumptions. The estimated values set forth herein do not necessarily reflect values that could be attainable in public or private markets, and do not consider market trading characteristics, trading limitations possibly imposed on the Parent Common
Stock, or perceptions in public or private markets about the Reorganized Debtors and/or Non-Debtor Affiliates that may affect the trading price of Parent Common
Stock.

          Holders' interests in the Parent Common Stock are subject to dilution by, among other things, additional shares of Parent Common Stock issued under the Plan and possible exercise of the Warrants issued under the Plan, and may be further impacted by future payments by Reorganized Grace.

               8.4.1 THE REORGANIZED DEBTORS MAY NOT BE ABLE TO ACHIEVE
                     PROJECTED FINANCIAL RESULTS

          The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that they have assumed in projecting future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may

                                       96

                                                                    EXHIBIT 99.1

lack sufficient liquidity to continue operating as planned after the Effective
Date. The Debtors' financial projections represent management's view based on current known facts and hypothetical assumptions about the Reorganized Debtors'
future operations. However, the Projections set forth herein do not guarantee the Reorganized Debtors' future financial performance.

               8.4.2 THE REORGANIZED DEBTORS MAY NOT BE ABLE TO MEET
                     POST-REORGANIZATION DEBT OBLIGATIONS AND FINANCE ALL
                     OPERATING EXPENSES, WORKING CAPITAL NEEDS AND CAPITAL
                     EXPENDITURES

          To the extent the Reorganized Debtors are unable to meet their projected financial results or achieve projected revenues and cash flows, the
Reorganized Debtors may be unable to service their debt obligations as they come due or to meet the Reorganized Debtors' operational needs. Such a failure may preclude the Reorganized Debtors from developing or enhancing their products, taking advantage of future opportunities, growing their business or responding to competitive pressures.

               8.4.3 CERTAIN TAX IMPLICATIONS OF THE DEBTORS' BANKRUPTCY AND
                     REORGANIZATION MAY INCREASE THE TAX LIABILITY OF THE
                     REORGANIZED DEBTORS

          Holders of Claims should carefully review Article 10 (Federal Income
Tax Consequences of the Plan) to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.

          Holders of Claims should also be aware that if, as described in
Section 2.5.2 (Fraudulent Transfer Litigation), the IRS successfully asserts that the Sealed Air Payment gives rise to taxable income to the Debtors without any offsetting deductions, the NOLs available to the Reorganized Debtors would be substantially reduced. Any such reduction in NOLs could adversely impact the
Reorganized Debtors' cash flow and thus, the value of the Parent Common Stock.

          8.5  FACTORS ASSOCIATED WITH THE BUSINESS

          There are many business factors that create risks for the Debtors'
current business operations, as well as Reorganized Grace's future operations.
These risks include the following:

               o    loss of senior management and other key employees;

               o    greater than expected liabilities for environmental
                    remediation;

               o    a decline in worldwide oil consumption or the development of new methods of oil refining;

               o    increases in the price of raw materials and energy costs;

               o    consolidation of major customers, which could increase
                    customer purchasing power, thereby putting pressure on
                    operating profits;

                                       97

                                                                    EXHIBIT 99.1

               o    inability to gain customer acceptance, or slower than
                    anticipated acceptance, of new products or product
                    enhancements;

               o    changes in environmental regulations or societal pressures that make Grace's business operations more costly or that
                    change the types of products used by customers, especially petroleum-based products;

               o    slower than anticipated economic advances in less developed countries;

               o    foreign currency devaluations in developing countries or
                    other adverse changes in currency exchange rates (in
                    particular, the U.S. dollar to Euro exchange rate);

               o    technological breakthroughs rendering a product, a class of products, or a line of business obsolete;

               o    inability to adapt to continuing technological improvements or operating strategies by competitors or customers;

               o    inability to adapt to other improvements made by direct or indirect competitors;

               o    acquisition (through theft or other unlawful means) or use by others of Grace's proprietary technology and other
                    know-how; and

               o    an adverse change in relations with employees and/or labor unions.

               8.5.1 REORGANIZED GRACE MAY NOT OBTAIN POST-CONFIRMATION
                     FINANCING

          The Plan envisions that Reorganized Grace will obtain Exit Financing.
There is no guarantee that Reorganized Grace will be able to obtain such Exit
Financing, or obtain it on the terms contemplated by the proforma and prospective financial information.

          8.6  FACTORS AFFECTING THE ASBESTOS TRUST

               8.6.1 RISK THAT THE ASBESTOS TRUST WILL NOT BE ABLE TO PAY ALL
                     ALLOWED CLAIMS

          Even if the Plan is confirmed and consummated, Claimants and Holders of Equity Interests should be aware of certain risks associated with confirmation and the ability of the Debtors to perform under the Plan. The Plan provides that the Asbestos Trust will pay all Allowed Asbestos Claims. The Plan further provides that the Asbestos Trust will be funded by: (1) $512.5 million in cash, plus interest thereon from December 21, 2002 until the Effective Date, at a rate of 5.5% per annum compounded annually, paid by Cryovac Inc., (2) 9 million shares of Sealed Air Common Stock (subject to antidilution adjustments outlined in the Sealed Air Settlement Agreement), (3) Parent Common Stock in an
amount to be determined, and (4) Warrants exercisable for additional Parent
Common Stock, which, together with the Parent Common Stock being issued under the Plan, could represent up to an aggregate of 50.1% of the voting shares of the Parent. There is no guarantee that the value of Sealed Air Common Stock or
Parent Common Stock will not decline such that the Asbestos Trust will not be able to pay all

                                       98

                                                                    EXHIBIT 99.1

Allowed Asbestos Claims, as provided in the Plan. Finally, the amount of Allowed
Asbestos Claims could be significantly more than estimated by the Court.

               8.6.2 RISK OF APPOINTING DIFFERENT TRUSTEES FOR THE ASBESTOS
                     TRUST

          At the Confirmation Hearing, the Debtors will request that the Court appoint certain individuals to be designated prior to the Confirmation Hearing as the three initial Trustees of the Asbestos Trust. However, the Court may
reject one or more of the proposed Trustees. If the Court rejects the nomination of a Trustee, another person would need to be designated, which may delay the
Effective Date of the Plan. The selection of different Trustees also could impact administration of the Asbestos Trust.

          8.7  RISK THAT THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY BE
               INACCURATE

          The statements contained in this Disclosure Statement are made by the
Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change since that date in the information set forth herein. The
Debtors may subsequently update the information in this Disclosure Statement, but they have no duty to update this Disclosure Statement unless ordered to do so by the Court. Further, the proforma and prospective financial information contained herein, unless otherwise expressly indicated, is unaudited. Finally, neither the SEC nor any other governmental authority has passed upon the accuracy or adequacy of this Disclosure Statement, the Plan, or any Exhibits in the Exhibit Book.

          This financial information contains certain statements that are
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Debtors, including the implementation of the Plan, existing and future governmental regulations, the continuing availability of sufficient borrowing capacity or other financing to fund operations, currency exchange rate fluctuations, natural disasters, terrorist actions or acts of war, operating efficiencies, labor relations, actions of governmental bodies and other market and competitive conditions. Holders of Claims and/or Equity Interests are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements and the Debtors undertake no obligation to update any such statements.

9.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

          The Plan Proponents believe that the Plan affords the Holders of
Claims and Equity Interests the potential for the greatest realization on their
Claims and Equity Interests and, therefore, is in the best interest of such
Holders. If the Plan is not confirmed, however, the theoretical alternatives include (1) continuation of the pending Chapter 11 Cases, (2) alternative plans of reorganization, or (3) liquidation of the Debtors under chapter 7 of the
Bankruptcy Code.

                                       99

                                                                    EXHIBIT 99.1

          9.1  CONTINUATION OF THE CHAPTER 11 CASES

          If the Debtors remain in Chapter 11 and the Plan, as currently proposed, is not confirmed within the time period projected, the Debtors could continue to operate their businesses and manage their properties as Debtors in
Possession. However, the value of assets and cash flow could be affected by the expenses of operating under Chapter 11 of the Bankruptcy Code for a further extended period of time. Such delay may significantly reduce the recoveries received by Claimants and Equity Interest Holders under any future plan of reorganization.

          9.2  ALTERNATIVE PLANS OF REORGANIZATION

          If the Plan is not confirmed, it is possible that any other party in interest in the Chapter 11 Cases could attempt to formulate and propose a different plan or plans on such terms as they may desire. Such alternative plan would still have to meet the requirements of confirmation. The Debtors believe that the Plan proposed by the Debtors provides the best potential return to both the Debtors' Claimants and Equity Interest Holders.

          9.3  CHAPTER 7 LIQUIDATION

          Bankruptcy Code Section 1129(a)(7) requires that even if a plan is accepted by a class of creditors or equity interest holders, the Bankruptcy
Court must nonetheless determine that the plan is in the "best interests" of any class of creditors or equity interest holders that are impaired by the plan. The
"best interests" test requires that Bankruptcy Court find either that (i) all members of an impaired class have accepted the plan or (ii) the plan will provide the holder of a Claim or Equity Interest in such class a distribution of a value, as of the effective date of the plan, that is at least equal to what such holder would receive in a hypothetical liquidation of the debtor under
Chapter 7 of the Bankruptcy Code.

          In a hypothetical liquidation of the Debtors under Chapter 7, a trustee would be elected or appointed to liquidate the assets of the Debtors and the Non-Debtor Affiliates. This "liquidation value" would consist primarily of the proceeds from a sale of the assets of the Debtors and Non-Debtor Affiliates.
The amount of the liquidation value available would be distributed first to secured Claimants, to the extent of the value of their collateral. Thereafter, any remaining funds would be distributed in accordance with the priorities of the Bankruptcy Code. The estimate of liquidation value available to Claimants and Equity Interest Holders would be further reduced by (i) the costs and expenses incurred as a result of the Chapter 7 liquidation, and (ii)
Administrative Expense Claims and Priority Claims incurred in the Chapter 11
Cases allowed in the Chapter 7 case.

          The Best Interests Analysis requires estimates of the net proceeds that may be generated as a result of a hypothetical Chapter 7 liquidation. Any such liquidation would necessarily take place in the future under circumstances that cannot be predicted; the amount of such proceeds is therefore highly speculative and could be significantly impacted as a result of the uncertainty that exists as to whether a Chapter 7 trustee could sell the assets free and clear of any Claims that could be asserted against the Debtors. The amount of proceeds available from the liquidation of other assets is an estimate that assumes conditions that may not be present at the time of the Chapter 7 liquidation.

                                      100

                                                                    EXHIBIT 99.1

          The Debtors' liquidation analysis is included as a component of the
"Best Interests Analysis," attached as Exhibit 3 in the Exhibit Book, was prepared by the Debtors with the assistance of Blackstone. Reference is made to the Best Interests Analysis for estimates of liquidation value, costs and expenses and claims amounts, and for a description of the procedures followed, the factors considered, and the assumptions made in preparing the analysis. In preparing the Best Interests Analysis, the Debtors have projected a range for the Amount of Allowed Claims based on a review of their Schedules and Filed proofs of claim. No order or finding has been entered estimating or fixing the amount of Claims. The actual amount of Claims against the estate could vary significantly from the Debtors' estimates. For all of the foregoing reasons, the actual net proceeds available to Holders of Allowed General Unsecured Claims and
Holders of Equity Interests in the Parent could vary materially from the amounts in the Best Interests Analysis. The Best Interests Analysis can be found in
Exhibit 3 in the Exhibit Book and shows that Holders of General Unsecured Claims would receive an estimated Distribution of 55% - 93% on their Claims under a
Chapter 7 liquidation while such Holders would receive an estimated 100%
Distribution under Chapter 11. The Unsecured Creditors' Committee, based on assumptions and estimates certain of which differ from those of the Debtors and their professionals, estimates that proceeds realized in a hypothetical Chapter
7 liquidation may be greater than those presented in the Best Interests
Analysis, and in the high scenario, might result in net proceeds exceeding those necessary to pay a 100% Distribution to the Holders of Allowed General Unsecured
Claims.

          The Plan Proponents believe that the Plan complies with the best interests test, as Creditors and Holders of Equity Interests in the Parent are
expected to receive under the Plan a distribution that is at least as much as they would receive in a hypothetical liquidation under Chapter 7 of the
Bankruptcy Code.

10.  FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

          The following discussion summarizes certain federal income tax consequences of the Plan to the Debtors, the Reorganized Debtors, the Asbestos
Trust, the Holders of Claims and the Holders of Equity Interests based upon the
IRC, judicial authorities and current administrative rulings and practices now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such change could be retroactively applied in a manner that could adversely affect the Debtors, the Reorganized
Debtors, the Asbestos Trust, Holders of Claims and Holders of Equity Interests.
In particular, some of the consequences discussed herein are based on United
States Department of Treasury regulations or IRS notices that have been proposed but not finalized, which regulations are particularly susceptible to change at any time.

          The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Debtors have not requested a tax ruling from the IRS. However, there can be no assurance that the treatment set forth in the following discussion will be accepted by the
IRS. Further, the federal income tax consequences to the Debtors, the
Reorganized Debtors, the Asbestos Trust, and Holders of Claims and/or Equity
Interests may be affected by matters not discussed below. For example, the following discussion does not address state, local or foreign tax considerations that may be applicable; further, it does not address the

                                      101

                                                                    EXHIBIT 99.1

tax consequences of the Plan to certain types of Holders of Claims or Equity
Interests, creditors and stockholders (including foreign persons, financial institutions, life insurance companies, tax-exempt organizations and taxpayers who may be subject to the alternative minimum tax) who may be subject to special rules not addressed herein.

          The discussion set forth below is included for general information only. The Debtors and their counsel and financial advisors are not making any representations regarding the particular tax consequences of confirmation and consummation of the Plan, nor are they rendering any form of legal or tax advice on such tax consequences. The tax laws applicable to corporations in bankruptcy are extremely complex, and the following summary is not exhaustive. Holders of
Claims and/or Equity Interests are strongly urged to consult their tax advisors regarding tax consequences of the Plan, including U.S. federal, state and local, and foreign tax consequences.

          Except where essential to the context, references to the "Debtors" in
Article 10 herein refer to both the Debtors and the Reorganized Debtors, collectively.

          10.1 FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

               10.1.1 GENERAL DISCUSSION

          In general, the Debtors do not expect to incur any substantial tax liability as a result of implementation of the Plan, and do not expect to realize any significant amount of cancellation of indebtedness income. Upon consummation of the Plan, the Debtors expect to have an NOL available to offset future taxable income. The amount of that NOL is uncertain at this point, but is currently estimated to be approximately $348 million as of December 31, 2003. As discussed in Section 10.1.2 below, this NOL should be increased by the tax deductions received by the Debtors upon consummation of the Plan, which deductions should be based on the value of the consideration transferred by the
Debtors in satisfaction of their tort, environmental and other liabilities. The actual amount of the NOL available to the Debtors after consummation of the Plan will depend on the value of those deductions, as well as the outcome of certain unresolved past tax liabilities and the mechanism by which the Debtors finance their bankruptcy emergence. As discussed in Section 2.5.3.2 of this Disclosure
Statement, approximately one-third of the NOLs are currently subject to challenge by the IRS. The utilization of those NOLs may also be subject to certain annual limitations, as discussed in more detail below.

          In order to ensure that the Debtors' NOL will continue to be available following emergence from bankruptcy, certain restrictions will be placed upon transfers of Parent Common Stock. In particular, without the consent of the
Parent for a period of three years after emergence from bankruptcy, any Entity
(other than the Asbestos Trust) who currently owns or controls more than 4.75%
of the Parent Common Stock will be prohibited from increasing its ownership percentage, and any Entities (other than the Asbestos Trust) who do not own any
Parent Common Stock or own or control less than 4.75% of the Parent Common
Stock, will be prohibited from increasing their ownership percentage of the
Parent Common Stock to an amount equal to or greater than 4.75%. Further, the
Asbestos Trust will be prohibited from selling the Parent Common Stock contributed to the Asbestos Trust for a period of three years after the
Effective Date.

                                      102

                                                                    EXHIBIT 99.1

          Certain restrictions will also be imposed on the exercise of the
Warrants that the Debtors will contribute to the Asbestos Trust. The amount of
Warrants that the Asbestos Trust will be able to exercise, for a period of three years after emergence, will be limited to approximately 1/2 of the Asbestos
Trust's total Warrants. In addition, the Debtors will have the right, as necessary to protect the utilization of their NOLs, and to purchase Warrants from the Asbestos Trust for their fair market value, in lieu of permitting the exercise of such Warrants.

          In connection with obtaining adequate capital to fund its operations upon emergence from bankruptcy, the Debtors may be required to take capital as a dividend from certain of its foreign subsidiaries. The receipt of these dividends would be taxable to the Debtors for U.S. income tax purposes, and could therefore have an adverse impact on the Debtors' tax planning. In addition, the Debtors or their Non-Debtor Affiliates may be forced to pledge some or all of their foreign assets as security in order to obtain Exit
Financing, which may be treated as a deemed dividend for U.S. income tax purposes. Either of these actions could result in the Debtors being forced to realize a significant charge to earnings.

               10.1.2 DEDUCTION OF AMOUNTS TRANSFERRED TO SATISFY ASBESTOS
                      CLAIMS

          The tax treatment of transfers of property by the Debtors to the
Asbestos Trust will vary depending on the characterization of the trust, e.g., as a "grantor trust" as defined by Section 671 et seq. of the IRC, or as a
"qualified settlement fund" ("QSF") as defined by Treasury Regulation Section
1.468B-1 et seq. The Debtors currently expect that the Asbestos Trust will be treated as a QSF for federal income tax purposes, meaning that the Debtors should be entitled to an immediate deduction for the fair market value of any property contributed by the Debtors to the Asbestos Trust.

          Any transfer of Parent Common Stock by the Debtors to the Asbestos
Trust should be deductible by the Debtors in an amount equal to the fair market value of such stock. No gain or loss should be recognized by the Debtors with respect to this stock. The transfer of cash, if any, to the Asbestos Trust should be deductible by the Debtors in an amount equal to the amount of such cash.

          The IRS has not provided any specific guidance as to whether the transfer of Warrants to the Asbestos Trust will constitute the transfer of property that gives rise to an immediate deduction. The Debtors expect to take the position that the transfer of Warrants to the Asbestos Trust does not constitute the transfer of property, and that only the exercise of the Warrants will constitute a deductible transfer. If so, the Debtors will be entitled to a deduction equal to the fair market value of the Parent Common Stock upon exercise, less the exercise price of such Warrants. The IRS may, however, later disagree with that conclusion and take the position that the transfer of the
Warrants themselves constitutes the transfer of property. In that case, the
Debtors' tax deduction would be accelerated and the amount of such deduction may be materially different.

               10.1.3 CANCELLATION OF DEBT INCOME

          Under the IRC, a taxpayer generally recognizes gross income to the extent that indebtedness of the taxpayer is cancelled for less than the amount owed by the taxpayer, subject to certain judicial or statutory exceptions. The most significant of these exceptions with respect

                                      103

                                                                    EXHIBIT 99.1

to the Debtors is that taxpayers who are operating under the jurisdiction of a federal bankruptcy court are not required to recognize such income. In that case, however, the taxpayer must reduce its tax attributes, such as its NOLs, general business credits, capital loss carryforwards, and tax basis in assets, by the amount of the cancellation of indebtedness income ("CODI") avoided.

          The Debtors do not expect to realize any significant CODI upon consummation of the Plan, since the Debtors expect that Claimants entitled to
Distributions under the Plan will receive an amount of consideration that should equal the total amount of their Claims (including accrued but unpaid interest).
In order to ensure that Claimants receive full consideration for their Claims, the value of the Parent Common Stock transferred to the Claimants will be determined based on the average of the closing prices of such stock on the trading days during the 30 days beginning on the Effective Date.

               10.1.4 NET OPERATING LOSSES

          As a result of existing NOLs and additional deductions that will be generated by the resolution of tort, environmental and other claims upon emergence from bankruptcy, the Debtors expect to have an NOL after emerging from bankruptcy. The amount of the NOL may be reduced somewhat by any CODI realized upon emerging from bankruptcy, although as stated above the Debtors do not expect that there will be CODI realized upon emergence.

          The extent to which the Debtors will be able to utilize their NOL after emerging from bankruptcy will depend on Section 382 of the IRC, which generally imposes an annual limitation on a corporation's use of its NOLs (and may limit a corporation's use of certain built-in losses if such built-in losses are recognized within a five-year period following an "ownership change," as defined below) if a corporation undergoes an ownership change. This discussion describes the limitation determined under Section 382 of the IRC in the case of an ownership change as the "Section 382 Limitation." The annual Section 382
Limitation on the use of pre-change losses (the NOLs and built-in losses recognized within the five year post-ownership change period) in any
"post-change year" is generally equal to the product of the fair market value of the loss corporation's outstanding stock immediately before the ownership change multiplied by the long-term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate is published monthly by the IRS and is intended to reflect current interest rates on long-term tax-exempt debt obligations. It is presently approximately 4.5%. Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits. As discussed below, however, a special exception from these rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

          In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "5 percent shareholders" increases by more than 50 percentage points in the aggregate over the lowest percentage owned by them at any time during the applicable "testing period" (generally, the shorter of (a) the 36-month period preceding the testing date or (b) the period of time since the most recent ownership change of the corporation). Although the Debtors will be giving Parent Common Stock under the Plan to certain of its Claimants, the Debtors are not certain whether the amount of such Parent Common Stock will be sufficient to constitute an ownership change under Section 382 of the IRC.
Consequently, the Debtors do not know

                                      104

                                                                    EXHIBIT 99.1

whether their ability to utilize their NOL following emergence from bankruptcy will be subject to the Section 382 Limitation.

          The uncertainty regarding whether an ownership change will occur is increased by the presence of the Warrants in the Asbestos Trust. As the Asbestos
Trust exercises Warrants over the three-year period following emergence from bankruptcy, it is possible that the combination of such exercises, coupled with certain other transactions that occurred prior to emergence from bankruptcy or that may occur after bankruptcy emergence, could give rise to an ownership change within the meaning of Section 382 of the IRC. However, the existence of such ownership change may not give rise to any limitation on the Debtors'
ability to use their NOLs. In particular, Section 382(l)(5) of the IRC provides a special rule applicable in the case of a bankruptcy reorganization (the
"Section 382(l)(5) Exception"). If a corporation qualifies for the Section
382(l)(5) Exception, the annual Section 382 Limitation will not apply to the corporation's NOL on account of an ownership change occurring as a result of the bankruptcy reorganization. The Section 382(l)(5) Exception does, however, require that the corporation's NOL and credit carryovers be computed without taking into account the aggregate amount of all interest deductions in respect of debt exchanged for the corporation's stock during the three prior taxable years and the portion of the current taxable year ending on the date of the ownership change.

          A corporation will qualify under the Section 382(l)(5) Exception if the corporation's pre-bankruptcy shareholders and holders of certain debt
("Qualifying Debt") own at least 50% of the stock of the corporation after the bankruptcy reorganization, and the corporation does not "elect out" of the
Section 382(l)(5) Exception. Qualifying Debt is a claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii)
arose in the ordinary course of a corporation's trade or business and has been owned, at all times, by the same creditor. Indebtedness will be treated as arising in the ordinary course of a corporation's trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation's business. While not free from doubt, the Debtors expect that Asbestos Claims will qualify as Qualifying Debt, and that the stock acquired by the Asbestos Trust upon exercise of the Warrants will be treated as stock acquired in exchange for Qualifying Debt within the meaning of the Section 382(l)(5) Exception. In addition, any debt held by a creditor who receives an amount of stock representing less than 5.0% of the equity interests in the Debtors upon emerging from bankruptcy will also be treated as Qualifying
Debt, unless such creditor actively participated in formulating the Debtors'
bankruptcy plan and in doing so made it clear to the Debtors that its debt was not Qualified Debt.

          If an ownership change occurs and the Debtors do not qualify for the
Section 382(l)(5) Exception, the Debtors would then be subject to an annual
Section 382 Limitation. Under Section 382(l)(6) of the IRC, if a corporation is otherwise not eligible for the Section 382(l)(5) Exception (or if it elects out of Section 382(l)(5)), then the annual Section 382 Limitation is calculated by taking into account the increase in equity value resulting from the issuance of equity upon emergence in exchange for debt claims.

          The Debtors expect at this point that, if an ownership change occurs, it would be likely that the Debtors would qualify for a Section 382(l)(5)
Exception. However, Section 382 of the IRC provides that if a company that utilizes the Section 382(l)(5) Exception undergoes another

                                      105

                                                                    EXHIBIT 99.1

ownership change within two years, that company's NOL is reduced to zero. For that reason, the Parent Common Stock, upon emergence, will be subject to certain transfer restrictions in order to ensure that another ownership change does not occur after emergence. Those restrictions were discussed above under Section
10.1.1 (General Discussion). The general effect of these restrictions is to ensure that no Entity acquires an amount of Parent Common Stock after emerging from bankruptcy that would cause such Entity to hold more than 4.75% of the
Parent's equity value, without the consent of the Parent's Board of Directors, and to ensure that no stockholder who owns more than 4.75% of the Parent's equity value after emergence buys additional Parent Common Stock. The amount of
Warrants that the Asbestos Trust will be able to exercise within the three years after emergence will also be limited to an amount equal to approximately 50% of the Asbestos Trust's total Warrants.

          These transfer restrictions will generally not impose any limitations on a Claimant or other Entity that holds less than 4.75% of the Parent Common
Stock after emergence to either buy or sell stock on the open market, so long as such purchase or sale does not cause the Claimant or other Entity to then hold more than 4.75% of the Parent Common Stock.

          10.2 FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND THE
               ASBESTOS TRUST

               10.2.1 HOLDERS OF ASBESTOS CLAIMS

          To the extent that payments from the Asbestos Trust to Claimants constitute damages received by such Claimants on account of personal injuries, such payments should not constitute gross income to such Claimants, except to the extent that such payments are attributable to medical expense deductions allowed under Section 213 of the IRC for a prior taxable year.

          To the extent that payments from the Asbestos Trust to Claimants constitute compensatory damages for destruction or damage to property, and such payments do not exceed the Claimant's tax basis in its property, such payments should not be included in taxable income. Instead, such payments would be treated as a return of capital to such Claimant, reducing the Holder's tax basis in the property. Any amounts received in excess of the Claimant's tax basis should be treated as gain from the disposition of the property, and would therefore give rise to capital gain assuming that the Claimant held such property as a capital asset.

               10.2.2 TREATMENT OF THE ASBESTOS TRUST

          The Debtors expect that the Asbestos Trust will be a QSF for federal income tax purposes. As a QSF, the Asbestos Trust will be subject to a separate entity level tax on its income at the maximum rate applicable to trusts and estates. In determining the taxable income of the Asbestos Trust, (a) any amounts contributed to the Asbestos Trust will not be treated as taxable income,
(b) any sale, exchange or distribution of property by the Asbestos Trust will result in the recognition of gain or loss in an amount equal to the difference between the fair market value of the property on the date of the sale, exchange or distribution and the adjusted tax basis of such property, (c) interest income and dividend income will be treated as taxable income, and (d) administrative costs (including state and local taxes) will be deductible. In general, the adjusted tax basis of property received by the Asbestos Trust will be its fair market value at the time of receipt. As discussed above, the Debtors believe that the transfer of

                                      106

                                                                    EXHIBIT 99.1

Warrants to the Asbestos Trust will not be treated as a transfer of property until such time as the Warrants are exercised. For that reason, the Debtors believe that the Asbestos Trust will not recognize any income or gain upon exercise of the Warrants. This result is not free from doubt, however, and it is possible that the IRS would take the position that the exercise of such Warrants should be treated as taxable income or gain to the Asbestos Trust.

               10.2.3 CONSEQUENCES TO HOLDERS OF GENERAL UNSECURED CLAIMS

          Pursuant to the Plan, each Holder of a General Unsecured Claim will receive, in full satisfaction and discharge of its Allowed Claim, a combination of cash and Parent Common Stock. The federal income tax consequences of the Plan to a Holder of a General Unsecured Claim depend, in part, on whether such Claim constitutes a "security" for federal income tax purposes.

          Whether an instrument constitutes a "security" is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

          In general, the Debtors believe that the General Unsecured Claims do not qualify as "securities" for federal income tax purposes. If a debt instrument constituting a surrendered Allowed General Unsecured Claim is not treated as a security, the Holder of such a Claim should be treated as exchanging its Allowed General Unsecured Claim for Parent Common Stock and cash in a fully taxable exchange. The Holder of an Allowed General Unsecured Claim who is subject to fully taxable exchange treatment should recognize gain or loss equal to the difference between (i) the fair market value of the Parent Common
Stock as of the Effective Date plus the cash received that is not allocable to accrued interest, and (ii) the Holder's basis in the debt instrument constituting the surrendered Allowed General Unsecured Claim. Such gain or loss should be capital in nature (subject to the "market discount" rules described below) and should be long-term capital gain or loss if the debt constituting the surrendered Allowed General Unsecured Claim were held for more than one year. To the extent that a portion of the Parent Common Stock or cash received in the exchange is allocable to accrued interest, the Holder may recognize ordinary income. See Section 10.2.3.1 (Accrued Interest). A Holder's tax basis in the
Parent Common Stock received should equal the fair market value of the Parent
Common Stock as of the date received. A Holder's holding period for the Parent
Common Stock should begin on the day following the Effective Date.

                    10.2.3.1 ACCRUED INTEREST

          To the extent that any amount received by a Holder of a surrendered
Allowed Claim under the Plan is attributable to accrued interest that was not previously included in the Holder's

                                      107

                                                                    EXHIBIT 99.1

gross income, such amount should be taxable to the Holder as interest income.
Conversely, a Holder of a surrendered Allowed Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the Holder's gross income but was not paid in full by Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

          The extent to which the consideration received by a Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debts constituting the surrendered Allowed Claim is unclear. Pursuant to the Plan, all
Distributions in respect of any Allowed Claim will be allocated first to the principal amount of such Claim, to the extent otherwise permitted and as determined for federal income tax purposes, and thereafter to the remaining portion of such Claim, if any. However, there can be no assurance that the IRS will respect this allocation.

                    10.2.3.2 MARKET DISCOUNT

          Under the "market discount" provisions of Sections 1276 through 1278 of the IRC, some or all of the gain realized by a Holder of a debt instrument constituting an Allowed Claim who exchanges the debt instrument for other property on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of "market discount" on the debt instruments constituting the surrendered Allowed Claim.

          In general, a debt instrument is considered to have been acquired with
"market discount" if its Holder's adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding "qualified stated interest" or, (ii) in the case of a debt instrument issued with an original-issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

          Any gain recognized by a Holder on the taxable disposition of surrendered debts (determined as described above) that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the
Holder (unless the Holder elected to include market discount in income as it accrued).

               10.2.4 CONSEQUENCES TO HOLDERS OF EQUITY INTERESTS

          Pursuant to the Plan, each Holder of an Allowed Equity Interest in the
Debtors will retain their Allowed Equity Interest, subject to dilution on account of, among other things, Parent Common Stock issued (i) under the
Management Stock Incentive Plan, (ii) to other Holders of Allowed Claims, or
(iii) to the Asbestos Trust upon exercise of Warrants. Holders of Allowed Equity
Interests will therefore recognize neither gain nor loss with respect to the reorganization. Such Holders will retain their existing tax basis and holding period in their Allowed Equity Interests.

                                      108

                                                                    EXHIBIT 99.1

          10.3 BACKUP WITHHOLDING

          Debtors will withhold any amounts required by law to be withheld from payments of interest and dividends and will comply with all applicable reporting requirements of the IRC.

11.  SECURITIES IMPLICATIONS OF THE PLAN

          11.1 THE ISSUANCE OF SECURITIES PURSUANT TO THE PLAN

          The Debtors will be relying on an exemption from registration under the Securities Act and applicable provisions of applicable state securities or
"blue sky" laws with respect to the issuance of shares of the Parent Common
Stock pursuant to the Plan.

          The Debtors intend to rely upon the exemption from the registration requirements of the Securities Act (and of equivalent state securities or "blue sky" laws) provided by Bankruptcy Code Section 1145(a)(1). Generally, Bankruptcy
Code Section 1145(a)(1) exempts the offer and sale of securities pursuant to a plan of reorganization from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws if the following conditions are satisfied (1) the securities are issued by a debtor (or its affiliate or successor) or plan sponsor under a plan of reorganization, (2) the recipients of the securities hold a claim against, and interest in, or a claim for an administrative expense against, the debtor, and (3) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly" for cash or property. The Debtors believe that the exchange of the Parent Common Stock for
Claims satisfies such requirements.

          The Parent Common Stock issued to Holders of Claims pursuant to the
Plan may be resold by such Entities without restriction unless, as more fully described below, any such Holder is deemed to be an "underwriter" with respect to such securities, as defined in Bankruptcy Code Section 1145(b)(1). Generally,
Bankruptcy Code Section 1145(b)(1) defines an "underwriter" as any party who (1)
purchases a claim against, or equity interest in, the debtor in a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or equity interest, (2) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (3) offers to buy securities issued under a bankruptcy plan from parties receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (4) is an "issuer," as such term is defined in Section 2(11) of the Securities Act.

          The reference contained in Bankruptcy Code Section 1145(b)(1)(D) to
Section 2(11) of the Securities Act would include as "underwriters" all parties who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities.
"Control" (as such term is defined in Rule 405 of Regulation C under the
Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract, or otherwise.
Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor
(and therefore be an underwriter for purposes of Bankruptcy Code Section 1145), particularly if such management position is coupled with the ownership of a significant percentage of the

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                                                                    EXHIBIT 99.1

debtor's (or affiliate's or successor's) voting securities. In addition, the legislative history of Bankruptcy Code Section 1145 suggests that a creditor with at least 10% of the securities of a debtor could be deemed a "control"
person.

          Holders may, under certain circumstances, be able to sell their securities pursuant to the safe harbor resale provisions of Rule 144 under the
Securities Act. Generally, Rule 144 provides that if certain conditions are met
(e.g. one-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), specified persons who (1) resell "restricted securities" or (2)
resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be
"underwriters" as defined in Section 2(11) of the Securities Act. Under paragraph (k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a Holder who is not an affiliate of the Debtors at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (1) the Effective
Date and (2) the date on which such holder acquired his or its securities from an affiliate of the Debtors. The SEC has taken the position in no-action letters that the holding period requirement set forth in Rule 144(d) is not applicable to holders of securities issued pursuant to Bankruptcy Code Section 1145.

          Under Bankruptcy Code Section 1145(a)(4), stockbrokers are required to deliver a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Court) at or before the time of delivery of securities issued under the Plan to their customers for the first 40 days after the Effective
Date. This requirement specifically applies to trading and other aftermarket transactions in such securities.

          The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for information purposes. The Plan
Proponents do not make any representations concerning, and do not provide an opinion or advice with respect to, the securities law and bankruptcy law matter described above. The Plan Proponents encourage each Entity who is to receive
Parent Common Stock pursuant to the Plan to consider carefully and consult with their own legal advisor(s) with respect to such (and any related) matters in view of the uncertainty concerning the availability of exemptions from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws to a recipient of Parent Common Stock, who may be deemed to be an "underwriter" (within the meaning of Bankruptcy Code Section 1145(B)(1)
and/or an "affiliate of" or a person who exercised "control" over Grace under applicable federal and state securities laws.

12.  CONCLUSION AND RECOMMENDATION

          Your vote on the Plan is important. The Plan Proponents strongly recommend that you vote in favor of the Plan.

          The Plan Proponents believe that confirmation and implementation of the Plan is preferable to any of the alternatives described herein because the
Plan will provide the greatest recoveries to Holders of Claims and Equity
Interests. Nonacceptance of the Plan may result in protracted delays, uncertainty, substantial additional administrative costs, a chapter 7 liquidation,

                                      110

                                                                    EXHIBIT 99.1

or the confirmation of another less favorable Chapter 11 plan. These alternatives may not provide for distribution or retention of as much value to
Holders of Allowed Claims and/or Equity Interests as does the Plan. Further, the
Plan Proponents believe that the Plan, as a whole, is in the best interests of all of their Claimants and Holders of Equity Interests. THEREFORE, THE PLAN
PROPONENTS RECOMMEND THAT ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO
VOTE ON THE PLAN SUPPORT CONFIRMATION OF THE PLAN AND VOTE TO ACCEPT THE PLAN.

                                      111

                                                                    EXHIBIT 99.1

Dated: January 13, 2005

                                        Respectfully submitted,

                                        W. R. GRACE & CO., ET AL.
                                        (on behalf of the Debtors and Debtors In
                                        Possession)

                                        By:
                                            ------------------------------------
                                        Name: David B. Siegel
                                        Title: Senior Vice President,
                                               General Counsel &
                                               Chief Restructuring Officer

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